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As filed with the Securities and Exchange Commission on June 2, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Registration Statement
Under
The Securities Act of 1933

DG FASTCHANNEL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7319	94-3140772
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
(972) 581-2000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Scott K. Ginsburg
Chief Executive Officer
750 West John Carpenter Freeway, Suite 700
Irving, TX 75039
(972) 581-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter Latham & Watkins LLP 555 11th Street, N.W., Suite 1000 Washington, DC 20004 (202) 637-2200	Patrick Vogt President and Chief Executive Officer Enliven Marketing Technologies Corporation 205 West 39th Street, 16th Floor New York, NY 10018 (212) 201-0800	Robert S. Reder Alexander M. Kaye Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000

           Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $0.001 par value	4,860,610 shares	N/A	$78,150,978	$3,071

(1)
This Registration Statement relates to the common stock, $0.001 par value, of DG FastChannel, Inc., or DG FastChannel, issuable to holders of common stock, $0.001 par value per share, of Enliven Marketing Technologies Corporation, or Enliven, in DG FastChannel's proposed acquisition by merger of Enliven. The number of shares of common stock of DG FastChannel to be registered pursuant to this Registration Statement is the product of (a) 95,306,071, the estimated maximum number of shares of Enliven common stock that could be exchanged for shares of common stock of DG FastChannel pursuant to the merger described herein, and (b) 0.051, the exchange ratio under the merger agreement described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is (a) the product of (1) $0.82, the average of the high and low sales price of Enliven common stock as reported on the Nasdaq Capital Market on May 23, 2008, and (2) 95,306,071, the estimated maximum number of shares of Enliven common stock to be exchanged pursuant to the merger described herein.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. DG FastChannel, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 2, 2008

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        The boards of directors of DG FastChannel, Inc., or DG FastChannel, and Enliven Marketing Technologies Corporation, or Enliven, have approved a merger agreement that provides for the merger of DG Acquisition Corp. VI., a wholly owned subsidiary of DG FastChannel, with and into Enliven. Following the merger, Enliven will continue as the surviving corporation and a wholly owned subsidiary of DG FastChannel. In the merger, the holders of Enliven common stock will receive shares of DG FastChannel common stock in the amounts described in the accompanying joint proxy statement/prospectus and the holders of DG FastChannel common stock will continue to hold their shares.

        Pursuant to the merger, Enliven stockholders will be entitled to receive 0.051 shares of DG FastChannel common stock for each share of Enliven common stock, which shares are offered pursuant to the accompanying joint proxy statement/prospectus. If the merger is completed, DG FastChannel expects to issue approximately 4.5 million shares of DG FastChannel common stock (which number does not reflect any shares of Enliven common stock issued after the date of this joint proxy statement/prospectus pursuant to the exercise of outstanding stock options or warrants to purchase Enliven common stock), and holders of Enliven common stock immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company and the holders of DG FastChannel common stock immediately prior to the merger will own approximately 80% of the combined company. The exchange ratio will not be adjusted for changes in the market price of DG FastChannel or Enliven common stock. We describe in detail the terms of the merger in the accompanying joint proxy statement/prospectus under the caption "THE MERGER," on page 33 which we urge you to read carefully. The common stock of DG FastChannel is quoted on the Nasdaq Global Market under the symbol "DGIT." The common stock of Enliven is quoted on the Nasdaq Capital Market under the symbol "ENLV."

        Because the value of the DG FastChannel common stock to be issued in the merger will not be known until the time of the merger, whether the holders of outstanding stock options and warrants exercisable for Enliven common stock will choose to exercise them in order to receive DG FastChannel common stock in the merger will not be known until immediately prior to the merger.

        The merger cannot be completed unless Enliven stockholders adopt the merger agreement and approve the merger contemplated by the merger agreement and DG FastChannel stockholders approve the issuance of DG FastChannel common stock in connection with the merger, each at their respective special stockholder meetings. More information about DG FastChannel, Enliven and the merger is contained in the accompanying joint proxy statement/prospectus. We encourage you to read the joint proxy statement/prospectus and to carefully consider the risk factors beginning on page 20 of the accompanying joint proxy statement/prospectus before voting.

        Your vote is very important.    Whether or not you plan to attend your company's special meeting, please take the time to vote your shares. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

Sincerely,
Scott K. Ginsburg Chief Executive Officer and Chairman of the Board DG FastChannel, Inc.	Patrick Vogt President and Chief Executive Officer Enliven Marketing Technologies Corporation

        The accompanying joint proxy statement/prospectus is dated                        , 2008 and is first being mailed to the stockholders of DG FastChannel and Enliven on or about                         , 2008.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about DG FastChannel and Enliven from documents that DG FastChannel and Enliven have filed with the Securities and Exchange Commission and that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain these documents through the Securities and Exchange Commission at www.sec.gov. You can also obtain copies of these documents by requesting them in writing or by telephone from DG FastChannel or Enliven at the appropriate address and telephone number:

DG FastChannel, Inc. Investor Relations 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039 (972) 581-2000	Enliven Marketing Technologies Corporation Investors Relations 205 West 39th Street, 16th Floor New York, New York 10018 (212) 201-0800

        To obtain timely delivery of requested documents prior to the respective special meetings, you must request documents no later than                        , 2008. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, within one business day after your request is received.

        See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 104 of this joint proxy statement/prospectus for more information about, including a listing of, the documents incorporated by reference in this joint proxy statement/prospectus.

        You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2008. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding DG FastChannel and DG Acquisition Corp. VI. has been provided by DG FastChannel, and information contained in this joint proxy statement/prospectus regarding Enliven has been provided by Enliven (other than the financial cash flow projections referred to in the section entitled "Fairness Opinion of Financial Advisor to Enliven" beginning on page 43 of this joint proxy statement/prospectus).

DG FASTCHANNEL, INC.
750 W. JOHN CARPENTER FREEWAY, SUITE 700
IRVING, TEXAS 75039

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2008

To the Stockholders of DG FastChannel, Inc.:

        We will hold a special meeting of the stockholders of DG FastChannel, Inc., a Delaware corporation, on                        , 2008 at 10:00 a.m., local time, at the Wingate Inn, 850 Walnut Hill Lane, Irving, Texas 75038, to consider and vote upon the following matters:

  1.
  A proposal to issue shares of DG FastChannel common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 7, 2008, by and among DG FastChannel, DG Acquisition Corp. VI., a wholly owned subsidiary of DG FastChannel, and Enliven. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

  2.
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of DG FastChannel common stock in the merger; and

  3.
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

        The DG FastChannel board of directors has unanimously adopted and approved the merger agreement and the issuance of DG FastChannel common stock in connection with the merger and recommends that the stockholders vote FOR approval of the issuance of DG FastChannel common stock in connection with the merger.

        The close of business on                        , 2008 has been fixed by the DG FastChannel board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of DG FastChannel common stock at the close of business on the record date may attend and vote at the special meeting. A list of such stockholders will be available for inspection at the principal offices of DG FastChannel, located at 750 W. John Carpenter Freeway, Suite 700, Irving, Texas 75039, during ordinary business hours for the ten-day period prior to the special meeting.

        All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted FOR the approval of the issuance of DG FastChannel common stock in connection with the merger and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the special meeting.

        If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. If you plan to vote via proxy and your shares are held in "street name," please note that your broker will not be permitted to vote on the approval of the issuance of DG FastChannel common stock in connection with the merger unless you provide your broker with instructions on how to vote.

By Order of the Board of Directors,
Omar A. Choucair Chief Financial Officer and Secretary
Irving, Texas , 2008

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
205 WEST 39TH STREET, 16TH FLOOR
NEW YORK, NEW YORK 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2008

To the Stockholders of Enliven Marketing Technologies Corporation:

        We will hold a special meeting of the stockholders of Enliven Marketing Technologies Corporation, a Delaware corporation, on                        , 2008 at                   , local time, at                                                   , New York, New York          , to consider and vote upon the following matters:

  1.
  A proposal to adopt the Agreement and Plan of Merger, dated as of May 7, 2008, by and among DG FastChannel, DG Acquisition Corp. VI., a wholly owned subsidiary of DG FastChannel, and Enliven, and approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

  2.
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  3.
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

        The Enliven board of directors has unanimously adopted and approved the merger agreement and the merger, and recommends that the stockholders vote FOR the adoption of the merger agreement and approval of the merger.

        The close of business on                        , 2008 has been fixed by the Enliven board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of Enliven common stock at the close of business on the record date may attend and vote at the special meeting. A list of such stockholders will be available for inspection at the principal offices of Enliven, located at 205 West 39th Street, 16th Floor, New York, NY 10018, during ordinary business hours for the ten-day period prior to the special meeting.

        All stockholders entitled to vote are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted FOR the adoption of the merger agreement and approval of the merger, for the proposal to adjourn the special meeting to a later date, if necessary, and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the special meeting.

        If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. If you plan to vote via proxy and your shares are held in "street name," please note that your broker will not be permitted to vote on the adoption of the merger agreement, the approval of the merger or the proposal to adjourn the special meeting to a later date, if necessary, or on any other proposal that properly comes before the special meeting unless you provide your broker with instructions on how to vote.

By Order of the Board of Directors,
Patrick Vogt President and Chief Executive Officer
New York, NY , 2008

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What is the proposed transaction?

A:
DG Acquisition Corp. VI., or merger sub, a wholly owned subsidiary of DG FastChannel, Inc. or DG FastChannel, will merge with and into Enliven Marketing Technologies Corporation, or Enliven, and Enliven will continue as a wholly owned subsidiary of DG FastChannel. The holders of Enliven common stock will receive shares of DG FastChannel common stock, so that after the merger, holders of Enliven common stock (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company on a fully diluted basis. Holders of DG FastChannel common stock before the merger will continue to hold their shares following the merger, when they will collectively own approximately 80% of the combined company on a fully diluted basis.

Q:    When do you expect to complete the merger?

A:
We expect to complete the merger as soon as possible following the special meetings of the stockholders of DG FastChannel and Enliven.

Q:    What will Enliven stockholders receive in the merger?

A:
Each share of Enliven common stock issued and outstanding at the time of the merger will be converted into and exchanged for 0.051 shares of DG FastChannel common stock. DG FastChannel expects to issue in the aggregate approximately 4.5 million shares of DG FastChannel common stock in exchange for the shares of Enliven common stock currently outstanding (which number does not reflect any shares of Enliven common stock issued after the date of this joint proxy statement/prospectus pursuant to the exercise of outstanding stock options or warrants to purchase Enliven common stock).

Q:    What will Enliven stockholders receive for fractional shares?

A:
No fractional shares of DG FastChannel common stock will be issued as a result of the merger. Instead, Enliven stockholders will receive cash in lieu of the issuance of any fractional shares. As promptly as practicable following the closing of the merger, DG FastChannel's exchange agent will determine the difference between (a) the number of full shares of DG FastChannel common stock delivered and (b) the aggregate number of full shares of DG FastChannel common stock to be distributed to the Enliven stockholders pursuant to the merger agreement.

  The exchange agent, as agent for such holders, shall sell the excess shares at then prevailing prices on the Nasdaq Global Market. The exchange agent will determine the portion of such net proceeds to which each holder of Enliven common stock is entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Enliven stockholder is entitled (after taking into account all shares of DG FastChannel common stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all Enliven stockholders are entitled. DG FastChannel will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent incurred in connection with such sale or sales of the excess shares. In addition, DG FastChannel will pay the exchange agent's compensation and expenses in connection with such sale or sales.

Q:
Will Enliven stockholders be able to immediately trade the DG FastChannel common stock that they receive in the merger?

A:
Yes. All of the DG FastChannel common stock issued in the merger will be quoted on the Nasdaq Global Market under the symbol "DGIT."

Q:    What do I need to do now?

A:
You should carefully read and consider the information contained in this joint proxy statement/prospectus and decide how you wish to vote your shares. You may wish to consult with your own legal and tax advisors.

Q:    How do I cast my vote?

A:
There are several ways your shares can be represented at your company's special meeting. You can attend the special meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. In order to assure that your vote is obtained, please vote your proxy card even if you currently plan to attend the meeting in person.

If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will obtain a proxy form from the institution that holds their shares.

Q:    Why is my vote important?

A:
If you do not return your proxy card or vote in person at your special meeting, it will be more difficult for DG FastChannel and Enliven to obtain the necessary quorum to hold their special meetings. In addition, if you are an Enliven stockholder, your failure to vote will have the same effect as a vote against the merger agreement and the merger.

Q:
If I am a DG FastChannel and/or Enliven stockholder and my shares are held in a brokerage account, will my broker vote my shares for me?

A:
No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the adoption of the merger agreement, approval of the merger, the issuance of DG FastChannel common stock or any other proposal presented at the special meetings. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker regarding submission of proxies.

Q:    Can I change my vote after I mail my proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at your company's special meeting. You can do this in one of three ways:

•
timely delivery by mail of a valid, subsequently dated proxy;

•
delivery to the Secretary of the company in which you hold shares before or at the applicable stockholders' meeting a written notice that you have revoked your proxy; or

•
if you hold your shares directly, submitting a vote by ballot at the applicable DG FastChannel or Enliven special meeting.

  If you have instructed a street name holder to vote your shares, you must follow the street name holder's directions in order to change those instructions.

Q:    Should stockholders send in their stock certificates at this time?

A:
No. After the merger is completed, DG FastChannel will send Enliven stockholders written instructions for exchanging their stock certificates. DG FastChannel stockholders will keep their existing stock certificates.

Q:    What if I hold stock options exercisable for Enliven common stock?

A:
In the merger, each outstanding option to purchase shares of Enliven common stock, whether or not vested, will be assumed by DG FastChannel and will become an option to purchase shares of DG FastChannel common stock on the same terms and conditions (including vesting) as were applicable to such Enliven stock options prior to the effective time of the merger, except that the number of shares of common stock issuable under, and the exercise price of, such options will be adjusted to reflect the exchange ratio.

Q:    What if I hold warrants exercisable for Enliven common stock?

A:
Pursuant to the merger agreement, DG FastChannel will take all actions necessary to convert each unexpired and unexercised warrant to purchase shares of Enliven common stock into a warrant to purchase shares of DG FastChannel common stock on substantially the same terms and conditions as were applicable to such Enliven warrants prior to the effective time of the merger, except that the number of shares of common stock issuable under, and the exercise price of, such warrants will be adjusted to reflect the exchange ratio.

Q:    Who can help me or answer my questions?

A:
If you have any questions about the merger, including how to complete and return your proxy card, or if you would like additional copies of this joint proxy statement/prospectus, you should contact:

  For DG FastChannel stockholders:

  DG FastChannel, Inc.
  750 W. John Carpenter Freeway, Suite 700
  Irving, Texas 75039
  Attention: Chief Financial Officer
  (972) 581-2000
   investor_relations@dgfastchannel.com

  For Enliven stockholders:

  Enliven Marketing Technologies Corporation
  205 West 39th Street, 16th Floor
  New York, New York 10018
  Attention: Chief Executive Officer
  (212) 201-0800
   ir@enliven.com

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger, you should carefully read the rest of this document and the appendices. Additional, important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus, see "WHERE YOU CAN FIND MORE INFORMATION" on page 104. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

  DG FastChannel, Inc.
  750 W. John Carpenter Freeway, Suite 700
  Irving, Texas 75039
  Telephone: (972) 581-2000
  www.dgfastchannel.com.com

        DG FastChannel is the leading provider of digital technology services that enable the electronic delivery of advertisements, syndicated programs, and video news releases to traditional broadcasters and other media outlets. We operate two nationwide digital networks out of our network operation centers, located in Irving, Texas and Atlanta, Georgia, which link more than 5,000 advertisers, advertising agencies and content owners with more than 21,000 radio, television, cable, network and print publishing destinations electronically throughout the United States and Canada. Through our network operation centers, we deliver video, audio, image and data content that comprise transactions among advertisers, content owners and various media outlets, including those in the broadcast industries. We offer a variety of other ancillary products that serve the advertising industry.

  Enliven Marketing Technologies Corporation
  205 West 39th Street, 16th Floor
  New York, New York 10018
  Telephone: (212) 201-0800
  www.enliven.com

        Enliven is a leading Internet marketing technology company that focuses on using its technology to help companies effectively market their products and services on the Internet. Enliven provides a full suite of digital products, services and consulting through a combination of proprietary visualization technology, and a Premium Rich Media advertising platform for the creation, delivery and reporting of online content. Enliven employs this technology to build powerful customer-facing marketing tools that enable companies to showcase products on the Internet in an interactive, engaging way. Enliven's family of brands include Unicast, the Internet Marketing and Advertising Technology Group, and Springbox, the Creative Digital Marketing Solutions Group.

  DG Acquisition Corp. VI.
  c/o DG FastChannel, Inc.
  750 W. John Carpenter Freeway, Suite 700
  Irving, Texas 75039
  Telephone: (972) 581-2000

        Merger sub, a wholly owned subsidiary of DG FastChannel, is a Delaware corporation formed on May 7, 2008 in connection with the merger. Merger sub currently has de minimis assets and no operations. Pursuant to the merger agreement, merger sub will merge with and into Enliven, with Enliven surviving as a wholly owned subsidiary of DG FastChannel.

The Merger (see page 33)

        In the merger, merger sub, a wholly owned subsidiary of DG FastChannel, will merge with and into Enliven. As a result, merger sub will cease to exist as a separate entity and Enliven will continue as the surviving corporation and a wholly owned subsidiary of DG FastChannel. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference.

What Enliven Stockholders Will Receive in the Merger (See page 73)

        Pursuant to the merger, each outstanding share of Enliven common stock (other than shares held by DG FastChannel, merger sub, in the treasury of Enliven or by a wholly owned subsidiary of Enliven) will be converted into and exchanged for 0.051 shares of DG FastChannel common stock. Such stockholders will be entitled to receive cash for any fractional share of DG FastChannel common stock that they would otherwise receive pursuant to the merger. Shares of Enliven common stock held by DG FastChannel, merger sub, in the treasury of Enliven or by a wholly owned subsidiary of Enliven will be cancelled without conversion and no payment will be made with respect to such shares in connection with the merger. Immediately after the merger, Enliven stockholders immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company while DG FastChannel stockholders immediately prior to the merger will own approximately 80% of the combined company. The percentages of the combined company to be owned by the Enliven and DG FastChannel stockholders were determined as a result of the negotiations described under "THE MERGER—Background of the Merger."

        There are expected to be in the aggregate approximately 4.5 million shares of DG FastChannel common stock issued in connection with the merger (which number does not reflect any shares of Enliven common stock issued after the date of this joint proxy statement/prospectus pursuant to the exercise of outstanding stock options or warrants to purchase Enliven common stock). Because of the large number of shares of Enliven common stock that may be issuable between now and closing upon the exercise of outstanding warrants and stock options, many of which are subject to vesting provisions, it is not possible to determine the number of shares of Enliven common stock that will be outstanding immediately prior to the merger. Furthermore, because the value of the shares of DG FastChannel common stock to be issued in the merger will not be certain until the actual time of the merger, whether or not the holders of warrants and options to acquire shares of Enliven common stock choose to exercise their rights to acquire such shares in order to receive shares of DG FastChannel common stock in the merger will not be ascertainable until the time of the merger.

        Therefore, at the time the Enliven stockholders vote, they will not know the aggregate number of shares of DG FastChannel common stock that they will receive in the merger.

DG FastChannel Special Meeting (See page 91)

        DG FastChannel will hold its special meeting on                        , 2008 at 10:00 a.m., local time, at the Wingate Inn, 850 Walnut Hill Lane, Irving, Texas 75038. At the special meeting, the DG FastChannel board of directors will ask its stockholders to consider and vote upon proposals to issue DG FastChannel common stock pursuant to the merger, a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to establish a quorum, and such other matters that may properly come before the special meeting or any postponements or adjournments of the meeting.

DG FastChannel Record Date; Voting Power (See page 92)

        DG FastChannel stockholders are entitled to one vote per share of common stock held on the record date. Only holders of DG FastChannel common stock at the close of business on                        , 2008 are entitled to receive notice of and to vote at the DG FastChannel special meeting. On that date, there were approximately             holders of record holding                         shares of DG FastChannel common stock outstanding.

DG FastChannel Vote Required (See page 92)

        Provided a quorum is present, the affirmative vote of the holders of record of a majority of the outstanding shares of DG FastChannel common stock present and entitled to vote at the special meeting is required to approve the issuance of DG FastChannel common stock in the merger, the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, and such other matters as may properly come before the special meeting or any postponements or adjournments of the meeting.

        As of                        , 2008 the directors and executive officers of DG FastChannel owned                         shares of common stock entitled to vote, representing            % of the outstanding shares of common stock.

        Scott K. Ginsburg, DG FastChannel's Chairman and Chief Executive Officer and the beneficial owner of approximately            % of the outstanding DG FastChannel common stock, has entered into a voting agreement that obligates him and certain of his affiliates to vote these shares in favor of the issuance of DG FastChannel common stock in the merger, subject to certain circumstances, as outlined in the voting agreement, which is attached to this joint proxy statement/prospectus as Appendix D.

Recommendation to DG FastChannel Stockholders (See page 40)

        The DG FastChannel board of directors believes the merger is advisable and fair and in the best interests of DG FastChannel and its stockholders and recommends that you vote FOR the proposal to approve the issuance of DG FastChannel common stock in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of DG FastChannel common stock in the merger. For a description of the factors considered by the DG FastChannel board of directors in the course of reaching this decision, see "THE MERGER—Recommendation of the Board of Directors of DG FastChannel; DG FastChannel's Reasons for the Merger" on page 40 below.

Enliven's Special Meeting (See page 93)

        Enliven will hold its special meeting at                                                 ,                                                   , on                        , 2008 at                  , local time. At the special meeting, the Enliven board of directors will ask its stockholders to consider and vote upon a proposal to adopt the merger agreement and approve the merger, a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposals to adopt the merger agreement and approve the merger and such other matters as may properly come before the special meeting or any postponements or adjournments of the meeting.

Enliven's Record Date; Voting Power (See page 93)

        Only holders of Enliven common stock at the close of business on                         , 2008 will receive notice of and may vote at the Enliven special meeting of stockholders. On that date, there were holders of record holding                         shares of Enliven common stock outstanding.

Enliven Quorum (See page 93)

        The holders of a majority of the shares of Enliven common stock issued and outstanding and entitled to vote at the Enliven special meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the Enliven special meeting of stockholders.

Enliven Vote Required (See page 94)

        The affirmative vote of the holders of record of a majority of the issued and outstanding shares of Enliven common stock is required to adopt the merger agreement and approve the merger, and the affirmative vote of the holders of record of a majority of the shares of Enliven common stock present and entitled to vote at the special meeting, either in person or by proxy, is required to adopt such other matters that may properly come before the special meeting or any postponements or adjournments of the meeting.

        Directors and executive officers of Enliven and their affiliates own as of the record date    % of the issued and outstanding shares of Enliven common stock entitled to vote.

        In addition, as of                        , 2008, DG FastChannel owned 10,750,000 shares of Enliven common stock representing approximately     % of the issued and outstanding shares of Enliven common stock entitled to vote. Pursuant to the terms of the merger agreement, DG FastChannel has agreed to vote the shares of Enliven common stock that it owns FOR the adoption of the merger agreement and the approval of the merger, subject to certain conditions. These conditions are described in "THE MERGER AGREEMENT—Other Covenants" on page 83 below.

Recommendation to Enliven Stockholders (See page 49)

        The Enliven board of directors believes the merger is advisable and in the best interests of Enliven stockholders and recommends that Enliven stockholders vote FOR the adoption of the merger agreement and approval of the merger. For a description of the factors considered by the Enliven board of directors in the course of reaching this decision, see "THE MERGER—Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger" on page 49 below. When you consider the Enliven board of directors recommendation, you should be aware that the Enliven directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in "THE MERGER—Interests of Executive Officers and Directors in the Merger" on page 60 below.

Interests of Officers and Directors in the Merger (See page 60)

        Some members of DG FastChannel management and the DG FastChannel board of directors have interests in the merger that are different from, or in addition to, the interests of the DG FastChannel stockholders generally. In addition, some members of Enliven management and the Enliven board of directors have interests in the merger that are different from, or in addition to, the interests of the Enliven stockholders generally. Including, without limitation, officers and directors of DG FastChannel and Enliven are entitled to be indemnified for certain liabilities following the merger. The

DG FastChannel board and the Enliven board were each aware of these interests and considered them, among other matters, when they voted to approve and adopt the merger agreement.

Completion of the Merger (See page 86)

        To complete the merger, a number of conditions must be satisfied or waived. These include:

  •
  the SEC must have declared effective the registration statement, of which this joint proxy statement/prospectus is part;

  •
  no governmental entity shall have enacted or entered any statute, injunction or other order which is in effect and prevents consummation of the merger;

  •
  the holders of a majority of the outstanding shares of DG FastChannel present and entitled to vote at the special meeting must have voted to approve the issuance of shares of DG FastChannel common stock to the Enliven stockholders as contemplated by the merger agreement;

  •
  the holders of a majority of the outstanding shares of Enliven common stock must have voted to adopt the merger agreement and approve the merger;

  •
  any applicable waiting periods, including any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, must have expired or been terminated;

  •
  the Nasdaq Global Market must have approved for quotation the shares of DG FastChannel common stock issuable in the merger;

  •
  there shall not have been any court proceeding or other action by any governmental entity or law challenging or preventing the merger;

  •
  each of the parties must have performed each of its covenants and agreements contained in the merger agreement in all material respects, and each of the representations and warranties of the parties contained in the merger agreement will be true and correct, unless failure to do so would not have a material adverse effect; and

  •
  DG FastChannel and Enliven must have obtained all necessary consents, approvals and authorizations required in connection with the merger agreement and the merger.

        DG FastChannel or Enliven, as applicable, may waive the conditions to the completion of the merger to the extent that a waiver is permitted by law.

        Other than the condition regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is part, the conditions regarding stockholder approval, the condition regarding a govermental order preventing consummation of the merger and the condition requiring the expiration or termination of the applicable waiting periods under the HSR Act, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of DG FastChannel or Enliven, as applicable. Neither DG FastChannel nor Enliven will waive any of the conditions to the completion of the merger if its board of directors believes that the condition being waived is material to it or its stockholders, unless a supplement to this joint proxy statement/prospectus is provided to stockholders.

Termination of the Merger Agreement (See page 87)

        The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

  •
  by mutual written consent of Enliven and DG FastChannel;

  •
  by Enliven or DG FastChannel if the merger has not occurred prior to November 7, 2008, unless the merger has not occurred as a result of a breach of the merger agreement by the party seeking termination;

  •
  by Enliven or DG FastChannel if (a) the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders, or (b) the DG FastChannel stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the DG FastChannel stockholders, unless, in either case, such failure results from a breach of the merger agreement by the party seeking termination;

  •
  by Enliven or DG FastChannel if any governmental entity shall have issued a final and nonappealable order or decree restraining, enjoining, or otherwise prohibiting the merger;

  •
  by Enliven or DG FastChannel upon the other party's failure to cure a material adverse effect;

  •
  by Enliven or DG FastChannel upon the other party's failure to cure (a) a breach of any of its covenants or agreements (unless caused by the party or parties seeking termination), or (b) a representation or warranty having become untrue, and in each case, such failure to cure would cause a failure of a closing condition as of the closing date;

  •
  by DG FastChannel if the Enliven board of directors either (a) withdraws or adversely modifies its recommendation of the merger, (b) determines to recommend that the Enliven stockholders approve an acquisition proposal other than that contemplated by the merger agreement, or (c) fails to call the Enliven special meeting to vote on the merger in the manner contemplated by the merger agreement;

  •
  by Enliven if Enliven's board of directors determines prior to the holding of the meeting of the Enliven stockholders to accept a superior proposal; or

  •
  by Enliven if the DG FastChannel board of directors fails to call the DG FastChannel special meeting to vote on the merger in the manner contemplated by the merger agreement or fails to obtain the DG FastChannel stockholder approval at such meeting.

Expenses; Termination Fee (See page 88)

        Under the terms of the merger agreement, Enliven must pay a termination fee of $3,270,465 to DG FastChannel if (A) the merger agreement is terminated because the Enliven board of directors either withdraws or adversely modifies its recommendation of the merger, determines to recommend that the Enliven stockholders approve an acquisition proposal other than that of DG FastChannel contemplated by the merger agreement or fails to call the Enliven special meeting to vote on the merger in the manner contemplated by the merger agreement, (B) the merger agreement is terminated because the Enliven board of directors determines to accept a superior proposal, or (C) the merger agreement is terminated because the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders, and within 12 months following such termination an acquisition of Enliven is consummated, or Enliven enters into an agreement providing for such an acquisition, subject to set off of any expenses previously paid to DG FastChannel.

        In addition, upon the termination of the merger agreement due to certain specified circumstances, one party to the merger agreement is required to pay the other party's fees and expenses up to $300,000 (subject, in the case of Enliven's obligation, to offset in the event a termination fee is also paid to DG FastChannel).

Fees and Expenses (See page 88)

        Except in the event of a termination as described above, each party will pay the costs, expenses and fees incurred by the party in connection with the merger, except that DG FastChannel will pay all expenses related to the registration statement of which this joint proxy statement/prospectus is part.

Accounting Treatment (See page 63)

        The combined company will account for the merger under the "purchase" method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP. See "COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

Fairness Opinions of Financial Advisors (See page 43 and page 52)

        In connection with the merger, BMO Capital Markets Corp., or BMO Capital Markets, rendered a written opinion to the DG FastChannel board of directors that, as of May 7, 2008 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.051 of a share of DG FastChannel common stock for each share of Enliven common stock to be paid by DG FastChannel under the merger agreement was fair, from a financial point of view, to DG FastChannel. BMO Capital Markets' opinion is based upon and subject to the factors and assumptions set forth therein and appears as Appendix B to this joint proxy statement/prospectus. We urge you to read this opinion carefully and in its entirety.

        BMO Capital Markets' opinion is directed to the board of directors of DG FastChannel and does not constitute a recommendation to any stockholder as to how that stockholder should vote on, or take any other action with respect to, the merger. DG FastChannel has paid BMO Capital Markets a customary fee for its financial advisory services, none of which is contingent on completion of the merger.

        Enliven's financial advisor, Needham & Company, LLC, or Needham, has rendered a written opinion to Enliven that, as of May 7, 2008, the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the holders of Enliven common stock (other than DG FastChannel and its affiliates, as to which Needham expressed no opinion). This opinion is subject to the qualifications and limitations referred to in the opinion. This opinion is based upon and subject to the assumptions and other matters described in such written opinion, set forth therein and appears as Appendix C to this joint proxy statement/prospectus. We urge you to read this opinion carefully and in its entirety.

        Needham's opinion is directed to the board of directors of Enliven and does not constitute a recommendation to any stockholder as to how that stockholder should vote on, or take any other action with respect to, the merger.

Material United States Federal Income Tax Consequences of the Merger (See page 65)

        DG FastChannel stockholders, DG FastChannel and merger sub.    DG FastChannel stockholders will not receive anything upon consummation of the merger and will not recognize any gain or loss for United States federal income tax purposes as a result of the consummation of the merger. DG FastChannel and merger sub will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the merger.

        Enliven stockholders and Enliven warrantholders.    The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Enliven stockholders participating in the merger will not recognize gain or loss for U.S. federal income tax purposes with respect to DG FastChannel common stock received in the merger, except for gain or loss resulting from cash that Enliven stockholders receive in lieu of a fractional share of DG FastChannel common stock. Holders of warrants to purchase shares of Enliven common stock will not recognize gain or loss on the conversion of those warrants to purchase shares of Enliven common stock into warrants to purchase shares of DG FastChannel common stock. Enliven stockholders should review the opinion filed as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus is part.

        Tax matters are very complicated and the tax consequences of the merger to a particular Enliven stockholder will depend on the facts of the stockholder's own situation. Each stockholder should carefully read the full discussion of "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and consult his or her own tax advisor for a full understanding of the tax consequences to him or her.

Dissenters' Rights (See page 65)

        Neither DG FastChannel stockholders nor Enliven stockholders are entitled to dissenters' rights of appraisal for their shares under Delaware law in connection with the merger.

Regulatory Approvals (See page 63)

        DG FastChannel and Enliven are required to make filings or to obtain approvals or clearances from antitrust regulatory authorities in the U.S. to consummate the merger. DG FastChannel must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Global Market in connection with the issuance of shares of DG FastChannel common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC. Enliven must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the merger and the filing of this joint proxy statement/prospectus with the SEC.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of DG FastChannel and/or Enliven, whose assumptions are based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of DG FastChannel and Enliven set forth under:

        "SUMMARY," "RISK FACTORS," "SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA FINANCIAL DATA," "THE MERGER—Background of the Merger," "THE MERGER—Recommendation of the Board of Directors of DG FastChannel; DG FastChannel's Reasons for the Merger," "THE MERGER—Recommendation of the Enliven Board of Directors; Enliven's Reasons for the Merger," "THE MERGER—Fairness Opinion of Financial Advisor to DG FastChannel," "THE MERGER—Fairness Opinion of Financial Advisor to Enliven," and "COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The actual results of the combined company after the merger may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of DG FastChannel or Enliven to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "RISK FACTORS" beginning on page 20.

        The list of factors discussed under "RISK FACTORS" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

DG FastChannel Selected Historical Financial Data

        The financial data set forth below was derived from the audited consolidated financial statements of DG FastChannel and should be read in conjunction with the consolidated financial statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein. The data below includes the results of acquired operations from the respective dates of closing as detailed below:

Acquired Operations Date of Closing
Applied Graphics Technologies, Inc. ("AGT")	June 1, 2004
SourceEcreative, Inc. ("SourceEcreative")	August 31, 2004
Media DVX, Inc. ("MDX")	April 15, 2005
FastChannel Network, Inc. ("FastChannel")	May 31, 2006
Pathfire, Inc. ("Pathfire")	June 4, 2007
Point.360 ("Point 360")	August 13, 2007
GTN, Inc. ("GTN")	August 31, 2007

        See Note 3 to DG FastChannel's consolidated financial statements for further information on acquisitions. As a result of DG FastChannel's decision to sell the assets of StarGuide Digital Networks, Inc., or StarGuide, and Corporate Computer Systems, Inc., or CCS, their operating results for all periods presented have been reflected in discontinued operations in DG FastChannel's consolidated financial statements and the selected financial data below. See Note 5 to DG FastChannel's consolidated financial statements for further information on dispositions.

        The following selected historical financial data should be read in conjunction with DG FastChannel's consolidated financial statements and related notes and "DG FastChannel's Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. The consolidated statement of operations data for the year ended December 31, 2007 and the consolidated balance sheet data at December 31, 2007 are derived from the consolidated financial statements of DG FastChannel, which were audited by Ernst & Young, LLP, independent registered public accounting firm. The consolidated statement of operations data for the years ended December 31, 2006, 2005, 2004, and 2003 and the consolidated balance sheet data at December 31,

2006, 2005, 2004, and 2003 are derived from the consolidated financial statements of DG FastChannel, which were audited by KPMG LLP, independent registered public accounting firm.

		For the Years Ended December 31,
	Three Months Ended March 31, 2008
		2007	2006	2005	2004	2003
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenues	$29,217	$97,687	$68,667	$51,824	$53,570	$47,928
Costs and operating expenses excluding depreciation and amortization	18,790	65,770	49,803	45,227	42,101	34,767
Depreciation and amortization	3,291	12,865	8,563	6,348	5,143	5,685

Income from operations	7,136	19,052	10,301	249	6,326	7,476
Other (income) expense:
Unrealized (gain) loss on derivative warrant investment	1,093	(1,707)	—	—	—	—
Reduction in fair value of long-term investment	—	—	4,758	—	—	—
Interest expense and other, net	763	2,388	2,786	2,990	1,284	211

Income (loss) before income taxes from continuing operations	5,280	18,371	2,757	(2,741)	5,042	7,265
Provision (benefit) for income taxes	2,113	7,501	2,378	(768)	(4,995)	63

Income (loss) from continuing operations	3,167	10,870	379	(1,973)	10,037	7,202
Income (loss) from discontinued operations	—	(457)	(1,028)	883	(6,833)	(3,003)

Net income (loss)	$3,167	$10,413	$(649)	$(1,090)	$3,204	$4,199

Basic income (loss) per share:
Continuing operations	$0.18	$0.65	$0.04	$(0.27)	$1.38	$1.01
Discontinued operations	—	(0.02)	(0.10)	0.12	(0.94)	(0.42)

Total	$0.18	$0.63	$(0.06)	$(0.15)	$0.44	$0.59

Diluted income (loss) per share:
Continuing operations	$0.17	$0.64	$0.04	$(0.27)	$1.37	$0.96
Discontinued operations	—	(0.03)	(0.10)	0.12	(0.93)	(0.40)

Total	$0.17	$0.61	$(0.06)	$(0.15)	$0.44	$0.56

Weighted average shares outstanding:
Basic	17,909	16,631	10,568	7,378	7,277	7,137
Diluted	18,412	17,096	10,568	7,378	7,330	7,489
		December 31,
	March 31, 2008	2007	2006	2005	2004	2003
Balance Sheet Data (Continuing Operations):
Cash and cash equivalents	$34,054	$10,101	$24,474	$1,886	$8,059	$7,236
Working capital	36,003	25,120	25,106	1,722	9,054	9,206
Property and equipment, net	27,170	27,466	18,074	15,951	13,640	10,455
Total assets	270,426	252,495	172,997	110,065	102,027	78,357
Long-term debt, net of current portion	51,350	44,325	15,650	20,834	8,447	2,400
Net assets of discontinued operations	—	—	2,441	3,242	1,928	7,097
Stockholders' equity	192,563	192,129	141,886	80,207	79,432	75,474

Enliven Selected Historical Financial Data

        The following selected historical financial data should be read in conjunction with Enliven's consolidated financial statements and related notes and "Enliven's Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. The consolidated statement of operations data for the years ended December 31, 2007, 2006, 2005, 2004, and 2003 and the consolidated balance sheet data at December 31, 2007, 2006, 2005, 2004, and 2003 are derived from the consolidated financial statements of Enliven, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

		For the Years Ended December 31,
	Three Months Ended March 31, 2008
		2007	2006	2005	2004	2003
	(in thousands, except per share amounts)
Statements of Operations Data
Revenues:
Advertising systems(1)	$1,377	$8,811	$7,252	$5,448	$305	$—
Search(2)	958	6,082	6,307	9,424	2,698	—
Services	2,069	3,808	3,470	5,269	4,822	4,291
Related party services(3)	—	—	—	1,057	2,468	5,226
Licenses	—	30	148	608	704	2,283
Related party licenses(3)	—	—	—	3,490	3,535	1,729

Total revenues	4,404	18,731	17,177	25,296	14,532	13,529

Cost of Revenues:
Advertising systems	730	5,708	4,176	3,721	132	—
Search	28	128	154	173	45	—
Services	1,801	3,229	2,337	3,658	3,270	6,182
Licenses	—	3	8	12	6	97

Total cost of revenues	2,559	9,068	6,675	7,564	3,453	6,279

Gross profit	1,845	9,663	10,502	17,732	11,079	7,250

Operating expenses:
Sales and marketing	938	4,658	5,892	5,115	3,732	8,723
Research and development	868	3,265	3,919	4,479	3,432	4,209
General and administrative	2,849	9,291	8,466	10,054	7,220	11,549
Depreciation	119	672	466	645	657	1,137
Amortization of intangible assets(4)	952	1,388	570	491	17	10
Restructuring charges	—	—	92	—	(106)	2,023
Impairment of goodwill(5)	—	—	10,655	7,778	—	—

Total operating expenses	5,726	19,274	30,060	28,562	14,952	27,651

Loss from operations	(3,881)	(9,611)	(19,558)	(10,830)	(3,873)	(20,401)
Other income (expense):
Interest and other income, net	39	264	332	131	60	254
Interest expense(6)	(208)	(807)	(926)	(1,178)	(936)	(958)
Changes in fair values of warrants to purchase common stock and conversion options of convertible notes(6)	4,055	(3,318)	515	1,204	(4,180)	1,209
Loss on conversion of debt	—	—	—	—	(810)	—
Loss on early extinguishment(6)	—	—	—	—	—	(1,682)

Other income (expense)	3,886	(3,861)	(79)	157	(5,866)	(1,177)

Loss before provision for income taxes	5	(13,472)	(19,637)	(10,673)	(9,739)	(21,578)
Provision for income taxes	12	52	78	64	90	81

Net loss from continuing operations	(7)	(13,524)	(19,715)	(10,737)	(9,829)	(21,659)
Adjustment to net loss on disposal of discontinued operations	—	—	—	145	129	157

Net loss	(7)	(13,524)	(19,715)	(10,592)	(9,700)	(21,502)

Basic and diluted net loss per common share:
Net loss per common share from continuing operations	$(0.00)	$(0.17)	$(0.30)	$(0.18)	$(0.18)	$(0.47)
Net income (loss) per common share from discontinued operations	—	—	—	—	—	—

Net loss per common share	$(0.00)	$(0.17)	$(0.30)	$(0.18)	$(0.18)	$(0.47)

Weighted average number of shares outstanding—basic and diluted	99,079	80,779	66,610	58,631	52,955	45,280

		December 31,
	March 31, 2008	2007	2006	2005	2004	2003
	(in thousands)
Balance Sheet Data
Cash, cash equivalents and marketable securities(4)(6)(7)	$2,247	$7,240	$4,267	$9,111	$8,662	$9,488
Working capital(4)(6)(7)	5,483	8,640	4,551	8,697	4,416	3,324
Total assets(4)(5)(6)(7)	36,178	42,201	27,687	45,136	45,273	45,743
Convertible notes, subordinated notes and warrants(4)(6)(7)	9,416	13,418	4,853	5,468	3,674	4,748
Stockholders' equity(4)(5)(6)(7)	20,004	19,627	19,695	34,882	33,958	27,467

(1)
In 2004, Enliven began to offer an online advertising delivery service. On December 1, 2004, Enliven entered into an agreement to acquire all of the outstanding capital stock of Unicast Communications Corp. ("Unicast"), an online ad delivery company. Enliven charges customers on a cost per thousand ("CPM") impression basis, and recognizes revenue when the impressions are served, so long as all other revenue recognition criteria are satisfied. See Note 3 to the financial statements of Enliven's 2007 Form 10-K.

(2)
In March 2004 Enliven entered the Internet search business, by launching the Viewpoint Toolbar. Search revenue is generated when a customer uses the Viewpoint Toolbar to search the Internet, and clicks on a sponsored advertisement included in the search results. The Viewpoint Toolbar's search results are provided by Yahoo!, who collects a fee from the advertiser and remits a percentage of the fee to Enliven. Revenue generated is a function of the number of Viewpoint Toolbars performing searches, the number of searches that are sponsored by advertisers, the number of advertisements that are clicked on by Viewpoint Toolbar searchers, the rate advertisers pay for those advertisements, and the percentage retained by Yahoo! for providing the results.

(3)
In 2003, Enliven entered into an amended license agreement with AOL which provides for payments by AOL of $10.0 million which were all received during the fourth quarter of 2003. The agreement contained multiple elements consisting of a perpetual broadcast license, a perpetual source code license, quarterly updates to the source code through December 2005, and maintenance and consulting services. Enliven recognized the fee ratably as license and services revenue, through December 31, 2005, which represents the duration of Enliven's obligation for post-contract customer support of the source code element including quarterly upgrades and maintenance requirements.

(4)
On October 18, 2007, Enliven entered into a purchase agreement to acquire all of the outstanding partnership interests of Springbox, Ltd., an interactive marketing firm located in Austin, Texas, with digital web marketing and creative solutions. The transaction closed on October 31, 2007, and Enliven assumed ownership of Springbox as a wholly owned subsidiary at that date and the operating results of Springbox are included in the consolidated operating results of Enliven for the two months ended December 31, 2007. The aggregate purchase price for the acquisition was approximately $5.5 million. On March 12, 2007, Enliven entered into a Purchase Agreement to acquire all of the outstanding partnership interests of Makos Advertising, L.P., an Austin, Texas based full service creative agency that specializes in broadcast and video advertising, branding and graphic design. The operating results of Makos are included in the consolidated operating results of Enliven from May 1, 2007 to December 31, 2007. In exchange for all of the outstanding partnership interests of Makos, Enliven issued an aggregate of 0.7 million shares of Enliven common stock to the partners of Makos and paid $0.6 million in cash. The total purchase price was approximately $0.9 million.

(5)
In December 2005, Enliven determined that, based upon a decline in operating performance during the fourth quarter of 2005, that the Services segment had experienced an impairment of its allocated goodwill. Enliven recorded an impairment expense of $7.8 million. In the third quarter of 2006, based on a further decline in the operating performance, Enliven determined that the Services segment experienced another impairment of its allocated goodwill. Enliven recorded an additional impairment expense of $10.7 million. Also refer to financial statement footnote 7 of Enliven's 2007 Form 10-K.

(6)
Enliven issued convertible notes with a principal balance of $7.0 million on December 31, 2002, then subsequently redeemed $3.3 million of the notes at par, exchanged $1.0 million of the notes for common stock and exchanged $2.7 million of the notes for new notes on March 25, 2003. Additionally, Enliven issued $3.5 million of subordinated notes on March 26, 2003. The $6.2 million aggregate principal balances of the convertible and subordinated notes were at an interest rate of 4.95% per annum. The $2.7 million of convertible notes were converted in 2004 into 2.6 million shares of Enliven's common stock. Enliven paid down $0.4 million of the subordinated notes in March 2006 and extended the maturity period of the remaining $3.1 million from March 2006 to March 2008. In March 2008, Enliven and the noteholder amended the note a second time, extending the maturity date to September 30, 2009, and revised certain covenants.

(7)
Enliven entered into a Securities Purchase Agreement with certain accredited investors, dated as of October 18, 2007, pursuant to which Enliven issued 15.7 million shares of its common stock in a private placement to such accredited investors at a purchase price of $0.70 per share. The investors in the transaction also received warrants to purchase an additional 4.7 million shares of common stock at an exercise price of $0.84 per share (subject to certain adjustments). Aggregate proceeds received by Enliven in connection with issuing the shares of common stock and warrants totaled approximately $11 million. In addition, pursuant to this private placement we issued warrants to the placement agent as compensation to purchase 0.3 million shares of common stock at an exercise price of $0.84 per share with a term of five years, and paid $0.7 million in issuance costs. The aggregate value of warrants to purchase the 0.3 million shares of common stock amounted to $0.2 million. (The 4.7 million warrants issued to accredited investors combined with the 0.3 million warrants issued to the placement agent are collectively referred to as "October 2007 Warrants"). The October 2007 Warrants are not exercisable for six months following issuance and have an aggregate term of five and one-half years. Enliven entered into a Securities Purchase Agreement with certain accredited investors, dated as of May 4, 2007, under which Enliven issued 13.3 million shares of Enliven's common stock in a private placement to such accredited investors at a purchase price of $0.40 per share (DG FastChannel purchased 10.8 million shares). The investors in the transaction also received warrants ("May 2007 Warrants") to purchase an additional 3.3 million shares of common stock at an exercise price of $0.45 per share (subject to certain adjustments). Aggregate proceeds received by Enliven in connection with issuing the shares of common stock and the warrants totaled approximately $5.3 million. The warrants are not exercisable for six months following issuance and have an aggregate term of three and one-half years.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data

        The following selected unaudited pro forma condensed consolidated financial data was prepared using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet data assumes the merger took place on March 31, 2008 and combines the DG FastChannel historical balance sheet at March 31, 2008 with Enliven's historical balance sheet at March 31, 2008 as adjusted to reflect the preliminary estimates of fair value of the acquired assets and liabilities of Enliven. The unaudited pro forma condensed combined statement of income data for the year ended December 31, 2007 gives effect to the merger as if it had occurred on January 1, 2007 and combines DG FastChannel's historical statement of operations for the year ended December 31, 2007 with Enliven's historical statement of income for the year ended December 31, 2007, as adjusted to reflect preliminary estimates of the impact of purchase accounting, a January 1, 2007 merger date, and removal of amounts related to discontinued operations.

        The unaudited pro forma condensed combined statement of income data for the three months ended March 31, 2008 gives effect to the merger as if it had occurred on January 1, 2007 and combines DG FastChannel's historical statement of operations for the three months ended March 31, 2008 with Enliven's historical statement of income for the three months ended March 31, 2008, as adjusted to reflect the impacts of purchase accounting, a January 1, 2007 merger date, and removal of amounts related to discontinued operations.

        The selected unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity or members of a consolidated group during the respective period. The selected unaudited pro forma condensed consolidated financial data for the year ended December 31, 2007 are derived from the unaudited pro forma condensed consolidated financial statements at page 68 of this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See "COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Unaudited Pro Forma Condensed Combined Statement of Income Data:
Revenue	33,621	116,418
Income from continuing operations	1,260	1,799
Income from continuing operations per share:
Basic	$0.06	$0.09
Diluted	$0.05	$0.08
Weighted average number of shares used in computing income per share:
Basic	22,414	21,136
Diluted	22,917	21,601
	As of March 31, 2008
Unaudited Pro Forma Condensed Combined Balance Sheet
Cash, cash equivalents and short-term investments	34,005
Working capital	39,588
Total assets	367,305
Long-term liabilities	67,333
Stockholders' equity	269,648

MARKET PRICE INFORMATION

        DG FastChannel common stock is listed on the Nasdaq Global Market and Enliven common stock is listed on the Nasdaq Capital Market. DG FastChannel's and Enliven's ticker symbols are "DGIT" and "ENLV," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing prices of shares of DG FastChannel and Enliven common stock as reported on the Nasdaq Global Market and Nasdaq Capital Market, respectively.

        During the periods covered by the following table, neither DG FastChannel nor Enliven paid dividends.

	DG FastChannel Common Stock		Enliven Common Stock
	High	Low	High	Low
Fiscal Year 2006
First quarter	$7.40	$5.20	$1.38	$1.00
Second quarter	$7.80	$4.65	$1.90	$1.22
Third quarter	$10.64	$5.50	$1.69	$1.11
Fourth quarter	$13.53	$10.81	$1.20	$0.63
Fiscal Year 2007
First quarter	$16.63	$12.79	$0.77	$0.44
Second quarter	$22.22	$15.96	$1.21	$0.33
Third quarter	$24.45	$17.32	$1.09	$0.71
Fourth quarter	$25.91	$17.09	$1.21	$0.66
Fiscal Year 2008
First quarter	$25.29	$17.71	$1.30	$0.73
Second quarter (through May 29, 2008)	$20.54	$16.65	$0.91	$0.60

        The prices shown are adjusted to give effect for DG FastChannel's 1-for-10 share reverse split on May 26, 2006.

        The following table sets forth the purchases by DG FastChannel of its own common stock during the period January 1, 2005 to December 31, 2005. No purchases were made during 2007 or 2006. All purchases shown below were made on the open market during the time periods specified.

	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans(1)	Maximum Dollar Value of Shares that May Yet be Purchased under the Plan
January 1, 2005 to December 31, 2005	10,800	$14.60	56,371	$2,747,827

(1)
The authorization by the DG FastChannel board of directors to repurchase of up to $3.5 million of its common stock was announced to the public via a press release, a copy of which was included in a filing on Form 8-K on November 30, 2004. No expiration date was specified.

        As of February 29, 2008, DG FastChannel had issued and outstanding shares of its common stock of 17,973,014 and 17,916,644, respectively. As of February 29, 2008, DG FastChannel's common stock was held by approximately 158 stockholders of record. DG FastChannel estimates that there are approximately 6,500 beneficial stockholders.

        Neither DG FastChannel nor Enliven has ever declared or paid cash dividends on its capital stock. DG FastChannel currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

RECENT CLOSING PRICES

        The following table sets forth the closing prices per share of DG FastChannel common stock and Enliven common stock as reported on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, on May 7, 2008, the last full trading day prior to the announcement of the entry into the merger agreement, and May 30, 2008, the most recent practicable date prior to the mailing of this prospectus to Enliven's stockholders.

        The following table also sets forth the equivalent price per share of Enliven common stock reflecting the value of the DG FastChannel common stock that Enliven stockholders would receive in exchange for each share of Enliven common stock if the merger was completed on these two dates.

Date	DG FastChannel Common Stock	Enliven Common Stock	Equivalent Per Share Price of Enliven Common Stock with Exchange Ratio of 0.051
May 7, 2008	$18.49	$0.71	$0.94
May 30, 2008	$19.64	$0.95	$1.00

        The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the merger, and Enliven stockholders are urged to obtain current stock price quotations for DG FastChannel common stock and Enliven common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote. See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 104.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain aggregate information with respect to all of DG FastChannel's equity compensation plans in effect as of December 31, 2007.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Common stock options approved by security holders	502,402	$12.94	1,037,000
Common stock warrants approved by security holders	660,491	$10.00	—

Total	1,162,893	$11.27	1,037,000

RISK FACTORS

        The proposed merger of DG FastChannel and Enliven involves a high degree of risk, and there can be no assurance that the combined company will be successful. In addition, by voting in favor of adoption of the merger agreement and approval of the merger at the Enliven special meeting, Enliven stockholders will be choosing to invest in DG FastChannel common stock. An investment in DG FastChannel common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, Enliven stockholders should carefully consider the following risk factors in deciding whether to vote in favor of adoption of the merger agreement and approval of the merger, and DG FastChannel stockholders should carefully consider the following risk factors in deciding whether to vote in favor of the issuance of shares of DG FastChannel common stock in the merger. In addition, you should also read and consider the risks associated with each of the businesses of DG FastChannel and Enliven because these risks will also relate to the combined company. Certain of these risks can be found in the documents incorporated by reference to this joint proxy statement/prospectus. DG FastChannel stockholders and Enliven stockholders should keep these risk factors in mind when they read forward-looking statements. See "FORWARD-LOOKING STATEMENTS" on page 12. If any of the following risks actually occurs, or other risks which are currently deemed immaterial become relevant, the combined company's business, financial condition and results of operations would suffer. In that case the market price of the combined company's common stock would likely decline.

Risks Relating to the Merger

DG FastChannel's stock price is volatile and the value of the DG FastChannel common stock to be issued in the merger will depend on its market price at the time of the merger; no adjustment in the exchange ratio will be made as a result of changes in the market price of DG FastChannel common stock prior to the merger.

        At the closing of the merger, each share of Enliven common stock will be exchanged for shares of DG FastChannel common stock, using an exchange ratio of 0.051 share of DG FastChannel common stock for each share of Enliven common stock, as more particularly described herein. The exchange ratio will not be adjusted for changes in the market price of DG FastChannel or Enliven common stock. Consequently, the specific dollar value of DG FastChannel common stock that Enliven stockholders will receive upon the completion of the merger will depend on the market value of DG FastChannel common stock at that time and may vary from the date that any stockholder votes to approve the merger. You are urged to obtain recent market quotations for DG FastChannel common stock. Neither DG FastChannel nor Enliven can predict or give any assurances as to the market price of DG FastChannel common stock at any time before or after the merger.

There can be no assurance that the business operations and personnel of DG FastChannel and Enliven can be successfully integrated on a timely basis, if at all. In the event that the expected synergies from the merger are not realized on a timely basis, the business and results of operations of the combined company could be materially and adversely affected.

        Integrating the operations and personnel of DG FastChannel and Enliven will be a complex process. There can be no assurance that the integration will be completed on a timely basis, or that the anticipated benefits of the merger can be achieved. The respective boards of directors of DG FastChannel and Enliven approved the merger based, in part, upon the expectation that the merger would produce synergies and other benefits that would result in a more valuable combined business. The integration process will be expensive and time consuming and will divert the attention of senior management. Any unexpected difficulties in implementing the integration could cause a serious disruption in the ongoing business affairs of the combined company. Further, the process of combining DG FastChannel and Enliven could negatively affect employee morale and the ability of the combined company to retain key employees after the merger.

DG FastChannel stockholders will have a reduced ownership and voting interest of the combined company and will exercise less influence over matters requiring stockholder approval with respect to the combined company. In addition, if the value of Enliven, together with any synergies to be achieved from its combination with DG FastChannel, is less than the value of the stock to be issued in connection with the merger, the price of DG FastChannel common stock could decrease.

        After the merger's completion, DG FastChannel stockholders will own a smaller percentage of the combined company than they currently own of DG FastChannel. Following completion of the merger, DG FastChannel stockholders will own approximately 80% of the combined company. Consequently, DG FastChannel stockholders will have less influence over the matters requiring stockholder approval with respect to the combined company than they currently have over such matters with respect to DG FastChannel.

        It is possible that the price of the common stock of the combined company will decrease following consummation of the merger. To the extent that the price of the common stock declines as a result of the belief that the value of the stock to be issued in connection with the merger is greater than the value of Enliven, together with any synergies to be achieved from its combination with DG FastChannel, the merger could have a dilutive effect on the value of the common stock held by DG FastChannel stockholders.

Enliven stockholders will have a reduced ownership and voting interest of the combined company and will exercise less influence over matters requiring stockholder approval with respect to the combined company. In addition, if the value of DG FastChannel, together with any synergies to be achieved from its combination with Enliven, is less than the value of the stock to be issued in connection with the merger, the price of DG FastChannel common stock could decrease.

        After the merger's completion, Enliven stockholders will own a smaller percentage of the combined company than they currently own of Enliven. Following completion of the merger, Enliven stockholders (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company. Consequently, Enliven stockholders will have less influence over the matters requiring stockholder approval with respect to the combined company than they currently have over such matters with respect to Enliven.

        It is possible that the price of the common stock of the combined company will decrease following consummation of the merger, as a result of the belief that the value of the stock to be issued in connection with the merger is greater than the value of Enliven, together with any synergies to be achieved from its combination with DG FastChannel.

If DG FastChannel issues additional shares of common stock before consummation of the merger, your ownership of and voting interest in DG FastChannel will be reduced and the price of DG FastChannel's common stock may decrease.

        The merger agreement permits DG FastChannel, in its discretion, prior to consummation of the merger, to issue up to 3,000,000 shares of DG FastChannel common stock, without discount to the market price of its common stock, pursuant to its registration statement on Form S-3 (Registration No. 333-146728). See "THE MERGER AGREEMENT—Covenants Relating to Conduct of Business" beginning on page 77 of this joint proxy statement/prospectus.

        If DG FastChannel determines to issue additional shares of common stock prior to the merger, the issuance would cause the DG FastChannel stockholders, and the Enliven stockholders who will receive DG FastChannel common stock in connection with the merger, to own a smaller percentage of the combined company after the merger than if DG FastChannel did not issue such additional shares. Issuance of 3,000,000 shares of DG FastChannel common stock represents approximately 13% of the currently issued and outstanding shares of DG FastChannel common stock. In addition, the issuance of such additional shares of common stock could result in a reduction in the trading price of DG FastChannel's common stock.

In connection with the merger, the combined company will incur significant transaction costs, as well as significant consolidation and integration expenses that cannot be accurately estimated at this time, either of which may negatively affect the combined company's financial condition and operating results.

        The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations of the combined company as well as costs associated with technology integration for products and services, terminating existing office leases and the loss of benefits of certain favorable office leases. It is expected that the combined company will charge consolidation and integration expenses to operations in fiscal years 2008 and 2009. DG FastChannel and Enliven have estimated a range of an aggregate of approximately $6 to $7 million of transaction costs and approximately $1 million of consolidation and integration costs. Actual transaction costs may substantially exceed our estimates and may have an adverse effect on the combined company's financial condition and operating results.

The announcement and pendency of the merger could cause disruptions in the businesses of DG FastChannel and Enliven, which could have an adverse effect on their respective businesses and financial results.

        DG FastChannel and Enliven have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees, customers and distributors may have an adverse effect on DG FastChannel and Enliven. These uncertainties may impair DG FastChannel's and Enliven's ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses. DG FastChannel and Enliven may be obligated to consummate the merger in spite of the adverse effects resulting from the disruption of DG FastChannel's and Enliven's ongoing businesses. Furthermore, this disruption could adversely affect the combined company's ability to maintain relationships with customers, distributors, suppliers and employees after the merger or to achieve the anticipated benefits of the merger. Each of these events could adversely affect DG FastChannel and Enliven in the near term and in the event the merger is not completed.

General customer uncertainty related to the merger could harm DG FastChannel and Enliven.

        DG FastChannel's and Enliven's customers may, in response to the announcement of the proposed merger, or due to concerns about the completion of the proposed merger, delay or defer purchasing decisions. Alternatively, customers may purchase a competitor's product or services because of such uncertainty. Further, customer concerns about changes or delays in DG FastChannel's or Enliven's product and service roadmap may negatively affect customer purchasing decisions. Customers could also be reluctant to purchase the products and services of Enliven or DG FastChannel due to uncertainty about the direction or reliability of their technology, products and services, and willingness to support and service existing products which may be discontinued. In addition, customers, distributors, resellers, licensors and others may also seek to change existing agreements with Enliven or DG FastChannel as a result of the proposed merger or not support or promote Enliven's or DG FastChannel's technology, products and services due to uncertainty created by the proposed merger. If DG FastChannel's or Enliven's customers delay or defer purchasing decisions, or choose to purchase from a competitor, the revenues of DG FastChannel and Enliven, respectively, could materially decline or any anticipated increases in revenue could be lower than expected.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of DG FastChannel and Enliven.

        Completion of the merger is subject to a number of closing conditions, including obtaining requisite regulatory and stockholder approvals, and Enliven and DG FastChannel may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, the price of Enliven and DG FastChannel common stock may decline. If the merger is not completed, the ongoing business of DG FastChannel and Enliven may be adversely affected and, without realizing any of the benefits of having completed the merger, DG FastChannel and Enliven will be subject to a number of risks, including the following:

  •
  Enliven may be required to pay a termination fee of approximately $3.27 million if the merger is terminated under certain circumstances, as described in the merger agreement;

  •
  DG FastChannel and Enliven will be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees whether or not the merger is completed; and

  •
  matters relating to the merger (including integration planning) may require substantial commitments of time and resources by DG FastChannel and Enliven management, which could otherwise have been devoted to other opportunities that may have been beneficial to DG FastChannel and Enliven, as the case may be.

        DG FastChannel and Enliven could also be subject to litigation related to any failure to complete the merger. If the merger is not completed, these risks may materialize and may adversely affect DG FastChannel's and Enliven's business, financial results and stock price.

Directors and officers of Enliven have certain interests in the merger that are different from the interests of Enliven stockholders, generally, in recommending that you vote in favor of the proposal to adopt the merger agreement and approve the merger.

        When considering the Enliven board of directors' recommendation that the Enliven stockholders vote in favor of the proposal to adopt the merger agreement, Enliven stockholders should be aware that directors and executive officers of Enliven may have interests in the merger that may be different from, or in addition to, the interests of Enliven stockholders generally. These interests include:

  •
  with respect to the executive officers of Enliven, the receipt of employment benefits and severance payments;

  •
  with respect to the executive officers of Enliven, the conversion of stock options previously issued to such officers into options to acquire common stock of DG FastChannel and accelerated vesting of such stock options and other awards under Enliven's equity plans in the event the officer is terminated without "cause" or terminated for "good reason," as applicable, within a certain period following the merger;

  •
  the continued indemnification of current directors and officers of Enliven under the merger agreement and the continuation of directors' and officers' liability insurance after the merger; and

  •
  the retention of some of the officers of Enliven as employees of the combined company.

        These interests, among others, may influence Enliven's directors in making their recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger. For a more detailed description of the interests of the directors and executive officers of Enliven, please see the section entitled "THE MERGER—Interests of Enliven's Directors and Executive Officers in the Merger" beginning on page 60 of this joint proxy statement/prospectus.

Risks Related to the Combined Company

DG FastChannel and Enliven each have a history of losses which must be considered in assessing their future prospects.

        For the year ended December 31, 2007, DG FastChannel reported net income of $10.4 million, while Enliven reported a net loss of $13.5 million. The combined company could generate net losses in the future, which could depress its stock price. Decreases in revenues could occur, which could impair the combined company's ability to operate profitably in the future. Future success also depends in part on obtaining reductions in delivery and service costs, particularly the combined company's ability to continue to automate order processing and to reduce telecommunications costs. The combined company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, the combined company must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continually upgrade its technologies, protect its intellectual property rights and begin to commercialize products incorporating such technologies. The combined company may not be successful in addressing any or all of these risks and may not be able to achieve and sustain profitability.

The combined company may not be able to obtain additional financing to satisfy its future capital expenditure needs.

        The combined company intends to continue making capital expenditures to produce and install various equipment required by our customers to receive our services and to introduce additional services. We also expect the combined company to make capital expenditures related to the merger. In addition, the combined company will continue to analyze the costs and benefits of acquiring certain additional businesses, products or technologies that it may from time to time identify, and its related ability to finance these acquisitions. Assuming that the combined company does not pursue one or more additional acquisitions funded by internal cash reserves, we anticipate that upon completion of the merger the combined company will have funds available under credit agreements in amounts that should be adequate to satisfy the combined company's capital requirements, including those capital requirements related to the Enliven business. The combined company may require additional capital sooner than currently anticipated and may not be able to obtain additional funds adequate for its capital needs. Its capital needs depend upon numerous factors, including:

  •
  the progress of DG FastChannel's product development activities;

  •
  the progress of product development activities related to Enliven products;

  •
  the cost of increasing the combined company's sales and marketing activities; and

  •
  the amount of revenues generated from operations.

        We cannot predict any of the foregoing factors with certainty. In addition, we cannot predict the precise amount of future capital that the combined company will require, particularly if it pursues one or more additional acquisitions. Furthermore, additional financing may not be available to it, or if it is available, it may not be available on acceptable terms. Its inability to obtain financing for additional acquisitions on acceptable terms may prevent it from completing advantageous acquisitions and consequently could seriously harm its prospects and future rates of growth. Inability to obtain additional funding for continuing operations or an acquisition would seriously harm the combined company's business, financial condition and results of operations. Consequently, it could be required to:

  •
  significantly reduce or suspend its operations;

  •
  seek an additional merger partner; or

  •
  sell additional securities on terms that are highly dilutive to its stockholders.

The combined company's business will be highly dependent on television, Internet, and radio advertising. If demand for, or margins from, the combined company's television, Internet, and radio advertising delivery services declines, its business results will decline.

        We expect that a significant portion of the combined company's revenues will continue to be derived from the delivery of television, Internet, and radio advertising spots from advertising agencies, production studios and dub and ship houses to radio and television stations in the U.S. A decline in demand for, or average selling prices of, the combined company's radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm the combined company's business:

  •
  competition from new advertising media;

  •
  new product introductions or price competition from competitors;

  •
  a shift in purchases by customers away from the combined company's premium services; and

  •
  a change in the technology used to deliver such services.

        Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, the combined company's revenues and results of operations would decline.

        Television and radio advertising distribution will comprise a range of approximately 60 to 70% of the combined company's total revenue.

        The combined company will distribute advertising to over 4,200 television, broadcast and cable networks, cable systems and over 10,000 radio stations. Accordingly, no individual television or radio station destinations will be material to the combined company.

The markets in which the combined company will operate are highly competitive, and competition may increase further as new participants enter the market and more established companies with greater resources seek to expand their market share.

        Competition within the markets for media distribution is intense with numerous companies distributing video and other content to a variety of destinations. Companies such as Google TV Ads, Comcast ADN and TelAmerica deliver television advertising spots to satellite TV systems and/or cable head ends. Recently, Microsoft, Google, AOL, and other large media companies have acquired or developed software platforms and technologies to participate in the media distribution marketplace. At the same time, many companies, including Akamai, Limelight Networks, Eyeblaster, and Eyewonder are implementing technologies to distribute video to the established traditional channels and new media outlets. Numerous companies such as Radiance are offering technologies to facilitate the distribution of video through variety of means.

        In addition, through the Enliven business, the combined company will compete in the market for video advertising on the Internet. The combined company will now compete with DoubleClick, which is owned by Google, and Atlas, which is owned by Microsoft, and other rich-media solutions companies and ad serving companies. The combined company may also experience competition from companies that provide web analytics or web intelligence. Other companies, such as Yahoo!, are also developing campaign management solutions.

        The combined company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including: (1) the price, quality and performance of its products and those of its competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of its competitors in a given market; (5) the competitive advantage provided by the combined company's technology and the combined company's intellectual property rights therein; and (6) general market and economic conditions. In addition, the assertion of intellectual property rights by others could impact the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of market share.

        The combined company's competitors, however, may develop services that are equal or superior to its services or that achieve greater market acceptance. Many of the combined company's competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources. In addition, a growing trend of cooperative relationships and consolidation within the Internet markets may create a great number of powerful and aggressive competitors that may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and customers than the combined company is able to. Such competitors may also adopt more aggressive pricing policies and may even provide services similar to the combined company's at no additional cost by bundling them with their other product and service offerings. Any increase in the level of competition from these, or any other competitors, is likely to result in price reductions, reduced margins, loss of market share and a potential decline in the combined company's revenues.

If the combined company is not able to maintain and improve service quality, its business and results of operations will be susceptible to decline.

        The business of the combined company will depend on making cost-effective deliveries to broadcast stations within the time periods requested by its customers. If it is unsuccessful in making these deliveries, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Stations may assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through it in the event of a significant occurrence of lost deliveries, which would result in a decrease in its revenues or an increase in its expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we expect that the combined company will maintain insurance against business interruption, such insurance may not be adequate to protect it from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of its business. Its ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which will be outside of its control, including:

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  equipment failure;

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  interruption in services by telecommunications service providers; and

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  inability to maintain its installed base of audio and video units that will comprise its distribution network.

        DG FastChannel currently maintains business interruption insurance and intends on providing business interruption insurance for the combined company upon consummation of the merger.

The market price of the combined company's stock is likely to be volatile.

        The trading price of DG FastChannel common stock and Enliven common stock has fluctuated in the past. The future trading price of the combined company common stock is likely to be volatile and could be subject to price fluctuations in response to such factors, including:

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  actual or anticipated fluctuations in revenues or operating results;

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  failure to meet securities analysts' or investors' expectations of performance;

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  changes in key management personnel;

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  announcements by the combined company or its competitors of significant contracts, new or enhanced products or service offerings, distribution partnerships, joint ventures or capital commitments;

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  proposed and completed acquisitions by the combined company or its competitors;

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  adverse changes in market valuation of networking, Internet and telecommunications companies; and

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  general economic conditions, particularly fluctuations of stock prices quoted on the Nasdaq Global Market.

Sales of substantial amounts of the combined company's common stock in the public market after the merger could materially adversely affect the market price of its common stock.

        DG FastChannel will issue approximately 4.5 million shares of DG FastChannel common stock to Enliven stockholders in the merger. Approximately 22.5 million of the total shares of common stock of the combined company outstanding after the merger will be freely tradable immediately following the merger. The sale of substantial amounts of these shares may cause substantial fluctuations in the price of the combined company's common stock. Because investors would be more reluctant to purchase shares of the combined company's common stock following substantial sales, the sale of these shares also could impair its ability to raise capital through the sale of additional stock.

If the combined company is unable to maintain the current strategic relationships with broadcast and media outlets, its operating results may be adversely affected.

        The combined company's strategy will depend in part on the maintenance of ongoing relationships with broadcast and media outlets and certain other licensors such as Yahoo! and America Online. The combined company may not be able to successfully maintain such relationships, which may jeopardize its ability to generate sales of its services in those segments. Various factors could limit the combined company's ability to maintain such relationships, including, but not limited to, the resources available to its competitors.

Insiders will have substantial control over the combined company after the merger which could limit others' ability to influence the outcome of key transactions, including changes in control.

        Following the merger, we anticipate that the executive officers and directors of the combined company and their respective affiliates will own approximately 11.8% of the combined company's common stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of the combined company even if a change of control is in the best interest of all stockholders.

The combined company's business may be adversely affected if it is not able to protect its intellectual property rights from third-party challenges.

        We cannot ensure that the combined company's intellectual property does not infringe on the proprietary rights of third parties. The steps taken to protect the combined company's intellectual property may not be sufficient to preclude others from developing confusingly similar brand names or promotional materials or developing products and services similar to the combined company. We consider the combined company's trademarks, copyrights, advertising and promotion design and artwork to be of value and important to the combined company's businesses. The combined company will rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect its proprietary rights. The combined company will enter into confidentiality or license agreements with its distributors and customers and limit access to and distribution of its software, documentation and other proprietary information. Despite the combined company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the combined company regards as proprietary. In addition, the laws of some foreign countries do not protect the combined company's proprietary rights to the same extent as do the laws of the U.S.

        While we believe that the combined company's trademarks, copyrights, products, services, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, the combined company may still receive future communications from third parties asserting that DG FastChannel, Enliven and/or the combined company infringed, is infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require it to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, the combined company may not be able to obtain licenses necessary for the operation of its business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent its ability to operate its business. Moreover, the combined company may owe substantial amounts for lost profits, past royalties, statutory or punitive damages and other similar amounts. The successful party may also be able to obtain an injunction against the combined company's continued use of the infringing items which may affect the combined company's ability to continue offering one or more products or services.

Enliven is, and the combined company will be, subject to intellectual property infringement claims, which are costly to defend, could result in substantial damage awards, and could limit the ability of the combined company to provide certain products or services in the future.

        Enliven's products and technologies are the subject of infringement claims. Following the merger, the combined company's products and technologies will be the subject of infringement claims, and may be the subject of infringement claims in the future. These infringement claims could result in costly litigation and could require the combined company to obtain a license to the intellectual property of third parties. The combined company may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, the combined company may have to pay substantial royalties to obtain it. If the combined company cannot obtain necessary licenses on reasonable terms, its business would be adversely affected. The combined company may also incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. In addition, many of the combined company's agreements with customers will require it to indemnify them for certain third-party intellectual property infringement claims, which could increase the combined company's costs in defending such claims and its damages.

The combined company may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt its business, dilute stockholder value or divert management attention.

        The combined company's business strategy will include the acquisition of complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of its business;

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  the inability of its management to maximize its financial and strategic position by the successful incorporation of acquired technology and rights into its product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies;

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  the potential loss of key employees of acquired companies; and

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  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        The combined company may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with its operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect its business and results of operation. The combined company may dispose of any of its businesses or product lines in the event that it is unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in the strategic interests of the combined company.

Failure to manage future growth could hinder the future success of the combined company's business.

        The personnel, systems, procedures and controls of the combined company may not be adequate to support its existing as well as future operations. To accommodate any potential future growth and to compete effectively and manage future growth, if any, the combined company will need to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. The combined company must also continue to further develop its products and services while implementing effective planning and operating processes, such as continuing to implement and improve operational, financial and management information systems; hiring and training additional qualified personnel; continuing to expand and upgrade its core technologies; and effectively managing multiple relationships with various customers, joint venture and technological partners and other third parties.

The combined company will depend on key personnel to manage the business effectively, and if it is unable to retain its key employees or hire additional qualified personnel, its ability to compete could be harmed.

        The future success of the combined company will depend to a significant extent upon the services of Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer; and Omar A. Choucair, Chief Financial Officer. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on its business.

        The combined company's future success will also depend upon its ability to attract and retain highly qualified management, sales, operations, technical and marketing personnel. At the present time there is, and will continue to be, intense competition for personnel with experience in the markets applicable to the combined company's products and services. Because of this intense competition, the combined company may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on the combined company's business.

Certain provisions of the combined company's bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to its stockholders.

        Following the merger the combined company will have a classified board which might, under certain circumstances, discourage the acquisition of a controlling interest of its stock because such acquirer would not have the ability to replace these directors except as the term of each class expires. The directors will be divided into three classes with respect to the time for which they hold office. The term of office of one class of directors expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

The combined company's board of directors may issue, without further stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        The combined company's certificate of incorporation will include a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the combined company's board of directors may determine from time to time, without prior notice to or approval of stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

Risks Relating to the Industry

The media distribution products and services industry is divided into several distinct markets, some of which are relatively mature while others are growing rapidly. If the mature markets begin to decline at a time when the developing markets fail to grow as anticipated, it will be increasingly difficult for DG Fastchannel to maintain profitability.

        To date, its design and marketing efforts for its products and services have involved the identification and characterization of the broadcast market segments within the media distribution products and services industry that will be the most receptive to its products and services. DG FastChannel may not have correctly identified and characterized such markets and its planned products and services may not address the needs of those markets. Furthermore, its current technologies may not be suitable for specific applications within a particular market and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary.

        While the electronic distribution of media has been available for several years and growth of this market is modest, many of the products and services now on the market are relatively new. It is difficult to predict the rate at which the market for these new products and services will grow, if at all. Even if the market does grow, it will be necessary to quickly conform our products and services to customer needs and emerging industry standards in order to be a successful participant in those markets, such as the market for HD spots. If the market fails to grow, or grows more slowly than anticipated, it will be difficult for any market participant to succeed and it will be increasingly difficult for DG FastChannel to achieve and maintain profitability.

        To achieve and sustain profitability and growth, DG FastChannel must expand its product and service offerings beyond the broadcast markets to include additional market segments within the media distribution products and services industry. Potential new applications for its existing products in new markets include distance learning and training, finance and retail. While DG FastChannel products and services could be among the first commercial products that may be able to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services, its products and services may not be accepted by that market. In addition, it is possible that:

  •
  the convergence of several industry segments may not continue;

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  the markets may not develop as a result of such convergence; or

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  if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which DG FastChannel expects to launch new products and product enhancements.

        Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, the growth rate, if any, and the size of the potential market for DG FastChannel's products cannot be predicted. If markets for these products fail to develop, develop more slowly than expected or become served by numerous competitors, or if its products do not achieve the anticipated level of market acceptance, DG FastChannel's future growth could be jeopardized. Broad adoption of DG FastChannel's products and services will require it to overcome significant market development hurdles, many of which it cannot predict.

The industry is in a state of rapid technological change and DG FastChannel may not be able to keep up with that pace.

        The advertisement distribution and asset management industry is characterized by extremely rapid technological change, frequent new products, service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. DG FastChannel's future success will depend upon its ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers, including the need for HD spots. DG FastChannel may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. DG FastChannel may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Its products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If DG FastChannel cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if it has pre-announced the product and service releases, its business, financial condition, results of operations and cash flows will be harmed.

The marketing and sale of DG FastChannel's products and services involve lengthy sales cycles. This makes business forecasting extremely difficult and can lead to significant fluctuations in quarterly results.

        Due to the complexity and substantial cost associated with providing integrated product and services to provide audio, video, data and other information across a variety of media and platforms, licensing and selling products and services to DG FastChannel's potential customers typically involves a significant technical evaluation. In addition, there are frequently delays associated with educating customers as to the productive applications of DG FastChannel's products and services, complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain customers have even longer purchasing cycles that can greatly extend the amount of time it takes to place DG FastChannel's products and services with these customers. Because of the lengthy sales cycle and the large size of

DG FastChannel's potential customers' average orders, if revenues projected from a specific potential customer for a particular quarter are not realized in that quarter, product revenues and operating results for that quarter could be harmed. Revenues will also vary significantly as a result of the timing of product and service purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of DG FastChannel's products and services, and the level of use of satellite networking and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

        Because expense levels such as personnel and facilities costs are based, in part, on expectations of future revenue levels, if revenue levels are below expectations, our business, financial condition, results of operations and cash flows will be harmed.

THE MERGER

Structure of the Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, merger sub will be merged with and into Enliven. Enliven will survive the merger as a wholly owned subsidiary of DG FastChannel and will continue its corporate existence under Delaware law under the name "Enliven Marketing Technologies Corporation."

Background of the Merger

        Over the past several years, DG FastChannel has been executing a strategic plan for growth that involves acquiring and forming alliances with companies in the business of television and radio advertising distribution. In May 2006, Digital Generation Systems, Inc. merged with FastChannel Network, Inc., and the combined company became known as DG FastChannel, Inc. DG FastChannel also completed transactions with Pathfire, Inc., Point.360, GTN, Inc. and has announced its intent to purchase the Vyvx advertising business from Level 3 Communications, LLC.

        The Enliven board of directors, together with senior management, regularly evaluates Enliven's business strategy, strategic alternatives, prospects for growth and opportunities to create value for Enliven's stockholders. As part of this evaluation, the Enliven board of directors and senior management routinely consider potential organic growth opportunities, as well as acquisitions, partnerships, business combinations and other strategic opportunities. In January 2005, Enliven acquired Unicast Communications Corp., a leader in the delivery of Internet video advertisements on the web, and integrated Enliven's technology with that of Unicast to create a rich media advertising platform for the creation, delivery and reporting of online content. In April 2007, Enliven acquired Makos Advertising, L.P., a full service creative agency that specializes in broadcast and video advertising, branding and graphic design. In October 2007, Enliven acquired Springbox, Ltd., an interactive marketing firm with expertise in digital web marketing and creative solutions, and merged Springbox with Enliven's Studio division, which provides fee-based professional services for creating content and implementing visualization solutions.

        The following chronology summarizes the key meetings and events that led to the signing of the merger agreement by DG FastChannel and Enliven. During this period, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG FastChannel, and Patrick Vogt, Chief Executive Officer of Enliven, held many conversations, both by telephone and in person, about various strategic opportunities between the companies. The chronology below covers only the key events leading up to the merger agreement, and does not purport to catalogue every conversation between representatives of DG FastChannel and Enliven.

        During the end of 2006 and the first quarter of 2007, DG FastChannel began pursuing a digital media strategy to deliver advertisers' content to many different destinations such as online, mobile, podcast or Internet Protocal Television (or IPTV). Accordingly, management initiated a comprehensive review of various technologies and companies which could enable DG FastChannel to rapidly enter the marketplace and participate in a new digital media business segment. As a result of this review and analysis, DG FastChannel identified Enliven as a potential business partner and requested a meeting with Enliven in April 2007 for purposes of learning more about Enliven's business, service offerings and related technology solutions.

        On April 11, 2007, Mr. Ginsburg and Omar A. Choucair, chief financial officer of DG FastChannel, met with Mr. Vogt and Scott Kirkland, Enliven sales director, to discuss Enliven's business, particularly its advertising solutions technology.

        On April 13, 2007, following the introductory meeting between the companies, DG FastChannel entered into a mutual Non-Disclosure Agreement with Enliven for purposes of facilitating further discussions regarding a potential business arrangement and equity investment or other strategic relationship between DG FastChannel and Enliven.

        On April 26, 2007, Messrs. Ginsburg and Choucair met with Mr. Vogt, Andrew Graf, Enliven Executive Vice President and General Counsel, Caleb Hill, Enliven Director of Sales, and Adam Shulman, Enliven Vice President of Finance and Planning, to discuss Enliven's business in greater detail, including technical, financial and operational aspects of Enliven's business.

        On April 30, 2007, Messrs. Ginsburg and Choucair met with Mr. Vogt to discuss a potential reseller agreement between DG FastChannel and Enliven, pursuant to which the companies would have the opportunity to integrate DG FastChannel's media services platform with Enliven's Unicast advertising solutions technology. At this meeting, Mr. Vogt also informed Messrs. Ginsburg and Choucair of Enliven's intention to issue additional equity through a private placement and asked whether DG FastChannel would be interested in participating in the equity investment. In addition to discussions regarding the proposed reseller relationship, the parties also engaged in a general discussion regarding the proposed terms of a potential equity investment. On that date, Enliven's common stock closed at $0.38 per share.

        On May 2, 2007, DG FastChannel held a meeting of its board of directors to review the proposed reseller agreement with Enliven and also to review the proposed purchase of 10,750,000 shares of Enliven common stock at a price of $0.40 per share, plus warrants to purchase an additional 2,687,500 shares at an exercise price of $0.45 per share. After discussing the substance of each of these proposed transactions, the DG FastChannel board of directors voted to approve the execution of the reseller agreement and the purchase by DG FastChannel of the Enliven common stock and warrants.

        That same day, the Enliven board of directors held a special telephonic meeting during which it reviewed and approved the proposed reseller agreement with DG FastChannel, as well as the sale of 10,750,000 shares of Enliven common stock and the warrants to purchase an additional 2,687,500 shares of Enliven common stock. In addition, the Enliven board of directors amended Enliven's stockholders rights plan to permit DG FastChannel to purchase up to 19.99% of Enliven's common stock.

        On May 7, 2007, DG FastChannel and Enliven entered into the reseller agreement pursuant to which DG FastChannel would market the Enliven Unicast advertising solution technology to the DG FastChannel customer base. In addition to, but not as a requirement of, entering into the reseller agreement, DG FastChannel purchased 10,750,000 shares of Enliven common stock, at a price of $0.40 per share, plus warrants giving DG FastChannel the right to purchase an additional 2,687,500 shares of Enliven common stock at a future date, at a price of $0.45 per share, for an aggregate purchase price of $4.6 million. The shares of Enliven common stock so purchased plus those underlying the warrants represented approximately 15.9% of the then-outstanding shares of Enliven common stock. DG FastChannel was one of five investors who purchased Enliven warrants and common stock on that day, none of which were affiliates of DG FastChannel. All such purchases were made on substantially identical terms, except that DG FastChannel also received a participation right with respect to future Enliven stock issuances as well as the right to designate an individual to serve on Enliven's board of directors. DG FastChannel did not exercise its right to designate an Enliven director.

        On June 4, 2007, following receipt of a number of inquiries from potential strategic partners, Enliven engaged Needham to provide advisory services to the Enliven board of directors. Specifically, Needham was engaged to assist Enliven in reviewing and exploring the opportunities presented by such inquiries and to provide financial guidance with respect to proposed strategic transactions.

        On July 26, 2007, Mr. Vogt met with Messrs. Ginsburg and Choucair at DG FastChannel's offices to discuss matters relating to the status of the reseller agreement between the two companies.

        On or around October 16, 2007, pursuant to the participation right granted to DG FastChannel in connection with its May 2007 equity investment in Enliven, Enliven management offered

DG FastChannel an opportunity to participate in a new equity investment in Enliven, pursuant to which Enliven planned to raise cash to purchase Springbox and for general corporate and working capital purposes.

        On October 18, 2007, DG FastChannel confirmed in writing to Enliven that DG FastChannel was declining to participate in the newly proposed Enliven equity investment. On the same day, Messrs. Ginsburg and Choucair met with Mr. Vogt, Jason McKay, President of Enliven's Unicast division, and Rob Molchon, Enliven Director of Technology, at DG FastChannel's offices to receive an update from Enliven regarding the status of the reseller agreement and to discuss future cooperation under that agreement.

        On January 23, 2008, Messrs. Ginsburg and Choucair met with Messrs. Vogt and Graf and representatives from Needham to discuss the Enliven business and explore the possibility of pursuing discussions relating to a potential business combination of DG FastChannel and Enliven. The parties agreed to review the matters discussed at the meeting and to hold another meeting at a later date to continue the discussions. Following this meeting, Mr. Vogt updated the Enliven board of directors concerning the discussions with Messrs. Ginsburg and Choucair.

        On March 25, 2008, Messrs. Ginsburg and Choucair met with Mr. Vogt at DG FastChannel's offices. At this meeting Messrs. Ginsburg and Choucair suggested the possibility to Mr. Vogt of a potential combination of DG FastChannel and Enliven pursuant to which, if the parties could agree on all material terms relating to such a combination, the Enliven stockholders (other than DG FastChannel) would receive approximately 4.6 million shares of DG FastChannel common stock in connection with a proposed stock-for-stock merger, implying an exchange ratio of 0.0527 shares of DG FastChannel common stock for each outstanding share of Enliven common stock. This proposed exchange ratio was based on the assumption that outstanding employee stock options and warrants to purchase shares of Enliven common stock would convert into options and warrants to purchase shares of DG FastChannel common stock based upon the exchange ratio. Messrs. Ginsburg and Choucair also indicated that Enliven could be entitled to designate two members of the DG FastChannel board of directors following the proposed transaction. After these discussions relating to the potential combination, Mr. Vogt indicated that he would review with Enliven's board of directors the substance of these discussions.

        On March 31, 2008, Messrs. Ginsburg and Choucair met with Messrs. Vogt and Graf and Chris Duignan, Enliven Chief Financial Officer, at Enliven's offices to further discuss and clarify some of the potential terms of the proposed transaction under consideration. Messrs. Ginsburg and Choucair reviewed issues relating to the structure of a potential transaction and again reviewed a merger proposal and related issues for discussion in connection with the proposal. DG FastChannel also requested financial and operational background materials from Enliven to allow it to begin preliminary financial and business due diligence. Again, Mr. Vogt indicated that he would review the offer and convey it to Enliven's board of directors.

        On April 2, 2008, the Enliven board of directors held a special telephonic meeting with representatives of Needham present. At the meeting, Needham discussed the relative merits of strategic alternatives considered by Enliven, including the potential strategic stock-for-stock merger proposed by DG FastChannel. Throughout the Needham presentation, the Enliven board of directors discussed in detail the opportunities and risks associated with each of the proposed alternatives. After the conclusion of the Needham presentation, Mr. Vogt outlined for the Enliven board of directors management's strategic plan for 2008 if Enliven were to continue as an independent company. There followed a detailed discussion of Enliven's current financial condition and results of operations and their potential impact on Enliven's ability to consummate a merger or acquisition. Further discussion ensued relating to Enliven's current relationship with DG FastChannel, the status of the strategic partnership governed by the reseller agreement and the strategic stock-for-stock merger of the two companies that had been proposed by DG FastChannel at the March 25 and March 31 meetings. At the conclusion of this discussion, the Enliven board of directors directed management to continue to operate the Company in accordance with a strategic plan that had been outlined by Mr. Vogt earlier, but also to continue non-exclusive discussions and mutual due diligence with DG FastChannel.

        On April 7, 2008, Mr. Choucair contacted Latham & Watkins LLP to request the firm's services as legal advisor for the possible strategic transaction with Enliven, and DG FastChannel subsequently engaged Latham for such purpose.

        On April 10, 2008, DG FastChannel formally retained BMO Capital Markets Corp. to act as its financial advisor with respect to, if requested by DG FastChannel, the rendering of an opinion as to the fairness of the consideration to be offered in connection with a possible transaction between DG FastChannel and Enliven.

        That same day, DG FastChannel entered into a letter agreement with Enliven modifying the terms of the parties' existing mutual Non-Disclosure Agreement executed on April 13, 2007 to include standstill provisions applicable to DG FastChannel in favor of Enliven. Also on that day, DG FastChannel requested additional due diligence materials from Enliven, including information relating to legal and intellectual property matters not previously requested. Also that day, Enliven requested financial, legal, intellectual property and other due diligence materials from DG FastChannel.

        On April 11, 2008, DG FastChannel held a telephonic meeting of its board of directors to review the status of the parties' discussions regarding a possible strategic transaction. Later that day, Latham distributed a draft merger agreement to Milbank, Tweed, Hadley & McCloy LLP, Enliven's legal advisors, for discussion purposes in connection with a possible transaction.

        On April 18, 2008, the Enliven board of directors held a special telephonic meeting, with representatives of Needham and Milbank present, to discuss the status of discussions relating to the possible transaction with DG FastChannel. Milbank began the meeting by updating the Enliven directors on their fiduciary duties and responsibilities in evaluating any potential transactions based on a written summary previously provided to the Enliven board of directors by Milbank. Milbank next discussed certain issues in the draft merger agreement provided by Latham on April 11, 2008 and alternative terms that would be included in a markup of that draft of the merger agreement to be sent back to Latham. Next, Needham discussed the potential transaction with DG FastChannel and its analysis of various metrics in relation to the proposed exchange ratio for the merger. Needham further discussed the current proposed exchange ratio of .0527 of a share of DG FastChannel common stock for each outstanding share of Enliven common stock in detail, including the potential impact of the maximum cash payments that could become due under the terms of certain outstanding warrants to purchase shares of Enliven common stock upon the consummation of the proposed transaction with DG FastChannel. At the conclusion of this meeting, the Enliven board of directors instructed management to continue the ongoing discussions and mutual due diligence with DG FastChannel. Later that evening, Milbank distributed a mark-up of the discussion draft of the merger agreement to Latham.

        On April 21, 2008, DG FastChannel held a telephonic meeting of its board of directors to review the status of the discussions relating to the possible transaction with Enliven. At this meeting, Messrs. Ginsburg and Choucair provided an update to the DG FastChannel directors with respect to the status of their ongoing discussions with Enliven. At the conclusion of the meeting, the DG FastChannel board of directors instructed management to continue the ongoing discussions and mutual due diligence with Enliven.

        On April 22, 2008, Messrs. Ginsburg and Choucair met with Messrs. Vogt, Shulman and Duignan (via telephone conference), together with representatives from both BMO Capital Markets and

Needham, at the offices of DG FastChannel to conduct additional business and financial due diligence. At this meeting, DG FastChannel furnished Needham with financial projections for 2008 and 2009.

        On April 24, 2008, Milbank distributed to Latham additional comments with respect to the discussion draft of the merger agreement.

        On April 25, 2008, the Enliven board of directors held a special telephonic meeting with representatives of Needham and Milbank present. At this meeting, Needham discussed the results of its due diligence review of DG FastChannel to date. Needham also discussed the implications on stockholder value of the various strategic options available to Enliven, specifically, to continue the business in its current structure, to sell the company or to proceed with a strategic merger with DG FastChannel or other potential strategic merger partner. The Enliven board of directors discussed the benefits, timing and risks associated with each of these alternatives. Milbank then updated the board of directors on the status of discussions of the draft merger agreement with Latham. At the conclusion of this meeting, the Enliven board of directors directed senior management and Needham to provide the Enliven board of directors, at its next meeting, with an overview of previous contacts with potential strategic partners, other than DG FastChannel, that had been evaluated by management.

        On April 28, 2008, DG FastChannel held a meeting of its board of directors to review the status of discussions regarding the possible Enliven transaction. At this meeting, Messrs. Ginsburg and Choucair provided an update to the DG FastChannel directors with respect to the status of their ongoing discussions with Enliven. At the conclusion of the meeting, the DG FastChannel board of directors instructed management to continue the ongoing discussions and mutual due diligence with Enliven. Also that day, Latham distributed an updated request for additional legal due diligence materials and a revised draft of the merger agreement noting open issues relating to the possible transaction that required additional discussion between the parties.

        On April 30, 2008, the Enliven board of directors held a special telephonic meeting with representatives of Needham and Milbank present. At this meeting, Mr. Vogt provided an overview of DG FastChannel's business, including DG FastChannel's new product offerings through its partnership with Enliven pursuant to the reseller agreement. This presentation highlighted the strategic benefits of a proposed strategic business combination transaction with DG FastChannel, including certain synergies and the level of scale that could be achieved through the merger. Mr. Vogt then provided the overview of previous contacts with other potential strategic partners that the Enliven board of directors had requested at the previous meeting, together with his views as to the feasibility of attempting to engage in strategic discussions with these and other potential strategic partners, many of whom were much larger than Enliven. At this meeting Milbank also updated the Enliven board of directors on the status of the discussions concerning the proposed merger agreement, focusing on the remaining open issues. At the conclusion of this meeting, the Enliven board of directors instructed management to continue the discussions with DG FastChannel.

        Throughout the last week in April 2008 and the first week in May 2008, representatives of DG FastChannel and Enliven continued to discuss the status of open items relating to the potential transaction. At the same time, the two companies and their respective advisors continued to conduct mutual due diligence.

        On May 2, 2008, the Enliven board of directors held a special telephonic meeting, with representatives of Needham and Milbank present, for an update on the progress made with respect to the potential transaction with DG FastChannel. First, Milbank updated the Enliven board of directors on the remaining open issues in the draft merger agreement. Next, there followed a discussion of Enliven's financial projections for the years 2008 through 2012. Management reported that an earlier version of the financial projections had been provided to DG FastChannel as part of its due diligence investigation on April 9, 2008, as well as to Needham. Management advised the directors that DG FastChannel management had indicated that they had prepared their own, lower financial projections for Enliven. Subsequently and in accordance with their historic practice, Enliven management had twice revised their financial projections and provided them to Needham (but not to DG FastChannel). Management indicated that, for purposes of providing Needham with up-to-date projections to be utilized in their analysis of the exchange ratio pursuant to the merger agreement, the projections should be further revised to take into account the most recently available information, which would lead to a lowering of the projections. The Enliven board of directors directed management to deliver the newly updated financial projections to the members of the Enliven board of directors prior to the next board meeting so that the directors could review them and discuss them at that time.

        Later that day, Milbank distributed additional due diligence information regarding Enliven, and Latham distributed comparable information relating to DG FastChannel. Negotiations of the proposed merger agreement also continued between representatives of the two companies.

        On May 5, 2008, Mr. Choucair clarified for Mr. Vogt DG FastChannel's position on remaining open issues, including a reduction in the proposed exchange ratio to 0.051 of a share of DG FastChannel common stock for each outstanding share of Enliven common stock. This reduction related to the cash amounts that could become payable upon the consummation of the proposed merger under the terms of certain outstanding warrants to purchase Enliven common stock, as well as to transaction expenses incurred by Enliven. Mr. Choucair also confirmed that all outstanding Enliven employee stock options would be converted in the transaction into options to purchase shares of DG FastChannel common stock and that Enliven would be entitled to designate two members of its board of directors to serve on the DG FastChannel board of directors immediately following the closing of the proposed transaction.

        On May 6, 2008, the Enliven board of directors held a regular meeting at which they discussed, among other topics, the updated financial projections that had been provided to them prior to the meeting. The Enliven directors expressed their satisfaction with the updated financial projections, and it was agreed that the updated financial projections would be utilized by Needham in connection with their analysis of the exchange ratio pursuant to the merger agreement. Following this portion of the meeting, representatives of Needham and Milbank were asked to join in order to address the directors in connection with their consideration of the proposed transaction with DG FastChannel. First, representatives of Needham provided an update on the financial analyses it was performing in connection with the fairness opinion to be delivered by Needham.

        Next, representatives of Milbank updated the Enliven board of directors with respect to their fiduciary duties in relation to the proposed transaction with DG FastChannel. The Milbank representatives also provided an update to the Enliven board of directors with respect to due diligence matters. The Milbank representatives then reported that all material issues relating to the merger agreement had been resolved and then reviewed for the Enliven board of directors the key terms and conditions of the merger agreement, highlighting the resolution of the issues described to the Enliven board of directors at its previous meetings. In particular, Milbank described the provisions of the merger agreement that would prevent the Enliven board of directors from soliciting alternative proposals following the signing of the merger agreement with DG FastChannel but would allow them to consider unsolicited bona fide acquisition proposals that might be received prior to obtaining Enliven stockholder approval of the merger, as well as the Enliven board of directors' ability to withdraw its recommendation in favor of the transaction with DG FastChannel and to terminate the merger agreement with DG FastChannel and enter into an acquisition agreement for an alternative transaction, subject to the payment to DG FastChannel of a termination fee. The Milbank and Needham representatives also discussed with the directors their views as to the reasonableness of the proposed amount of such termination fee and the circumstances under which it would be payable. The Milbank representatives also discussed the provisions of the merger agreement relating to employee stock options and other employee benefits matters, as well as the provisions governing the composition of the

DG FastChannel board of directors immediately following the closing of the transaction and indemnification and insurance coverage for Enliven directors and officers relating to pre-closing events.

        At the conclusion of this meeting, Mr. Vogt indicated that final negotiations would take place with DG FastChannel during the remainder of the day and the next day, and that it was anticipated that both the Enliven board of directors and the DG FastChannel board of directors would be asked to consider approval of a final merger agreement and the proposed merger at meetings to be held the following afternoon. Later that afternoon, Messrs. Ginsburg and Choucair made a presentation to the Enliven directors concerning their strategic vision for the combined companies.

        Later that day, Latham distributed a discussion draft of a proposed voting agreement between Mr. Ginsburg and Enliven. Pursuant to the proposed voting agreement, Mr. Ginsburg would agree to vote the shares of DG FastChannel common stock beneficially owned by him in favor of the issuance of shares in the proposed merger with Enliven at the DG FastChannel special meeting of stockholders to be called to vote on such issuance. During the remainder of the day and continuing on May 7, 2008, representatives of DG FastChannel and Enliven continued to finalize the merger agreement, the related disclosure schedules and the voting agreement.

        In the afternoon of May 7, 2008, Enliven's board of directors met again to consider the proposed transaction with DG FastChannel. First, Needham delivered its oral opinion (which was subsequently confirmed in writing by delivery of Needham's written opinion dated the same date) that, as of such date, and based upon the assumptions made, matters considered and limitations of the review described in the opinion, the exchange ratio of .051 of a share of DG FastChannel common stock for each outstanding share of Enliven common stock pursuant to the merger agreement was fair to the holders of Enliven common stock (other than DG FastChannel and its affiliates, as to which Needham expressed no opinion) from a financial point of view. The full text of the written opinion of Needham, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitation on the review undertaken in connection with such opinion is set for as Appendix C to this joint proxy statement/prospectus. Next, representatives of Milbank confirmed that all outstanding issues with respect to the merger agreement and the voting agreement had been resolved, and reviewed for the Enliven board of directors the resolutions that they would be asked to consider in connection with approving the proposed transaction with DG FastChannel. Following deliberations, the members of the Enliven board of directors present at such meeting, representing four out of the five members of the Enliven board of directors, by a unanimous vote (i) approved the merger agreement, and deemed the merger agreement and the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of the stockholders of Enliven and (ii) recommended that stockholders of Enliven approve the merger and adopt the merger agreement.

        Also in the afternoon of May 7, 2008, DG FastChannel's board of directors met telephonically with representatives of Latham and BMO Capital Markets, who participated in the board meeting at the invitation of Mr. Ginsburg. Mr. Ginsburg provided the board of directors with an update of DG FastChannel's interactions with Enliven since the prior DG FastChannel board meeting. Mr. Ginsburg then discussed with the board the strategic considerations relating to the proposed transaction. A representative of Latham presented to DG FastChannel's board a description of their fiduciary duties under Delaware law in connection with the proposed merger with Enliven and also provided DG FastChannel's board with a summary of the material provisions of the merger agreement. A representative of BMO Capital Markets then presented DG FastChannel's board with information concerning certain financial analyses performed in connection with DG FastChannel's proposed merger with Enliven. The representative of BMO Capital Markets then delivered to DG FastChannel's board the opinion of BMO Capital Markets (which was subsequently confirmed in writing by delivery of BMO Capital Markets' written opinion dated the same date) that, as of such date, and based upon the assumptions made, matters considered and limitations of the review described in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to

DG FastChannel. The full text of the written opinion of BMO Capital Markets, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitation on the review undertaken in connection with such opinion is set for as Appendix B to this joint proxy statement/prospectus. The board also reviewed the due diligence efforts undertaken in connection with the transaction. After additional discussion and review, DG FastChannel's board of directors, acting unanimously, (i) considered and voted to authorize the transaction and approved the merger agreement, the merger, the ancillary agreements and the other transactions contemplated by the merger agreement as DG FastChannel's board of directors deemed it advisable, fair to and in the best interests of DG FastChannel and its stockholders to effect the merger and the transactions contemplated by the merger agreement and (ii) resolved to recommend that the DG FastChannel stockholders approve the issuance of DG common stock in connection with the merger.

        During the remainder of the afternoon of May 7, the parties completed the negotiations and finalized the terms of the merger agreement, the related disclosure schedules and the voting agreement. Following these final negotiations and after the close of the financial markets in New York, DG FastChannel and Enliven executed the merger agreement and Mr. Ginsburg and Enliven contemporaneously executed the voting agreement with respect to shares of DG FastChannel common stock beneficially owned by Mr. Ginsburg.

        On May 8, 2008, before the opening of the markets, DG FastChannel and Enliven issued a joint press release announcing the execution of the merger agreement and the transactions contemplated thereby, including the merger.

Recommendation of the Board of Directors of DG FastChannel; DG FastChannel's Reasons for the Merger

        On May 7, 2008, the DG FastChannel board of directors unanimously declared that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable, fair to and in the best interests of DG FastChannel and its stockholders, and determined that the issuance of shares of DG FastChannel common stock to Enliven stockholders, upon the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of DG FastChannel and its stockholders. The DG FastChannel board of directors has declared that the merger agreement, the merger and the issuance of shares are advisable and recommends that DG FastChannel's stockholders vote "FOR" the issuance of shares at the special meeting of stockholders.

        In reaching its determination to declare the merger and the issuance of shares advisable and to recommend that DG FastChannel's stockholders approve the issuance of shares, the DG FastChannel board of directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the DG FastChannel board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the DG FastChannel board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, the DG FastChannel board of directors. In addition, individual directors may have given different weight to different factors. This explanation of DG FastChannel's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed above under "FORWARD-LOOKING STATEMENTS" on page 12.

        In arriving at its determination, the DG FastChannel board of directors consulted with DG FastChannel's management and financial and legal advisors, and reviewed a significant amount of information and considered a number of factors. The material factors considered by the DG FastChannel board of directors were:

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  current industry, market and economic conditions, including the continuing trend of consolidation in the telecommunications industry and the importance of operational scale and platform growth in remaining competitive in the long term;

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  the ability of the combined company to exploit the distribution of video and digitally-rich advertising and programming media across both traditional and online channels;

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  DG FastChannel's business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects, including its prospects if it were to continue as a separate company;

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  the ability of the combined company to enhance net operating margins by reducing the costs of certain duplicative facilities and redundant expenses of certain marketing, communications, administrative and compliance activities;

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  the strategic fit between the two companies;

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  the ability of the combined company to offer expanded product and service offerings;

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  the ability to expand the customer base of both DG FastChannel and Enliven;

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  the complementary nature of the companies' product and service offerings, and sales and customer service employees;

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  the operating efficiencies and the earnings power of the combined company;

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  DG FastChannel management's view of the financial condition, results of operations, assets, management, competitive position, operating performance and prospects of Enliven's business;

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  the anticipated financial condition of the combined company after the transaction, including its pro forma market capitalization, revenues, profits and earnings per share;

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  historical financial information concerning the financial performance and operations of DG FastChannel and Enliven; and

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  the ability of the combined company, due to its increased size, to attract and retain skilled personnel.

In the course of deliberations, the DG FastChannel board of directors also considered a number of additional factors relevant to the merger, including:

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  the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including investigating strategic transactions with other companies;

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  the historical market prices, volatility and trading information with respect to DG FastChannel's common stock and the common stock of Enliven;

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  the belief of the DG FastChannel board of directors that the market price of DG FastChannel common stock in the future is likely to be positively impacted by the merger;

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  the opinion of BMO Capital Markets to the effect that, as of the date of the opinion and based on and subject to the assumptions and matters described in the opinion, the exchange ratio of 0.051 of a share of DG FastChannel common stock for each share of Enliven stock to be paid by DG FastChannel under the merger agreement was fair, from a financial point of view, to DG FastChannel;

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  the relationship between the market value of the common stock of Enliven and the consideration proposed to be paid to stockholders of Enliven in the merger and a comparison of comparable merger transactions;

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  the fact that, because the exchange ratio under the merger agreement is fixed (i.e., will not be adjusted for fluctuations in the market price of DG FastChannel common stock or Enliven common stock), the per share value of the merger consideration to be paid to Enliven stockholders on completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement;

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  the reasonableness of the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their relative obligations;

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  the expected qualification of the merger as a reorganization under Section 368(a) of the Code; and

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  the likelihood that the merger will be completed.

The DG FastChannel board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

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  the incurrence of significant expenses and disruptions in connection with the merger, including substantial management time and effort required to complete the merger, and possible disruptions to DG FastChannel's business relationships and operations;

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  the restrictions on the conduct of DG FastChannel's business prior to the completion of the merger, including requirements that DG FastChannel conducts its business in the ordinary course consistent with past practice, which may delay or prevent DG FastChannel from undertaking business opportunities that may arise pending completion of the merger;

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  the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

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  the risk that a significant number of DG FastChannel's and Enliven's customers and suppliers might cease doing business with the combined company;

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  the risk of potential adverse effects of one-time charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies;

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  the risk of the potential adverse effects on the combined company's results of operations of amortizing goodwill and other intangible assets that would be recorded in connection with the merger;

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  the possibility that the merger might not be consummated, or that consummation of the merger might be unduly delayed;

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  the risk that the potential benefits of the merger might not be fully realized; and

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  other risks commonly associated with transactions such as the merger, including risks associated with the merger and the business of DG FastChannel, Enliven and the combined company, including those described in the section entitled "RISK FACTORS" beginning on page 20.

        The DG FastChannel board of directors determined that DG FastChannel and Enliven could avoid or mitigate these and other risks, and that, overall, these risks were outweighed by the potential benefits of the merger.

        The foregoing discussion of the factors, risks and countervailing factors considered by the DG FastChannel board of directors is not intended to be exhaustive, but does set forth the material factors, risks and countervailing factors considered by the DG FastChannel board of directors.

Fairness Opinion of Financial Advisor to DG FastChannel

        DG FastChannel retained BMO Capital Markets solely to render an opinion to the DG FastChannel board of directors as to the fairness, from a financial point of view, to DG FastChannel of the exchange ratio to be paid under the merger agreement. On May 7, 2008, at a meeting of the DG FastChannel board of directors held to evaluate the merger, BMO Capital Markets delivered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated May 7, 2008, to the effect that, as of that date and subject to the various assumptions in such opinion, the exchange ratio of 0.051 of a share of DG FastChannel common stock for each share of Enliven stock to be paid by DG FastChannel under the merger agreement, referred to herein as the exchange ratio, was fair, from a financial point of view, to DG FastChannel. BMO Capital Markets does not have any obligation to update, revise or reaffirm its opinion. BMO Capital Markets did not act as financial advisor to DG FastChannel, Enliven or any other party with respect to the merger other than in rendering such opinion.

        The full text of BMO Capital Markets' written opinion to the DG FastChannel board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of DG FastChannel common stock are encouraged to read the opinion carefully and in its entirety. The following summary is qualified in its entirety by reference to the full text of such opinion. BMO Capital Markets' analyses and opinion were prepared for and addressed to the DG FastChannel board of directors and are directed only to the fairness, from a financial point of view, to DG FastChannel of the exchange ratio. BMO Capital Markets' opinion does not constitute a recommendation to DG FastChannel stockholders or anyone else on how to vote at any meeting held in connection with the merger. BMO Capital Markets' opinion also does not in any manner address the prices at which DG FastChannel common stock has traded or may trade in the future, including subsequent to the completion of the merger. The BMO Capital Markets opinion has been approved by a fairness committee of BMO Capital Markets.

        In preparing its opinion to the DG FastChannel board of directors, BMO Capital Markets performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying BMO Capital Markets' opinion or the presentation made by BMO Capital Markets to the DG FastChannel board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BMO Capital Markets did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, notwithstanding the separate analyses summarized below, BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

        In arriving at its opinion, and performing the related financial analysis, BMO Capital Markets:

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  reviewed a draft of the merger agreement dated May 6, 2008;

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  reviewed DG FastChannel's Annual Report on Form 10-K and related financial information included therein for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, in addition to selected unaudited financial information for the quarter ended March 31, 2008;

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  reviewed Enliven's Annual Report on Form 10-K and related financial information included therein for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, in addition to selected unaudited financial information for the quarter ended March 31, 2008;

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  reviewed certain financial and operating information relating to the business, earnings, cash flow, assets, liabilities and prospects of DG FastChannel and Enliven, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, furnished to BMO Capital Markets by DG FastChannel and Enliven;

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  conducted discussions with members of the senior management and other representatives of DG FastChannel and Enliven concerning their respective operations, financial condition and prospects;

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  compared certain financial performance of DG FastChannel and Enliven with similar information for certain other companies, the securities of which are publicly traded, that it deemed to be reasonably similar to DG FastChannel and Enliven;

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  compared the proposed financial terms, to the extent publicly available, of selected precedent transactions which BMO Capital Markets deemed to be relevant;

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  performed discounted cash flow analyses for DG FastChannel and Enliven; and

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  reviewed such other financial studies and performed such other analyses and investigations that took into account such other matters as BMO Capital Markets deemed appropriate.

        In rendering its opinion, BMO Capital Markets assumed and relied on the accuracy and completeness of information supplied or otherwise made available to BMO Capital Markets by DG FastChannel, Enliven or their respective representatives or advisors or obtained by BMO Capital Markets from other sources. BMO Capital Markets did not assume any responsibility for independently verifying and did not independently verify such information. BMO Capital Markets did not independently evaluate, physically inspect or appraise any of the respective assets or liabilities (contingent or otherwise) of DG FastChannel or Enliven and was not furnished with any such valuations or appraisals. BMO Capital Markets was not asked to and did not evaluate the solvency or fair value of DG FastChannel or Enliven. With respect to financial projections, including estimated synergies, for DG FastChannel and Enliven, BMO Capital Markets was advised by DG FastChannel, and assumed, without independent investigation, that they had been reasonably prepared and reflected the best currently available estimates and good faith judgments of senior management of DG FastChannel of the expected future competitive, operating and regulatory environments and related financial performance of DG FastChannel and Enliven. BMO Capital Markets expresses no opinion with respect to such projections, including estimated synergies, or the assumptions on which they are based. BMO Capital Markets was not asked to and did not consider the possible effects of any litigation or other legal claims. BMO Capital Markets further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement and that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on DG FastChannel or Enliven or on the contemplated benefits of the merger.

        BMO Capital Markets' opinion is necessarily based upon financial, economic, market and other conditions and circumstances as in effect on, and information made available to BMO Capital Markets as of May 7, 2008. BMO Capital Markets disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion.

        BMO Capital Markets' opinion does not constitute a recommendation as to any action that the board of directors of DG FastChannel or any stockholder of DG FastChannel should take in connection with the merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to issuance of DG common stock in connection with the merger. BMO Capital Markets' opinion relates solely to the fairness, from a financial point of view, to DG FastChannel of the exchange ratio. BMO Capital Markets expresses no opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the board of directors of DG FastChannel as alternatives to the merger or the decision of the board of directors of DG FastChannel to proceed with the merger, nor does BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the merger or the other transactions contemplated by the merger agreement. BMO Capital Markets is not an expert in, and its opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. BMO Capital Markets relied solely on DG FastChannel's legal, tax and accounting advisors for such matters.

        BMO Capital Markets was engaged solely to render an opinion as to the fairness, from a financial point of view, to DG FastChannel of the exchange ratio, for which it has received a fee for its services, which fee was not contingent upon successful consummation of the merger. BMO Capital Markets has not acted as financial advisor to DG FastChannel, Enliven, or any other party with respect to the merger other than in rendering such opinion. Accordingly, BMO Capital Markets has not been involved in any aspect of the proposed transaction, including, without limitation, the negotiation of the Merger Agreement, alternatives thereto or any of the other terms of the proposed transaction.

        The following is a summary of the material analyses performed by BMO Capital Markets in connection with its opinion to the DG FastChannel board of directors dated May 7, 2008. The following summary, however, does not purport to be a complete description of the financial analyses performed by BMO Capital Markets, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO Capital Markets. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 7, 2008 and is not necessarily indicative of current market conditions. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully BMO Capital Markets' financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BMO Capital Markets' financial analyses.

        Merger Consideration.    BMO Capital Markets calculated the implied merger price per share by multiplying the exchange ratio of 0.051 by the closing price per share of DG FastChannel common stock of $19.23 on May 5, 2008. The following table reflects the various values of the merger consideration considered by BMO Capital Markets in its analyses. BMO Capital Markets also noted that the $0.98 per share merger consideration represented a 38% premium to the closing stock price per share of Enliven's common stock on May 5, 2008 of $0.71, and further represented a premium as compared to the average closing stock price per share of Enliven common stock over various periods, each ending on May 5, 2008, as follows:

Enliven's Common Stock Price Per Share		Implied Premium
Trailing 5 trading days average	$0.70	40%
Trailing 30 trading days average	$0.70	40%
Trailing 90 trading days average	$0.91	8%
Trailing 180 trading days average	$0.86	14%
Trailing one year average	$0.90	9%

        Analysis of Certain Publicly Traded Companies Comparable to Enliven.    BMO Capital Markets reviewed publicly available financial information of the following four publicly traded Internet marketing companies: ValueClick, Omniture, Digital River and Marchex.

        For these selected companies, BMO Capital Markets noted the median of such multiples was 2.7x for enterprise value to projected 2008 revenues, and 2.4x for enterprise value to projected 2009 revenues. BMO Capital Markets then selected a range of multiples for enterprise value to projected 2008 and 2009 revenues and determined an implied enterprise value for Enliven, then subtracted net debt to determine an implied equity value. After accounting for the vesting of in-the-money options and warrants, this analysis indicated a range of implied values per share of Enliven's common stock of $0.57 to $0.86 based on projected 2008 revenues and $0.58 to $0.90 based on projected 2009 revenues. These implied equity values per share were then compared to the implied equity value per share of the merger consideration of $0.98 described above.

        No company included in the group of selected companies is identical to Enliven. In selecting and evaluating the comparable companies, BMO Capital Markets made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Many of these matters are beyond the control of Enliven and BMO Capital Markets. Because of the inherent differences between the business, operations, financial condition and prospects of Enliven and those of the selected comparable companies, BMO Capital Markets believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

        Analysis of Certain Publicly Traded Companies Comparable to DG FastChannel.    BMO Capital Markets reviewed publicly available financial information of the following six advertising agencies and five media distribution network companies as follows:

Advertising Agency Companies	Distribution Network Companies
• Omnicom • WPP • Publicis • Interpublic • Aegis • Havas	• Akamai Technologies • National CineMedia • SAVVIS • LodgeNet Interactive • RRsat Global

        For these selected companies, BMO Capital Markets noted such multiples for enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or "EBITDA." The overall median enterprise value to projected 2008 EBITDA multiple for these selected companies was 7.0x, and 6.5x for enterprise value to projected 2009 EBITDA. BMO Capital Markets then selected a range of multiples for enterprise value to projected 2008 EBITDA. BMO Capital Markets reviewed two scenarios for projected EBITDA prepared by DG FastChannel management that include a standalone set of projections excluding the pending acquisition of Vyvx, referred to herein as the "Standalone case," as well as a scenario that is pro forma for the acquisition of Vyvx, referred to herein as the "Pro Forma for Vyvx case." BMO Capital Markets determined an implied enterprise value for DG FastChannel by applying a selected range of multiples to the corresponding projected values for DG FastChannel using the two sets of projected EBITDA described above, then subtracted net debt to determine an implied equity value. After accounting for the vesting of in-the-money options and warrants, this analysis indicated a range of implied values per share of DG FastChannel's common stock of $15.51 to $19.02 assuming a Standalone case, and $14.67 to $19.56 assuming a Pro Forma for Vyvx case. These implied equity values per share were then compared to DG FastChannel's common stock price preceding the public announcement of the merger.

        No company included in the group of selected companies is identical to DG FastChannel. In selecting and evaluating the comparable companies, BMO Capital Markets made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Many of these matters are beyond the control of DG FastChannel and BMO Capital Markets. Because of the inherent differences between the business, operations, financial condition and prospects of DG FastChannel and those of the selected comparable companies, BMO Capital Markets believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis.

        Selected Precedent Transactions Analysis.    BMO Capital Markets reviewed publicly available financial information relating to the following sixteen merger and acquisition transactions involving Internet marketing companies since April 2005:

Target	Acquirer
Compete	Taylor Nelson Sofres
Visual Sciences (WebSideStory)	Omniture
Offermatica	Omniture
Aptimus	Apollo Group
MeziMedia	ValueClick
24/7 Real Media	WPP
Hitwise	Experian
Jumpstart Automotive	Hachete Filipacchi Media
Touch Clarity	Omniture
Visual Sciences	WebSideStory
Pricegrabber.com	Experian
FastClick	ValueClick
Web Marketing Holdings (Web Clients)	ValueClick
Shopping.com	eBay
LowerMyBills.com	Experian
DoubleClick	Hellman & Friedman/JMI Equity

        Using publicly available information, BMO Capital Markets calculated the enterprise value of the target reflected in each transaction as a multiple of revenue for the last twelve months, or LTM revenue, preceding announcement of the transaction and noted the median of such multiples of 4.5x.

        BMO Capital Markets then selected a range of enterprise value to LTM revenue multiples and determined an implied value for Enliven by applying this range to the corresponding LTM values for Enliven, then subtracted net debt to determine an implied equity value. After accounting for the vesting of in-the-money options and warrants, this analysis indicated a range of implied values per share for Enliven ranging from $0.68 to $1.11. These implied equity values per share were then compared to the implied equity values per share of the merger consideration of $0.98 described above.

        No company, transaction or business used in the Selected Precedent Transactions Analysis is identical to Enliven or the merger. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which Enliven and the merger were compared.

        Discounted Cash Flow Analyses.    BMO Capital Markets performed discounted cash flow analyses on each of Enliven and DG FastChannel and used the results of each analysis to derive a range of implied equity values per share for Enliven and DG FastChannel.

        BMO Capital Markets used financial cash flow projections for Enliven based on DG FastChannel's management estimates, including estimated synergies and associated costs to achieve such synergies. BMO Capital Markets estimated the terminal value of Enliven by applying terminal multiples of revenue ranging from 2.25x to 3.25x to Enliven's revenue in the terminal year. BMO Capital Markets then discounted Enliven's unlevered free cash flows and the range of terminal values to calculate the present values using a range of discount rates from 16% to 18%. BMO Capital Markets utilized this range of discount rates based on analyzing and comparing the weighted average cost of capital for the selected publicly traded companies used in the analysis. This analysis implied an equity value per share for Enliven ranging from $0.72 to $1.01 excluding the impact of estimated synergies, and $0.77 to $1.06 including the impact of estimated synergies. These implied equity values per share were then compared to the implied equity value per share of the merger consideration of $0.98 described above.

        BMO Capital Markets also used financial cash flow projections for DG FastChannel based on DG FastChannel's management estimates, including the Standalone case and Pro Forma for Vyvx case. BMO Capital Markets estimated the terminal value of DG FastChannel by applying terminal multiples of EBITDA ranging from 8.0x to 9.0x to DG FastChannel's EBITDA in the terminal year. BMO Capital Markets then discounted DG FastChannel's unlevered free cash flows and the range of terminal values to calculate present values using a range of discount rates from 14% to 16%. BMO Capital Markets utilized this range of discount rates based on analyzing and comparing the weighted average cost of capital for the selected publicly traded companies used in the analysis. This analysis implied an equity value per share for DG FastChannel ranging from $19.09 to $22.58 for the Standalone case, and $19.91 to $24.62 for the Pro Forma for Vyvx case. These implied equity values per share were then compared to the recent per share prices of DG FastChannel's common stock described above.

        Relative Contribution Analysis.    Using estimated financial data for DG FastChannel and Enliven provided by DG FastChannel's management, BMO Capital Markets analyzed the relative contributions of each of DG FastChannel and Enliven relative to the combined company's estimated revenue for 2008 and 2009. BMO Capital Markets then computed DG FastChannel's percentage contribution to the combined company. This analysis indicated that Enliven will contribute approximately 20% to the combined company's revenues on a pro forma basis. This was compared to the approximately 22% post-merger pro forma ownership of DG FastChannel by present stockholders of Enliven.

        BMO Capital Markets also reviewed DG FastChannel's percentage contribution to the combined company, using Pro Forma for Vyvx case EBITDA projections. This analysis indicated that Enliven will contribute approximately 20% to the combined company's revenues on a pro forma basis. This was compared to the approximately 22% post-merger pro forma ownership of DG FastChannel by present stockholders of Enliven.

        Miscellaneous.    In performing its analyses, BMO Capital Markets made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BMO Capital Markets, DG FastChannel or Enliven. Any estimates contained in the analyses performed by BMO Capital Markets are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, BMO Capital Markets' opinion was only one of several factors taken into consideration by the DG FastChannel board of directors in making its determination to approve the merger agreement and the merger and the issuance of shares of DG FastChannel common stock in the merger. Consequently, BMO Capital Markets' analyses should not be viewed as determinative of the decision of the DG FastChannel's board of directors or DG FastChannel's management with respect to the fairness of the consideration provided for in the merger agreement.

        DG FastChannel has paid BMO Capital Markets a customary fee for its financial advisory services, none of which is contingent on completion of the merger. DG FastChannel also has agreed to reimburse BMO Capital Markets for reasonable expenses incurred by BMO Capital Markets in performing its services and to indemnify BMO Capital Markets and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of BMO Capital Markets' engagement.

        DG FastChannel retained BMO Capital Markets based upon BMO Capital Markets' experience and expertise. BMO Capital Markets is a nationally recognized investment banking and advisory firm. As part of its investment banking business, BMO Capital Markets is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BMO Capital Markets and its affiliates have in the past provided certain banking and other services to DG FastChannel and its affiliates, and BMO Capital markets and its affiliates may provide banking and other services to DG FastChannel, Enliven or their respective affiliates in the future, for which BMO Capital Markets or such affiliate may have received or will receive customary fees. BMO Capital provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of DG FastChannel or Enliven for its own account and for the accounts of customers.

Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger

        In a meeting on May 7, 2008, the present members of the Enliven board of directors unanimously declared that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable, fair to and in the best interests of Enliven and its stockholders. The Enliven board of directors has declared that the merger agreement and the merger are advisable and recommends that Enliven's stockholders vote "FOR" the adoption of the merger agreement and approval of the merger at the special meeting of stockholders.

        In reaching its determinations to approve the merger agreement and recommend that the Enliven's stockholders adopt the merger agreement and approve the merger, the Enliven board of directors considered numerous factors discussed with Enliven's outside legal and financial advisors and senior management, including the following factors and benefits of the merger, each of which the Enliven board of directors believed supported its determinations:

  •
  the Enliven board of directors' familiarity with the business, operations, properties and assets, financial condition, business strategy and prospects of Enliven, as well as the risks involved in achieving those prospects (including the risk factors set forth in Enliven's Annual Report on Form 10-K for the year ended December 31, 2007);

  •
  the nature of the industry in which Enliven competes, industry trends and economic and market conditions, both on a historical and a prospective basis;

  •
  the publicly available information and information provided by DG FastChannel concerning its businesses, financial, condition, operating results and prospects, including a presentation made to the Enliven board of directors by certain officers of DG FastChannel, and the results of Enliven's due diligence review of DG FastChannel;

  •
  the Enliven board of director's belief that DG FastChannel and Enliven can effectively and efficiently be integrated and that by combining complementary operations, the combined company will have better opportunities for future growth;

  •
  the Enliven board of directors' belief that the merger will create significant cost synergies ranging from $3 to $5 million, principally due to Enliven no longer being subject to the SEC's reporting and disclosure rules;

  •
  the Enliven board of directors' belief that by leveraging DG FastChannel's customer relationships and Enliven's online capabilities, the merger can generate revenue synergies ranging from $4 to $6 million in the first full year;

  •
  Enliven's strategic alternatives, including remaining an independent entity and pursuing its current long-term strategy, conducting a sale process and other potential business combination transactions, together with an assessment of the risks attendant to each strategic alternative;

  •
  the financial analysis prepared by Needham and presented to the Enliven board of directors on May 6, 2008 and May 7, 2008, together with the oral opinion of Needham that, as of May 7, 2007 and based upon and subject to the factors and assumptions discussed with the Enliven board of directors, the exchange ratio is fair to the stockholders of Enliven (other than DG FastChannel and its affiliates) from a financial point of view. Such oral opinion was subsequently confirmed by Needham by delivery of its written opinion dated May 7, 2008. For a further discussion of Needham's opinion, see "Fairness Opinion of Financial Advisor to Enliven" on page 52;

  •
  the fact that the implied value of the merger consideration represented by the exchange ratio, based on the closing price of DG FastChannel's common stock on May 6, 2008 (the last trading day prior to signing of the merger agreement) represented a premium of 38% to the closing price of Enliven's common stock on such date, a 20% premium to the average implied historical exchange ratio for the six month period ended May 6, 2008 and a substantial premium over other recent historical periods;

  •
  the expectation that Enliven stockholders (other than DG FastChannel and its affiliates), immediately after completion of the merger, will hold approximately 20% of the shares of common stock of the combined company and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

  •
  the expectation that the merger will constitute a "reorganization" under Section 368(a) of the Code;

  •
  the ability of the Enliven board of directors, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited bona fide acquisition proposal from a third party prior to obtaining the approval of Enliven's stockholders of the merger, and the ability of the Enliven board of directors to terminate the merger agreement to accept a superior proposal (as such term is defined in the merger agreement) upon the payment to DG FastChannel of a termination fee of $3,270,465;

  •
  the belief of the Enliven board of directors that the circumstances under which a termination fee may become payable by Enliven to DG FastChannel under the merger agreement in the event of certain termination events, as well as the size of such termination fee, are reasonable in the context of termination fees that have been negotiated in other transactions and would not preclude another party from making a competing proposal;

  •
  the ability of the Enliven board of directors, under the merger agreement, to withdraw or modify, in a manner adverse to DG FastChannel, its recommendation in favor of the adoption and approval of the merger, after providing DG FastChannel five business days written notice of its intention to do so, if the Enliven board of directors concludes in good faith, after the receipt of advice of outside legal counsel and, if appropriate, nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary duties under applicable law, subject to the payment of DG FastChannel's expenses up to $300,000, under certain circumstances and if, as a result, DG FastChannel terminates the merger agreement, a termination fee in an amount equal to $3,270,465 less the amount of DG FastChannel's expenses paid by Enliven pursuant to the merger agreement; and

  •
  that the merger agreement requires the DG FastChannel board of directors to take all necessary action to cause the DG FastChannel board of directors upon the consummation of the merger to consist of no more than nine directors and to include two persons (to be mutually agreed upon by Enliven and DG FastChannel prior to the effective time of the merger) who are currently directors of Enliven, such individuals to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of DG FastChannel in 2010.

        The Enliven board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

  •
  the risks and costs to Enliven if the transactions contemplated by the merger agreement do not close, including the diversion of management and employee attention, potential employee attrition, the effect on business relationships and the incurrence of transaction-related expenses;

  •
  the potential impact of the restrictions under the merger agreement on Enliven's ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent Enliven from undertaking business opportunities that may arise pending completion of the merger);

  •
  certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Enliven, including: (i) the restriction on Enliven's ability to solicit proposals for alternative transactions; (ii) the requirement that the Enliven board of directors submit the merger agreement to Enliven's stockholders for adoption in certain circumstances, even if the Enliven board of directors withdraws its recommendation for the merger, unless the merger agreement has been terminated; and (iii) the requirement that Enliven pay a termination fee of $3,270,465 to DG FastChannel in certain circumstances following the termination of the merger agreement;

  •
  the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that would materially and adversely affect the financial results of the combined company, or that such approval could be delayed due to then-pending regulatory reviews that were delaying DG FastChannel's pending acquisition of the assets of the Vyvx advertising services business from Level 3 Communications, LLC pursuant to the asset purchase agreement among DG FastChannel, Level 3 Communications, LLC, Vyvx, LLC, and Wiltel Communications, LLC, dated as of December 18, 2007;

  •
  the risk that DG FastChannel's pending acquisition of such business may be terminated and DG FastChannel would be obligated to pay a $10 million termination fee to Level 3 Communications, LLC pursuant to the terms of the Vyvx acquisition agreement;

  •
  the risk that certain of Enliven's directors and executive officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of Enliven's stockholders;

  •
  the failure of the combined company to achieve the anticipated cost and revenue synergies described above; and

  •
  other risks commonly associated with transactions such as the merger, including risks associated with the merger and the business of DG FastChannel, Enliven and the combined company, including those described or referenced in the section entitled "RISK FACTORS" beginning on page 20.

        The foregoing discussion of the factors considered by the Enliven board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Enliven board of directors in its consideration of the merger agreement and the merger. After considering these factors, the Enliven board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Enliven board of directors, and the complexity of these matters, the Enliven board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Enliven board of directors may have assigned different weights to various factors. The Enliven board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Fairness Opinion of Financial Advisor to Enliven

        Enliven retained Needham to act as its financial advisor in connection with the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of Enliven common stock (other than the shares of Enliven common stock held by DG FastChannel and its affiliates, as to which Needham expressed no opinion). The exchange ratio was determined through arm's length negotiations between Enliven and DG FastChannel and not by Needham.

        On May 7, 2008, Needham delivered to the Enliven board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of Enliven common stock (other than the shares of Enliven common stock held by DG FastChannel and its affiliates, as to which Needham expressed no opinion) from a financial point of view. Prior to its issuance, the Needham opinion was approved by Needham's internal fairness committee. The Needham opinion is addressed to the Enliven board of directors, is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any Enliven stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

        The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this joint proxy statement/prospectus as Appendix C. The summary of the Needham opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the Needham opinion. Enliven stockholders should read the Needham opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

        In arriving at its opinion, Needham, among other things:

  •
  reviewed a draft of the merger agreement dated May 7, 2008;

  •
  reviewed certain publicly available information concerning Enliven and DG FastChannel and certain other relevant financial and operating data of Enliven and DG FastChannel furnished to Needham by Enliven and DG FastChannel;

  •
  reviewed the historical stock prices and trading volumes of the common stock of Enliven and DG FastChannel;

  •
  held discussions with members of management of Enliven and DG FastChannel concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined company;

  •
  reviewed certain financial forecasts with respect to Enliven and DG FastChannel prepared by the respective managements of Enliven and DG FastChannel and held discussions with members of such management concerning those forecasts;

  •
  reviewed certain research analyst projections with respect to Enliven and DG FastChannel;

  •
  compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for Enliven and DG FastChannel;

  •
  reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

  •
  reviewed such other financial studies and analyses and considered such other matters as Needham deemed appropriate.

        In connection with its review and in arriving at its opinion, Needham assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by or discussed with it for purposes of rendering its opinion, and Needham neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, Needham assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that the merger will be consummated upon the terms and subject to the conditions set forth in the merger agreement without material alteration or waiver. Needham assumed that the financial forecasts for each company provided to Needham by their respective managements and the joint prospects of the combined companies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Enliven and DG FastChannel, at the time of preparation, of the future operating and financial performance of Enliven and DG FastChannel and the combined companies. Needham relied upon the estimates of Enliven and DG FastChannel of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham assumed, based upon discussions with the respective managements of Enliven and DG FastChannel, that the research analyst projections with respect to Enliven and DG FastChannel represent reasonable estimates as to the future financial performance of Enliven and DG FastChannel, respectively.

        As described above, in preparing certain of its analysis, Needham relied upon a set of projections with respect to Enliven's future financial performance for the period 2008-2012 and upon a set of projections with respect to DG FastChannel's future financial performance for the period 2008-2009. These projections were provided by Enliven's and DG FastChannel's management teams, respectively. Needham noted that these projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Enliven and DG FastChannel management, including, without limitation, factors relating to general economic and competitive conditions, growth rates, market share and pricing. Accordingly, actual results could vary significantly from those set forth in the projections.

        Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Enliven or DG FastChannel. Needham's opinion states that it was based on economic, monetary and market conditions existing as of its date, and Needham did not assume any responsibility to update or revise its opinion based upon circumstances and events occurring after the date of that opinion. Needham expressed no opinion as to what the value of DG FastChannel common stock will be when issued to the stockholders of Enliven pursuant to the merger or the prices at which DG FastChannel common stock or Enliven common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address, Enliven's underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to Enliven.

        No limitations were imposed by Enliven on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

        In preparing its opinion, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to May 7, 2008, and is not necessarily indicative of current or future market conditions.

        Pursuant to and as described more fully in the merger agreement, each issued and outstanding share of Enliven common stock will be converted into the right to receive 0.051 shares of DG FastChannel common stock. Based on the closing price of DG FastChannel common stock on May 6, 2008, this value was $0.98 per share.

        Average Stock Price Ratio Analysis.    Needham reviewed the historical trading prices of Enliven common stock and DG FastChannel common stock for various periods prior to May 6, 2008, the last full trading day prior to the date of Needham's opinion, in order to determine the average stock price ratios for the prior 30 days, three months, six months, 12 months, two years and five years. "Average stock price ratio" data represent the daily closing stock price of Enliven common stock divided by the daily closing stock price of DG FastChannel common stock averaged over the respective period.

Date or Period prior to May 6, 2008	Average Stock Price Ratio
Last five years	0.1259
Last two years	0.0853
Last twelve months	0.0432
Last six months	0.0425
Last three months	0.0413
Last 30 days	0.0353
DG FastChannel / Enliven merger agreement	0.0510

        Needham noted that the exchange ratio pursuant to the merger agreement of 0.051 was higher than the average stock price ratios for the prior 30 days, three months, six months and 12 months.

        Contribution Analysis.    Needham reviewed and analyzed the implied pro forma enterprise value contribution of each of Enliven and DG FastChannel to the pro forma combined operating results for calendar year 2007 and the pro forma estimated combined operating results for calendar year 2008 and calendar year 2009. Needham also noted the implied percentage contribution of each of Enliven and DG FastChannel to the pro forma combined balance sheet as of March 31, 2008. In calculating the pro forma estimated combined operating results, Needham used financial forecasts prepared by Enliven and DG FastChannel management and assumed no cost savings or other synergies.

        Needham reviewed, among other things, the implied percentage contributions to pro forma combined revenues, gross profit, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, and earnings before taxes, or EBT.

        The following tables present the results of this analysis and the implied pro forma enterprise value contribution of each of Enliven and DG FastChannel, based on the merger consideration formula set forth in the merger agreement, and using the treasury stock method to calculate the number of shares of post-merger DG FastChannel common stock outstanding after taking into account outstanding options and warrants.

	Implied Actual/Estimated Percentage Contribution
	DG FastChannel	Enliven
Pro forma combined revenues
2007	83.9%	16.1%
2008 estimate	81.7%	18.3%
2009 estimate	79.5%	20.5%
Pro forma combined gross profit
2007	85.3%	14.7%
2008 estimate	82.1%	17.9%
2009 estimate	81.1%	18.9%
Pro forma combined EBITDA
2007	100.0%	0.0%
2008 estimate	100.0%	0.0%
2009 estimate	97.9%	2.1%
Pro forma combined EBIT
2007	100.0%	0.0%
2008 estimate	100.0%	0.0%
2009 estimate	100.0%	0.0%
Pro forma combined EBT
2007	100.0%	0.0%
2008 estimate	100.0%	0.0%
2009 estimate	100.0%	0.0%

        The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

        Based on the exchange ratio, and based on DG FastChannel's and Enliven's March 31, 2008 cash and debt balances, each of Enliven and DG FastChannel represent 21.3% and 78.7% respectively of the combined pro forma enterprise value. Needham noted that Enliven's contribution to the combined pro forma enterprise value was greater than its contributions for each of the above-referenced five measures in each of the above-referenced time periods.

        Pro Forma Transaction Analysis.    Needham prepared pro forma analyses of the financial impact of the merger based on the merger consideration and estimated financial results of Enliven and DG FastChannel for the 2008 and 2009 calendar years, estimated transaction fees and assumed cost savings and other synergies resulting from the merger. The estimated financial results, transaction fees, cost savings and revenue and other synergies were based upon Enliven's and DG FastChannel's respective management estimates. While the actual operating or financial results achieved by the combined entity may vary from estimated results, and these variations may be material, Needham noted that, based upon these projections and assumptions, the merger would be dilutive to the estimated earnings per share of DG FastChannel for the 2008 and 2009 calendar years.

        Selected Company Analysis.    Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Enliven to the corresponding publicly available data and ratios of certain publicly traded companies that Needham deemed relevant because they have lines of businesses that are similar to Enliven's line of business. These companies, referred to as the selected companies, consisted of the following:

  •
  Google Inc.;

  •
  Yahoo! Inc.;

  •
  ValueClick Inc.;

  •
  Omniture Inc.;

  •
  ComScore Inc.;

  •
  LoopNet Inc.;

  •
  Marchex Inc.;

  •
  Greenfield Online Inc.;

  •
  LivePerson Inc.;

  •
  InfoSpace Inc.;

  •
  LookSmart Inc.; and

  •
  MIVA Inc.

The table below sets forth information concerning the following multiples for the selected companies and for Enliven:

  •
  Enterprise value as a multiple of last twelve months, or LTM, revenues;

  •
  Enterprise value as a multiple of estimated calendar 2008 revenues;

  •
  Enterprise value as a multiple of estimated calendar 2009 revenues;

  •
  Enterprise value as a multiple of estimated calendar 2009 earnings before interest, taxes, depreciation and amortization, or EBITDA;

Needham also compared, for the selected companies,

  •
  Enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Enterprise value as a multiple of estimated calendar 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Price as a multiple of LTM earnings per share;

  •
  Price as a multiple of estimated calendar 2008 earnings per share; and

  •
  Price as a multiple of estimated calendar 2009 earnings per share,

but determined that these comparisons were not meaningful because of Enliven's negative EBITDA for the last 12 months and for projected 2008; and Enliven's negative earnings per share for the last 12 months, projected 2008 and projected 2009.

        For purposes of the selected contribution, pro forma transaction and selected company analyses, the terms transaction value and market value represent the value, or implied value based upon the merger consideration or exchange ratio, of the relevant company's common equity, and the terms aggregate transaction value and enterprise value represent, with respect to the relevant company, market value plus debt, less cash.

        Needham used publicly available financial estimates for the estimated data for the selected companies. Needham calculated multiples for the selected companies based on the closing stock prices of those companies on May 6, 2008, and for Enliven based the exchange ratio of 0.051 shares of DG FastChannel common stock for each share of Enliven common stock.

Selected Companies
	High	Low	Mean	Median	Enliven
Enterprise value to LTM revenues	9.8x	0.2x	3.8x	2.7x	5.1x
Enterprise value to estimated calendar 2008 revenues	7.9x	0.2x	3.0x	2.5x	3.5x
Enterprise value to estimated calendar 2009 revenues	6.2x	0.2x	2.5x	2.2x	2.9x
Enterprise value to estimated calendar 2009 EBITDA	20.2x	4.2x	10.2x	9.0x	90.8x

        Needham noted that the multiples for Enliven were greater than both the mean and median with respect to each of the above four measures.

        Selected Transaction Analysis.    Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed between January 1, 2005 and May 6, 2008 that involved targets that were online marketing services companies.

Target	Acquirer
KnowledgeStorm, Inc.	TechTarget, Inc.
Visual Science, Inc.	Omniture, Inc.
Cityfeet.com, Inc.	LoopNet, Inc.
Corsis Technology Group II LLC	The Street.com, Inc.
MeziMedia, Inc.	ValueClick, Inc.
Kasamba, Inc.	LivePerson, Inc.
aQuantive, Inc.	Microsoft Corp.
24/7 Real Media, Inc.	WPP Group, PLC
Right Media, Inc.	Yahoo!, Inc.
Jumpstart Automotive Media, Inc.	Lagardere SCA
Hitwise, Inc.	Experian Group Ltd.
DoubleClick, Inc.	Google, Inc.
Allyes AdNetwork	Focus Media Holding Ltd.
Digitas, Inc.	Publicis Groupe SA
VitalStream Holdings, Inc.	Internap Network Services Corp.
RenovationExperts.com	Website Pros, Inc.
1ShoppingCart.com	Website Pros, Inc.
FastClick, Inc.	ValueClick, Inc.
Web Marketing Holdings, Inc.	ValueClick, Inc.
Shopping.com Ltd.	eBay, Inc.
LowerMyBills.com, Inc.	Great Universal Stores, PLC
DoubleClick, Inc.	Hellman & Friedman, LLC
HealthCentersOnline, Inc.	iVillage, Inc.
Ciao GmbH	Greenfield Online, Inc.
Digital Impact, Inc.	Acxiom Corp.

In examining the selected transactions, Needham analyzed, for the selected transactions and for the Enliven/DG FastChannel merger, aggregate transaction value as a multiple of LTM revenues.

        Needham also compared, for the selected transactions, aggregate transaction value as a multiple of LTM EBITDA, but determined that this comparison was not meaningful because of Enliven's negative EBITDA for the last 12 months.

        Needham calculated multiples for Enliven based on the implied merger consideration of $0.98 per share. The following table sets forth information concerning the multiples for the selected transactions.

Selected Transactions
Enliven/ DG FastChannel Merger
	Maximum	Minimum	Mean	Median
Aggregate transaction value to LTM revenues	24.4x	1.4x	5.2x	3.4x	5.1x

        Needham noted that the multiple for Enliven was greater than the median and consistent with the mean of the multiples of the selected transactions.

        Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions closed between January 1, 2006 and May 7, 2008 with an aggregate transaction value between $10 million and $1 billion that involved targets that were technology and technology-enabled services companies and in which the consideration was 100% stock.

Target	Acquirer
AMIS Holdings, Inc.	ON Semiconductor Corp.
Bioscrypt, Inc.	L-1 Identity Solutions, Inc.
Traffix, Inc.	New Motion, Inc.
Sipex Corp.	Exar, Corp.
VitalStream Holdings, Inc.	Internap Network Services Corp.
McData Corp.	Brocade Communications Systems, Inc.
Pemstar, Inc.	Benchmark Electronics, Inc.
International Displayworks, Inc.	Flextronics International Ltd.
Micro Linear Corp.	Sirenza Microdevices, Inc.
Identix, Inc.	Viisage Technology, Inc.
Lexar Media, Inc.	Micron Technology, Inc.
eCOST.com, Inc.	PFSweb, Inc.

In examining the selected transactions, Needham analyzed:

  •
  the premium of consideration offered to Target's stock price one trading day prior to the announcement of the transaction;

  •
  the premium of consideration offered to Target's stock price five trading days prior to the announcement of the transaction; and

  •
  the premium of consideration offered to Target's stock price 30 trading days prior to the announcement of the transaction.

        Needham calculated premiums for Enliven based on the exchange ratio of 0.051 share of DG FastChannel common stock for each share of Enliven common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

	Selected Transactions
					DG FastChannel / Enliven Merger
	High	Low	Mean	Median
One-day stock price premium	122.4%	(9.2)%	32.1%	25.0%	34.8%
Five-day stock price premium	118.3%	(10.7)%	30.2%	24.4%	35.0%
Thirty-day stock price premium	115.2%	(12.2)%	29.6%	29.5%	27.8%

        Needham noted that while the 30-day stock price premium for Enliven was less than the mean and median multiples for the selected transactions, the one- and five-day stock price premiums for Enliven were greater than both the mean and median multiples for the selected transactions.

        No company, transaction or business used in the "Selected Company Analysis" or the "Selected Transaction Analysis" is identical to Enliven, DG FastChannel or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

        Other Analyses.    In rendering its opinion, Needham considered various other analyses in addition to the material financial analyses summarized above, including a history of trading prices for Enliven and DG FastChannel common stock.

        The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Enliven and DG FastChannel. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham's opinion and related analyses were only one of many factors considered by Enliven's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Enliven's board of directors or management with respect to the merger consideration or the merger.

        Under the terms of its engagement letter with Needham, Enliven has paid Needham a nonrefundable fee of $250,000 for rendering the Needham opinion and will pay Needham a $1,250,000 fee for financial advisory services upon consummation of the transactions contemplated by the merger agreement. Whether or not the merger is consummated, Enliven has agreed to reimburse Needham for its out-of-pocket expenses and to indemnify Needham against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Enliven. In the event the merger is not consummated and Enliven is paid a break-up, termination or similar fee by DG FastChannel, Enliven has agreed to pay Needham a fee equal to 20% of such break-up, termination or other similar fee, if any, payable in cash promptly following receipt thereof. In the event the DG FastChannel merger is not consummated and an alternative business combination is consummated during the period that Needham is retained as financial advisor to Enliven or within nine months thereafter, Enliven has agreed to pay Needham fees for financial advisory services equal to the greater of 2.0% of the aggregate purchase price paid in the alternative business combination or $750,000, payable in cash upon the closing of the transaction. The amount of the fee due Needham in the alternative business combination would be reduced by the amount of the break-up, termination or other similar fee, if any, paid to Needham in connection with the DG FastChannel merger. Needham would also receive a fee of $250,000 for any opinion rendered with respect to any such alternative business combination.

        Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained to act as Enliven's financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with Enliven and similarly situated technology companies. Needham has in the past provided and may in the future provide investment banking and financial advisory services to Enliven and DG FastChannel unrelated to the proposed merger, for which services Needham has received and expects to receive compensation. Needham has had no investment banking relationship with DG FastChannel during the past two years. In the normal course of its business, Needham may actively trade the equity securities of Enliven or DG FastChannel for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Interests of Enliven's Directors and Executive Officers in the Merger

        In considering the recommendations of the Enliven board of directors with respect to its approval of the merger agreement, Enliven's stockholders should be aware that Enliven's executive officers and directors have interests in the merger that are different from, or in addition to, those of Enliven stockholders generally. These factors are discussed below.

        Stock Options.    In the merger, all unexercised and unexpired options to purchase shares of Enliven common stock then outstanding under any stock option plan of Enliven, including the 1995 Nonstatutory Stock Option Plan, the 1995 Director Option Plan, the 1996 Nonstatutory Stock Option Plan and the 2006 Equity Incentive Plan and any other plan, agreement or arrangement, which we refer to collectively as the Enliven stock option plans, whether or not then exercisable, will be assumed by DG FastChannel. Each option to purchase shares of Enliven common stock so assumed by DG FastChannel under the merger agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Enliven stock option plan applicable to such option to purchase shares of Enliven common stock so assumed by DG FastChannel and any agreements thereunder immediately prior to the merger, except that (A) each option to purchase shares of Enliven common stock so assumed by DG FastChannel will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of DG FastChannel common stock equal to the product of the number of shares of Enliven common stock that were issuable upon exercise of such option to purchase shares of Enliven common stock assumed by DG FastChannel immediately prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of DG FastChannel common stock, and (B) the per share exercise price for the shares of DG FastChannel common stock issuable upon exercise of such option to purchase shares of Enliven common stock so assumed by DG FastChannel will be equal to the quotient determined by dividing the exercise price per share of Enliven common stock at which such option to purchase shares of Enliven common stock so assumed by DG FastChannel was exercisable immediately prior to the effective time of the merger by the exchange ratio, rounded up to the nearest whole cent. Continuous employment with Enliven or its subsidiaries will be credited to the option holder for purposes of determining the vesting of all options to purchase shares of Enliven common stock assumed by DG FastChannel after the completion of the merger.

        In addition, options to purchase shares of Enliven common stock (or then options to purchase shares of DG FastChannel common stock) held by certain executive officers of Enliven as described below become 100% vested upon an involuntary termination of employment or resignation for good reason within one year following a change in control, and such options will be fully exercisable for up to three months following any such termination. For these purposes, "change in control" is defined in a manner that includes the consummation of the merger. The treatment of outstanding options to purchase shares of Enliven common stock held by Enliven's Chief Executive Officer, Chief Financial Officer and Executive Vice President and General Counsel are described below under "Employment Agreements."

        Employment Agreements.    The consummation of the merger will constitute a "change in control" as defined in the employment agreements between Enliven and each of Patrick Vogt, Christopher Duignan and Andrew Graf.

        Patrick Vogt, Enliven's President and Chief Executive Officer and a member of Enliven's board of directors entered into an employment agreement with Enliven, dated August 25, 2005 for a term ending on December 31, 2009. The employment agreement provides that if Mr. Vogt's employment is terminated by Enliven without cause or by Mr. Vogt for good reason, Mr. Vogt is entitled to receive an amount equal to his base salary and all options to purchase shares of Enliven common stock issued to Mr. Vogt would immediately vest and become exercisable for the period ending on the earlier of the seventh anniversary of the grant date or the third anniversary of the date Mr. Vogt's employment was terminated. In addition, if Mr. Vogt's employment is terminated within one year following a "change in control" of Enliven, in lieu of the severance payments described above, Mr. Vogt would be entitled to receive a lump sum equal to two times his base salary and all options to purchase shares of Enliven common stock issued to Mr. Vogt would immediately vest and become exercisable for the period ending on the earlier of the seventh anniversary of the grant date or the third anniversary of the date Mr. Vogt's employment was terminated. Under those circumstances, Enliven will also make available all applicable health and insurance benefits for one year from the date of termination.

        Christopher Duignan, Enliven's Chief Financial Officer, entered into an employment agreement with Enliven, dated April 27, 2007. The employment agreement provides that if Mr. Duignan's employment is terminated by Enliven without cause or is terminated by Mr. Duignan for good reason, Mr. Duignan will receive salary continuation in an amount equal to his base salary and the unvested portion of all options to purchase shares of Enliven common stock held by Mr. Duignan would immediately vest and become exercisable for three months. In addition, if Mr. Duignan's employment is terminated within one year following a "change in control" of Enliven, in lieu of the severance payments described above, Mr. Duignan would be entitled to receive in a lump sum an amount equal to one times his base salary and all options to purchase shares of Enliven common stock issued to Mr. Duignan would immediately vest and become exercisable for three months. Under those circumstances, Enliven will also make available all applicable health and insurance benefits for one year from the date of termination.

        Andrew Graf, Enliven's Executive Vice President and General Counsel, entered into an employment agreement with Enliven, dated as of May 24, 2005 and effective as of June 6, 2005. The employment agreement provides that if Mr. Graf's employment is terminated by Enliven without cause or is terminated by Mr. Graf for good reason, regardless of whether such termination occurs in connection with a "change in control." Mr. Graf will receive in a lump sum an amount equal to one times his base salary and the unvested portion of all options to purchase shares of Enliven common stock held by Mr. Graf would immediately vest and become exercisable for three months. Under those circumstances, Enliven will also make available all applicable health and insurance benefits for one year from the date of termination.

        Effect of the Merger Agreement on Employee Benefits.    The merger agreement provides that with respect to any employee benefit plan or program maintained by DG FastChannel or any of its subsidiaries in which any of the employees of Enliven will participate after the merger,

DG FastChannel is required to recognize all service of the employee with Enliven or a subsidiary of Enliven for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, any benefit plan of DG FastChannel. In addition, the merger agreement requires that for a period of one year following the merger, DG FastChannel will provide severance payments and benefits to all employees of Enliven on a basis comparable to similarly situated employees of DG FastChannel or its subsidiaries, and for purposes thereof, the employee's service with Enliven will be treated as service with DG FastChannel.

        Continued Employment with the Combined Company.    Certain of Enliven's current executive officers may be offered continued employment with the combined company after the effective time of the merger. The exact composition of the combined company's executive management following the merger has not been finalized as of the date of this Proxy Statement.

        Indemnification of Enliven's Directors and Officers.    The merger agreement provides that, from and after the effective time of the merger, subject to applicable laws, DG FastChannel will and will cause Enliven, as the surviving corporation, to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger existing on May 7, 2008 in favor of past and present directors and officers of Enliven or any of its subsidiaries, as provided in Enliven's restated certificate of incorporation, as amended, and bylaws or in any written indemnification contract between such directors or officers and Enliven (in each case, as in effect on May 7, 2008). DG FastChannel also agreed that prior to the effective time of the merger they will have caused the certificate of incorporation and bylaws of the surviving corporation to reflect such provisions, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the date of consummation of the merger in any manner that would adversely affect the rights of the indemnified parties thereunder.

        For a period of six years after the effective time of the merger (and for so long thereafter as any claims arising from acts or omission occurring at or prior to the effective time of the merger are being adjudicated), DG FastChannel shall cause Enliven, as the surviving corporation to provide to Enliven's past and present directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring at or prior to the effective time of the merger that is no less favorable than Enliven's existing policy. However, in no event will the surviving corporation be required to expend more than 200% of the annual premium currently paid by Enliven for such coverage, and to the extent that the annual premium would exceed such amount, the surviving corporation shall maintain the maximum amount of coverage available for such amount (but in no event shall such coverage be less than the directors' and officers' liability insurance coverage then provided by DG FastChannel to its directors and officers). The requirement to maintain insurance may be satisfied if Enliven obtains a prepaid or "tail" policy for such six year period with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

        In the event DG FastChannel or the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations described above.

        Directors of DG FastChannel Following the Merger.    In accordance with the merger agreement, following the merger, the size of the DG FastChannel board of directors will be increased from seven members to nine members to include two persons who are currently members of the Enliven board of directors, each of whom will serve in the class of directors whose term will expire at the DG FastChannel annual meeting of stockholders in 2010. DG FastChannel and Enliven will mutually agree, prior to the consummation of the merger, on the persons to serve as such members of the DG

FastChannel board of directors and expect that Patrick Vogt and Harvey D. Weatherspoon will become new members of the DG FastChannel board of directors following the merger.

Voting Agreement

        As an inducement to Enliven to enter into the merger agreement, on May 7, 2008, Scott K. Ginsburg and Moon Doggie Family Partnership, L.P., affiliates of DG FastChannel, entered into a stockholder voting agreement with Enliven. Pursuant to this stockholder voting agreement, these DG FastChannel stockholders agreed to vote their shares of DG FastChannel in favor of the issuance of DG FastChannel common stock in connection with the merger. As of April 28, 2008, these stockholders owned an aggregate of 2,595,542 shares of DG FastChannel common stock, representing approximately 14.5% of the outstanding shares of DG FastChannel. For a more complete discussion of the terms and conditions of the stockholder voting agreement, see "ADDITIONAL AGREEMENTS—Voting Agreement" beginning on page 90.

Certain Fees Associated with the Merger

        Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, DG FastChannel may be required to reimburse Enliven for certain expenses up to $300,000 and Enliven may be required to pay to DG FastChannel a termination fee and reimburse DG FastChannel for certain expenses up to $300,000 (subject to offset in the event a termination fee is paid to DG FastChannel). See "THE MERGER—Fees and Expenses" for a discussion of the circumstances under which a termination fee will be paid and expenses will be reimbursed.

Accounting Treatment

        The merger will be accounted for by DG FastChannel using the "purchase" method of accounting, in accordance with GAAP. Under this method of accounting, the aggregate consideration paid by DG FastChannel in connection with the merger, together with the direct costs of the merger, will be allocated to Enliven's tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. Acquired intangible assets are expected to be amortized on a straight-line basis over periods ranging from four to 20 years. The assets and liabilities and results of operations of Enliven will be consolidated into the results of operations of DG FastChannel as of the effective date of the merger.

Regulatory Approvals

        Under the HSR Act, the merger may not be consummated unless DG FastChannel and Enliven have made the necessary filings with the Antitrust Division of the U.S. Department of Justice, which we refer to herein as the Antitrust Division, and the Federal Trade Commission, or FTC, and the applicable waiting period has expired. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. If the 30th calendar day of the initial waiting period is not a business day, the initial waiting period is extended until 11:59 PM of the next business day. DG FastChannel and Enliven plan to file pre-merger notifications under the HSR Act with the Antitrust Division and the FTC in June 2008.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, restructuring the transaction or seeking the divestiture of substantial assets of DG FastChannel and Enliven. In addition, certain private parties, as well as state attorneys general and other antitrust authorities, may challenge the transaction under antitrust laws under certain circumstances.

        While DG FastChannel and Enliven believe that the completion of the merger will not violate any antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

        In addition, DG FastChannel must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Global Market in connection with the issuance of shares of DG FastChannel common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC. Enliven must comply with the applicable federal and state securities laws and the regulations of the Nasdaq Capital Market in connection with the merger and the filing of this joint proxy statement/prospectus with the SEC.

Resales of DG FastChannel Common Stock Issued in Connection with the Merger

        The shares of DG FastChannel common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, or Securities Act, and will be freely transferable.

Listing on the Nasdaq Global Market of DG FastChannel Shares Issued Pursuant to the Merger

        DG FastChannel will use its reasonable best efforts to cause the shares of DG FastChannel common stock to be issued, and those required to be reserved for issuance, in connection with the merger to be approved for listing on the Nasdaq Global Market prior to the completion of the merger, subject to official notice of issuance.

Delisting and Withdrawing from Registration of Enliven Common Stock After the Merger

        If the merger is completed, Enliven common stock will be de-listed from the Nasdaq Capital Market and withdrawn from registration under the Securities Exchange Act of 1934, as amended, or Exchange Act. In addition, Enliven will cease to be a reporting company under the Exchange Act.

No Appraisal Rights

        Neither DG FastChannel stockholders nor Enliven stockholders are entitled to dissenters' rights of appraisal for their shares under Delaware law in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a summary of the material U.S. federal income tax consequences of the merger applicable to DG FastChannel, merger sub, DG FastChannel stockholders, Enliven stockholders and holders of warrants to purchase Enliven common stock. This discussion is based upon the Internal Revenue Code, or the Code, U.S. Department of the Treasury, or Treasury, regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. Holders (as defined below) that hold their shares of Enliven common stock as capital assets for U.S. federal income tax purposes. This discussion does not address all of the tax consequences that may be relevant to a particular Enliven stockholder or to Enliven stockholders that are subject to special treatment under U.S. federal income tax laws, such as, for example:

  •
  holders that are not U.S. Holders;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  holders whose functional currency is not the U.S. dollar;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  holders that hold shares of Enliven common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

  •
  U.S. Holders who acquired their shares of Enliven common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed for U.S. federal income tax purposes as a partnership holds Enliven common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        Holders of Enliven common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

        For purposes of this section, the term "U.S. Holder" means a beneficial owner of Enliven common stock that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source; or

  •
  a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

        DG FastChannel and Enliven intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and each has covenanted not to take any action that would prevent the merger from qualifying as a reorganization. It is a condition to Enliven's obligation to complete the merger that Enliven receive a written opinion of its counsel, Milbank, Tweed, Hadley & McCloy LLP, to the effect that (a) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (b) the holders of shares of Enliven common stock will recognize no gain or loss on the exchange of those shares of Enliven common stock for shares of DG FastChannel common stock, except to the extent those holders realize gain in respect of the receipt of cash in lieu of fractional shares, and the holders of warrants to purchase shares of Enliven common stock will recognize no gain or loss on the conversion of those warrants to purchase shares of Enliven common stock into warrants to purchase shares of DG FastChannel common stock. In rendering this opinion, counsel will require and rely upon representations contained in letters and certificates to be received from DG FastChannel and Enliven. If the letters or certificates are inaccurate or incorrect, the conclusions reached in the opinion could be inaccurate or incorrect. In addition, the conclusions will be subject to certain qualifications and limitations as set forth in the opinion.

        The opinion will not be binding on the IRS. Neither DG FastChannel nor Enliven intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below or in the opinion. In addition, if any of the representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        Assuming that, in accordance with the opinion, the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, except as provided below with respect to cash received in lieu of fractional shares, a U.S. Holder will not recognize any gain or loss as a result of the receipt of shares of DG FastChannel common stock pursuant to the merger.

Cash received in lieu of fractional shares

        A U.S. Holder that receives cash in lieu of a fractional share of DG FastChannel common stock in the merger will generally be treated as having received the fractional share and then as having received the cash in redemption of the fractional share interest. A U.S. Holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of Enliven common stock surrendered by the U.S. Holder in the merger allocable to the fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period in the Enliven common stock exchanged therefor was greater than one year as of the date of the merger.

Tax Basis and Holding Period

        A U.S. Holder's aggregate tax basis in the DG FastChannel common stock received in the merger will equal the stockholder's aggregate tax basis in Enliven common stock surrendered in the merger reduced by any tax basis in such Enliven common stock that is allocable to a fractional share of DG FastChannel common stock for which cash is received. The holding period for the shares of DG FastChannel common stock received by a U.S. Holder of Enliven common stock in the merger generally will include the holding period for the shares of Enliven common stock exchanged therefor.

Reporting Requirements

        A U.S. Holder who receives DG FastChannel common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. Holder who is required to file a U.S. tax return and who is a "significant holder" that receives DG FastChannel common stock will be required to file a statement with such holder's U.S. federal income tax return setting forth such holder's basis in Enliven common stock and the fair market value of the DG FastChannel common stock received in the merger. A "significant holder" is a U.S. Holder, who, immediately before the merger, owned at least 5% of the outstanding stock of Enliven.

Backup Withholding

        If you are a non-corporate U.S. Holder of Enliven common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal to be supplied by DG FastChannel or its agent promptly after completion of the merger, or you are otherwise exempt from backup withholding. Any amounts withheld from payments to you under the backup withholding rules are not an additional tax, and will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

Tax Treatment of DG FastChannel, Merger Sub and DG FastChannel Stockholders

        In connection with the merger, none of DG FastChannel, merger sub or the stockholders of DG FastChannel will recognize any gain or loss as a result of the consummation of the merger.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        Under the terms of the merger agreement, the holders of Enliven common stock will receive 0.051 of a share of DG FastChannel common stock for each share of Enliven common stock, and as a result, after the merger, holders of Enliven common stock immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company and the holders of DG FastChannel common stock immediately prior to the merger will collectively own approximately 80% of the combined company.

        DG FastChannel will be the parent of Enliven, and will be the surviving registrant following the merger. On the date of the merger, the assets and liabilities of Enliven will be recorded at their estimated fair values.

        The combined company unaudited pro forma condensed consolidated financial statements give effect to the merger as if the transaction had occurred on March 31, 2008 for purposes of the combined company unaudited pro forma condensed consolidated balance sheet, and on January 1, 2007 for purposes of the combined company unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007, and the three months ended March 31, 2008.

        The combined company unaudited pro forma condensed consolidated balance sheet and statements of income do not purport to represent what the financial position or results of operations actually would have been if the merger had occurred as of such dates, or what such results will be for any future periods.

        The combined company unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of DG FastChannel and Enliven and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. Transactions between DG FastChannel and Enliven were not material for all periods presented. The preliminary allocation of the estimated purchase price to the assets and liabilities of Enliven reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market values except for certain purchased intangible assets which have been included at their estimated fair values. A thorough valuation of the purchased intangibles has not been performed. The value of the purchased intangibles included in the combined company unaudited pro forma condensed consolidated financial statements are based on estimates. DG FastChannel determined these estimates by applying a ratio of intangibles-to-purchase price, based on other recently completed acquisitions. The actual allocation of the purchase price may differ materially from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel and Enliven incorporated herein by reference in the joint proxy statement/prospectus. The combined company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies nor debt refinancing which may result from the merger.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

(in thousands)

	Historical DG FastChannel	Historical Enliven	Subtotal	Pro Forma Adjustments		Pro Forma Combined
Cash	$34,054	$1,951	$36,005	(2,000	)(1)	$34,005
Accounts receivable, net	24,032	6,938	30,970	—		30,970
Deferred income taxes	1,756		1,756	—		1,756
Prepaid expenses and current assets	2,173	1,008	3,181	—		3,181

Total current assets	62,015	9,897	71,912	(2,000)		69,912
Property and equipment, net	27,170	2,081	29,251	—		29,251
Long term investments	9,070	—	9,070	(9,070	)(1)	—
Goodwill	112,307	15,103	127,410	50,399	(2)	177,809
Deferred income taxes	3,349	—	3,349	(3,349)	(1)(2)(4)	—
Intangibles, net	49,991	8,585	58,576	24,721	(2)	83,297
Other noncurrent assets	6,524	512	7,036	—		7,036

Total assets	$270,426	$36,178	$306,604	$60,701		$367,305

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$9,878	$2,579	$12,457	—		$12,457
Deferred revenue	2,484	469	2,953	—		2,953
Other current liabilities	—	878	878	(102	)(1)(A)	776
Current portion of long-term debt and capital leases	13,650	488	14,138	—		14,138

Total current liabilities	26,012	4,414	30,426	(102)		30,324
Long-term debt and capital leases	51,350	4,050	55,400	—		55,400
Other long-term liabilities	501	7,710	8,211	(4,776	)(1)(A)	3,435
Deferred income taxes	—	—	—	8,498	(4)	8,498 (4)

Total liabilities	77,863	16,174	94,037	3,620		97,657
Stockholders' equity:
Capital stock	368,674	320,136	688,810	(240,534	)(1)(3)	448,276
Accumulated deficit	(177,778)	(299,117)	(476,895)	299,117	(3)	(177,778)
Treasury stock, at cost	(853)	(1,015)	(1,868)	1,015	(3)	(853)
Accumulated other comprehensive income	2,520	—	2,520	(2,517	)(1)	3

Total stockholders' equity	192,563	20,004	212,567	57,081		269,648

Total liabilities and stockholders' equity	$270,426	$36,178	$306,604	$60,701		$367,305

Pro Forma Adjustments

(1)	Records the estimated purchase price for Enliven as follows:
	Cash paid for direct costs of the acquisition	$2,000
	DG FastChannel's long-term investment in Enliven	9,070
	Less: Reversal of accumulated other comprehensive income related to unrealized gains on Enliven investment	(2,517)
	Less: Reversal of deferred taxes related to unrealized gains on Enliven investment	(1,475)
	Fair value of stock issued	79,602	(B)

	Total estimated purchase price	$86,680
(2)	Eliminates historical goodwill and allocates the estimated purchase price as follows:
	Tangible net assets	$1,194	(C)
	Intangible assets:
	– Customer relationships	27,870
	– Tradename	5,012
	– Technology and other	424
	Deferred taxes	(13,322)
	Goodwill	65,502

	Total estimated purchase price	$86,680
(3)	Eliminates historical Enliven equity in consolidation.
(4)	Reclassifies deferred taxes.

Notes

(A)
As of March 31, 2008 Enliven had recorded a liability in the amount of $4,878 related to warrants issued to shareholders which were accounted for as derivative instruments. DG FastChannel, a holder of Enliven warrants also accounted for as derivative instruments, had recorded an asset in the amount of $1,222. Pro Forma Adjustment 1 above removes $1,222 of the derivative from the combined company's balance sheet, as an inter-company elimination. The remaining $3,656 of liability is assumed to have no fair value after the completion of the transaction, as the underlying warrants in Enliven will be cancelled. Any warrants to be issued by DG FastChannel pursuant to the merger agreement are not expected to meet the definition of a derivative instrument.

(B)
DG FastChannel estimated the fair value of stock to be issued based on the average closing price of its stock during the period of May 6, 2008 through May 12, 2008, which is two days prior to and subsequent to the date the acquisition was announced, multiplied by the estimated shares to be issued of 4,505.

(C)
The fair value of tangible net assets acquired from Enliven is based on their book value as of March 31, 2008, which DG FastChannel believes approximates their fair value (with the exception of the liability derivative which is estimated to have no fair value after the acquisition; see Note A above). The amount is calculated as follows: Total assets of Enliven, less Goodwill and Intangibles, less Total liabilities, plus $4,878, the book value of Enliven's liability derivative instrument, the fair value of which is assumed to be zero.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share amounts)

	Historical
				Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Enliven	Subtotal
Revenues	$97,687	$18,731	$116,418			$116,418
Costs and expenses:
Cost of revenues	41,589	9,068	50,657			50,657
Selling, general and administrative	24,181	17,214	41,395			41,395
Depreciation and amortization	12,865	2,060	14,925	3,258	(1)	18,183

Total costs and expenses	78,635	28,342	106,977	3,258		110,235

Income (loss) from operations	19,052	(9,611)	9,441	(3,258)		6,183
Unrealized loss (gain) on derivative	(1,707)	3,318	1,611	(1,611	)(2)	—
Interest expense and other, net	2,388	543	2,931	—		2,931

Total other (income) expense	681	3,861	4,542	(1,611)		2,931

Net income (loss) before provision for income taxes from continuing operations	18,371	(13,472)	4,899	(1,647)		3,252
Provision (benefit) for income taxes	7,501	52	7,553	(6,100	)(4)	1,453

Net income (loss) from continuing operations	$10,870	$(13,524)	$(2,654)	$4,453		$1,799

Basic net income (loss) per common share from continuing operations	$0.65	$(0.17)				$0.09
Diluted net income (loss) per common share from continuing operations	$0.64	$(0.17)				$0.08
Basic weighted average common shares outstanding	16,631	80,779	97,410	(76,274	)(3)	21,136
Diluted weighted average common shares outstanding	17,096	80,779	97,875	(76,274	)(3)	21,601

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles of $33,306 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $143 per year. If the estimated useful life is decreased or increased by 1 year, the corresponding annual increase or decrease to amortization expense would be approximately $800 or ($600), respectively.

(2)
Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of March 31, 2008.

(3)
Eliminates Enliven's historical common shares outstanding and adds 4,505 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)
Applies an estimated federal and state combined tax rate of 40% to Enliven's net loss from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven's net operating loss carryforwards ("NOLs") is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven's NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel's NOLs which are unaffected by the Enliven transaction.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(in thousands, except per share amounts)

	Historical
				Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Enliven	Subtotal
Revenues	$29,217	$4,404	$33,621			$33,621
Costs and expenses:
Cost of revenues	11,665	2,559	14,224			14,224
Selling, general and administrative	7,125	4,655	11,780			11,780
Depreciation and amortization	3,291	1,071	4,362	222	(1)	4,584

Total costs and expenses	22,081	8,285	30,366	222		30,588

Income (loss) from operations	7,136	(3,881)	3,255	(222)		3,033
Unrealized loss (gain) on derivative	1,093	(4,055)	(2,962)	2,962	(2)	—
Interest expense and other, net	763	169	932	—		932

Total other (income) expense	1,856	(3,886)	(2,030)	2,962		932

Net income (loss) before provision for income taxes from continuing operations	5,280	5	5,285	(3,184)		2,101
Provision (benefit) for income taxes	2,113	12	2,125	(1,284	)(4)	841

Net income (loss) from continuing operations	$3,167	$(7)	$3,160	$(1,900)		$1,260

Basic net income (loss) per common share from continuing operations	$0.18	$(0.00)				$0.06
Diluted net income (loss) per common share from continuing operations	$0.17	$(0.00)				$0.05
Basic weighted average common shares outstanding	17,909	99,079	116,988	(94,574	)(3)	22,414
Diluted weighted average common shares outstanding	18,412	99,079	117,491	(94,574	)(3)	22,917

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles of $33,306 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $36 per quarter. If the estimated useful life is decreased or increased by 1 year, the corresponding quarterly increase or decrease to amortization expense would be approximately $200 or ($150), respectively.

(2)
Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of March 31, 2008.

(3)
Eliminates Enliven's historical common shares outstanding and adds 4,505 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)
Applies an estimated federal and state combined tax rate of 40% to Enliven's net income from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven's net operating loss carryforwards ("NOLs") is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven's NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel's NOLs, which are unaffected by the Enliven transaction.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this joint proxy statement/prospectus and which we incorporate by reference into this joint proxy statement/prospectus. All stockholders of DG FastChannel and Enliven are urged to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding Representations and Warranties in the Merger Agreement

        The summary of the terms of the merger agreement is intended to provide information about the material terms of the merger. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties reflect negotiations between the parties to the merger agreement and, in certain cases, merely represent risk allocation decisions between the parties and may not be statements of fact. As such, the representations and warranties are solely for the benefit of the parties to the merger agreement and may be limited or modified by a variety of factors, including among others, subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and the disclosure schedules to the merger agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact.

Structure of the Merger

        The merger agreement provides for the merger of merger sub with and into Enliven. Enliven will survive the merger as a wholly owned subsidiary of DG FastChannel.

Merger Consideration

        Upon completion of the merger, each share of Enliven common stock outstanding immediately prior to the effective time of the merger (other than shares held by DG FastChannel, merger sub, a wholly owned subsidiary of DG FastChannel, in the treasury of Enliven or by a wholly owned subsidiary of Enliven) will be canceled and automatically converted into the right to receive 0.051 of a share of DG FastChannel common stock upon surrender of the certificate representing such share of Enliven common stock in the manner provided in the merger agreement.

        Neither DG FastChannel stockholders nor Enliven stockholders are entitled to dissenters' rights of appraisal of their shares under Delaware law in connection with the merger.

Fractional Shares

        No fractional shares of DG FastChannel common stock will be issued as a result of the merger. Instead, Enliven stockholders will receive cash in lieu of the issuance of any fractional shares. As promptly as practicable following the closing of the merger, the exchange agent will determine the difference between (a) the number of full shares of DG FastChannel's common stock delivered and (b) the aggregate number of full shares of DG FastChannel's common stock to be distributed to the Enliven stockholders pursuant to the merger agreement.

        The exchange agent, as agent for such holders, shall sell the excess shares at then prevailing prices on the Nasdaq Global Market. The exchange agent will determine the portion of such net proceeds to which each holder of Enliven stock is entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Enliven stockholder is entitled (after taking into account all shares of DG FastChannel's common stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all Enliven stockholders are entitled. DG FastChannel will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent incurred in connection with such sale or sales of the excess shares. In addition, DG FastChannel will pay the exchange agent's compensation and expenses in connection with such sale or sales.

        All shares of Enliven common stock that are converted will be canceled and retired. Each certificate previously representing any such shares of Enliven stock outstanding immediately before the effective time of the merger shall thereafter represent the right to receive a certificate representing the shares of DG FastChannel common stock, and any cash in lieu of fractional shares, to which the holder thereof is entitled under the merger agreement. Shares of Enliven stock (a) held in the treasury of Enliven, (b) owned by DG FastChannel, merger sub or any other wholly owned subsidiary of DG FastChannel or merger sub or (c) owned by a wholly owned subsidiary of Enliven will be canceled without any payment.

Treatment of Enliven Stock Options and Warrants

        At the effective time of the merger, DG FastChannel will assume each outstanding option to purchase shares of Enliven common stock, whether vested or unvested, and convert it into an option to purchase that number of shares of DG FastChannel common stock equal to the number of shares of Enliven common stock subject to the original Enliven option immediately prior to the effective time of the merger multiplied by the exchange ratio, and rounded down to the nearest whole share. The exercise price per share for each assumed Enliven option will be equal to the exercise price per share of the original Enliven option immediately prior to the effective time of the merger divided by the exchange ratio, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions, including with respect to vesting, that were applicable to the original Enliven option. As of May 7, 2008, options to purchase approximately 8,906,112 shares of Enliven common stock were outstanding.

        At the effective time of the merger, DG FastChannel will take all actions necessary to convert each unexercised and unexpired warrant to purchase shares of Enliven common stock into a warrant to purchase that number of shares of DG FastChannel common stock equal to the number of shares of Enliven common stock subject to the original Enliven warrant immediately prior to the effective time of the merger multiplied by the exchange ratio, and rounded down to the nearest whole share. The exercise price per share for each converted Enliven warrant will be equal to the exercise price per share of the original Enliven warrant immediately prior to the effective time of the merger divided by the exchange ratio, rounded up to the nearest whole cent. Each converted warrant will be subject to substantially the same terms and conditions that were applicable to the original Enliven warrant. As of May 7, 2008, warrants to purchase approximately 9,663,571 shares of Enliven common stock were outstanding.

        DG FastChannel has agreed to prepare and submit to the Nasdaq Global Market a listing application covering shares of DG FastChannel common stock to be issued in connection with the merger and to use its reasonable best efforts to cause such shares to be approved for listing on the Nasdaq Global Market prior to the effective time of the merger.

Exchange of Enliven Stock Certificates for DG FastChannel Stock Certificates

        Promptly following completion of the merger, the exchange agent for the merger will mail to each record holder of Enliven common stock a letter of transmittal and instructions for surrendering the record holder's Enliven stock certificates and common stock represented by book entry in exchange for the merger consideration and cash in lieu of any fractional shares. Only those holders of Enliven common stock who surrender their Enliven stock certificates in accordance with the exchange agent's instructions will receive:

  •
  the number of whole shares of DG FastChannel common stock to which such holder is entitled pursuant to the merger agreement;

  •
  cash in lieu of any fractional shares of DG FastChannel common stock; and

  •
  cash for dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

        The surrendered Enliven stock certificates will be canceled at the effective time of the merger. After the effective time of the merger, outstanding Enliven stock certificates that have not been surrendered will represent only the right to receive each of the items, as the case may be, enumerated above. Following the completion of the merger, Enliven will not register any transfers of Enliven common stock on its stock transfer books. Holders of Enliven common stock should not send in their Enliven stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Enliven stock certificates.

Distributions with Respect to Unexchanged Shares

        Holders of Enliven common stock are not entitled to receive any dividends, payment in lieu of any fractional shares or other distributions on DG FastChannel common stock until the merger is completed. After the merger is completed, holders of Enliven common stock will be entitled to dividends, payment in lieu of any fractional shares and other distributions declared or made after the closing of the merger with respect to the number of whole shares of DG FastChannel common stock which they are entitled to receive upon exchange of their Enliven common stock, but they will not be paid any dividends, payment in lieu of any fractional shares or other distributions on the DG FastChannel common stock until they surrender their Enliven stock certificates to the exchange agent in accordance with the exchange agent instructions. After surrender of the certificates or book entry shares, such holders will receive any such dividends, payments in lieu of any fractional shares or other distributions to which they are entitled as cash without interest.

Lost Stock Certificates

        In the event any Enliven stock certificates have been lost, stolen or destroyed, the exchange agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of DG FastChannel common stock, cash for fractional shares, if any, and any dividends or distributions payable pursuant to the merger agreement; provided, however, that the exchange agent may, if requested by DG FastChannel and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond at the holder's expense in such sum as it may reasonably direct as indemnity against any claim that may be made against DG FastChannel or Enliven with respect to the certificates alleged to have been lost, stolen or destroyed.

Termination of the Exchange Fund

        At any time after the six month anniversary of the closing date of the merger, DG FastChannel may require the exchange agent to return to DG FastChannel all share certificates and cash held by the exchange agent for delivery and payment to former stockholders of Enliven pursuant to the merger agreement. Thereafter, former stockholders of Enliven may look only to DG FastChannel for any merger consideration and any cash payment related to any dividends or distributions to which they may be entitled upon surrender of their certificates representing shares of Enliven common stock.

Representations and Warranties

        The merger agreement contains representations and warranties made by DG FastChannel and Enliven regarding aspects of their respective businesses, financial condition, subsidiaries and structure, as well as other facts pertinent to the merger. The assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in confidential disclosure schedules provided by DG FastChannel and Enliven to each other in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between DG FastChannel and Enliven rather than establishing matters as facts. In addition, information concerning the subject matter of these representations and warranties may have changed since the execution of the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about DG FastChannel or Enliven. These representations and warranties of DG FastChannel, merger sub and Enliven in the merger agreement relate to the following subject matters:

  •
  organization and qualification to do business;

  •
  subsidiaries;

  •
  capitalization;

  •
  corporate power and authority to enter into the merger agreement;

  •
  compliance with certificate of incorporation, bylaws, applicable laws or judgments, and material contracts;

  •
  approvals and consents required in connection with the merger;

  •
  permits and compliance with law;

  •
  SEC filings and financial statements;

  •
  internal controls and compliance with the Sarbanes-Oxley Act;

  •
  books and records;

  •
  absence of certain changes and events;

  •
  employee benefit plans;

  •
  labor and other employment matters;

  •
  contracts and indebtedness;

  •
  litigation;

  •
  environmental matters;

  •
  intellectual property matters;

  •
  taxes and actions affecting tax treatment of merger;

  •
  insurance;

  •
  personal property and assets;

  •
  real property;

  •
  opinion of financial advisors;

  •
  required stockholder vote;

  •
  use of brokers; and

  •
  related party transactions.

        In addition, DG FastChannel and merger sub made representations and warranties to Enliven regarding:

  •
  ownership of Enliven common stock; and

  •
  ownership of merger sub and merger sub's prior activities.

Covenants Relating to Conduct of Business

        DG FastChannel and Enliven have each undertaken certain covenants in the merger agreement concerning the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

  •
  Unless the other party agrees in writing or as otherwise contemplated by the merger agreement or set forth on a disclosure schedule thereto, Enliven and DG FastChannel each have agreed that, during the period from the date of the merger agreement through the earlier of the merger or the termination of the merger agreement, Enliven and DG FastChannel each will:

  •
  conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice;

  •
  use its reasonable best efforts to keep available the services of the current officers, key employees and consultants and to preserve current relationships with customers suppliers and other persons as is reasonably necessary to preserve substantially intact it business organization;

  •
  coordinate and cooperate in obtaining any required consents, approvals or waivers required in connection with the merger; and

  •
  take all actions reasonably practicable to obtain stockholder approval.

  •
  Unless DG FastChannel agrees in writing or as otherwise contemplated by the merger agreement or set forth on schedules thereto, during the period from the date of the merger agreement through the earlier of the merger or the termination of the merger agreement, Enliven will not:

  •
  amend or otherwise change its certificate of incorporation or bylaws;

  •
  (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other equity interests in, Enliven or any of its subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Enliven or any of its subsidiaries, other than the issuance of Enliven common stock upon the exercise of options or warrants outstanding as of the date of the merger agreement in accordance with their terms (or, if a "triggering event," as defined in that certain Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 1999, between Enliven and BankBoston, N.A., as amended, or the Enliven Rights Agreement, by a party other than DG FastChannel or merger sub shall occur) or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including material intellectual property) of Enliven or any of its subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned subsidiary and Enliven or another wholly-owned Enliven subsidiary;

    •
    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

    •
    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

    •
    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Enliven subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any material contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any material capital expenditure in excess of Enliven's budget as disclosed to DG FastChannel prior to the date of the merger agreement or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under the merger agreement;

    •
    except as may be required by contractual commitments or corporate policies with respect to severance or termination pay or any benefit plan in existence on the date of the merger agreement pursuant to the disclosure schedule delivered in connection with the merger agreement: (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of Enliven or any of its subsidiaries which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of Enliven or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law or the terms of a collective bargaining agreement in existence on the date of the merger agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan;

    •
    (A) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary its inventory practices in any material respect from past practices;

    •
    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a governmental entity;

    •
    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

    •
    make any material tax election or settle or compromise any material liability for taxes, change any tax accounting period or any method of tax accounting (except as required by applicable law), file any amended material tax return, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

    •
    take, or agree to take, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

    •
    amend or modify, or propose to amend or modify, or otherwise take any action under, the Enliven Rights Agreement;

    •
    modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Enliven is a party;

    •
    write up, write down or write off the book value of any assets, individually or in the aggregate, for Enliven or any of its subsidiaries taken as a whole, in excess of $200,000, except for depreciation and amortization in accordance with GAAP consistently applied;

    •
    take any action to exempt or make not subject to (A) the provisions of Section 203 of the Delaware General Corporation Law, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Enliven Rights Agreement, any person or entity (other than DG FastChannel or any of its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

    •
    take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied; or

    •
    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

  •
  Unless Enliven agrees in writing or as otherwise contemplated by the merger agreement or set forth on schedules thereto, during the period from the date of the merger agreement through the earlier of the merger or the termination of the merger agreement, DG FastChannel will not:

  •
  amend or otherwise change its certificate of incorporation or bylaws in a manner that adversely affects the rights of holders of DG FastChannel common stock;

    •
    (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other equity interests in, DG FastChannel or any of its subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of DG FastChannel or any of its subsidiaries, other than pursuant to existing options, warrants, instruments or contracts outstanding as of the date of the merger agreement in accordance with their terms, or pursuant to the DG FastChannel employee stock purchase plan, provided, however, that DG FastChannel may, in its discretion, issue up to 3,000,000 shares of DG FastChannel common stock, without discount to the market price of such common stock, pursuant to that certain registration statement on Form S-3 (Registration No. 333-146728), or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including intellectual property rights) of DG FastChannel or any of its subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned subsidiary and DG FastChannel or another wholly-owned DG FastChannel subsidiary;

    •
    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of DG FastChannel's capital stock;

    •
    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

    •
    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a governmental entity;

    •
    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

    •
    take, or agree to take, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

    •
    take any action to exempt or make not subject to (A) the provisions of Section 203 of the Delaware General Corporation Law or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Enliven or any of its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

    •
    take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied on or prior to the November 7, 2008; or

    •
    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Other Covenants

        The merger agreement contains a number of other covenants by DG FastChannel and Enliven, including:

  •
  Preparation of Registration Statement and Joint Proxy Statement/Prospectus.    DG FastChannel and Enliven agreed to promptly prepare and file this joint proxy statement/prospectus, and DG FastChannel agreed to promptly prepare and file a registration statement on Form S-4 following the execution of the merger agreement. Both parties also agreed to use reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable after the waiting period under the HSR Act and any other applicable antitrust laws have terminated or expired.

  •
  Meeting of Stockholders.    DG FastChannel and Enliven agreed to take all actions necessary to hold the special meetings of their respective stockholders to consider and vote upon, in the case of DG FastChannel, the issuance of shares of DG FastChannel common stock in connection with the merger and, in the case of Enliven, the adoption of the merger agreement and approval of the merger, following the registration statement of which this joint proxy statement/prospectus is part being declared effective by the SEC. At the Enliven stockholders' meeting, DG FastChannel has agreed that it and its affiliates will vote all shares of Enliven common stock owned by them in favor of the adoption of the merger agreement and approval of the merger unless there shall have occurred an adverse recommendation change by the Enliven board of directors, any withdrawal or modification of the Enliven board of directors' recommendation in favor of the merger, or the entry by Enliven into an acquisition agreement with a third party. At the DG FastChannel stockholders' meeting, certain affiliates of DG FastChannel have agreed to vote all shares of DG FastChannel common stock owned by such parties in favor of the issuance of shares by DG FastChannel in connection with the merger. See "ADDITIONAL AGREEMENTS—Voting Agreement" on page 90.

  •
  Access to Information.    Enliven and DG FastChannel have agreed to, and to cause each of their respective subsidiaries, accountants, counsel and other representatives, reasonable access at reasonable times and upon prior notice to its properties, contracts, books, records and personnel and other documents and data and furnish such other information concerning its business as may be reasonably requested, except as prohibited or restricted by applicable law or any confidentiality agreement to which Enliven or DG FastChannel is a party. Information exchanges by Enliven and DG FastChannel under the merger agreement will be subject to the existing non-disclosure agreement between the parties.

  •
  Public Announcements.    DG FastChannel and Enliven have agreed to consult with one another before issuing any press release or otherwise making any public statements about the merger or related transactions, unless otherwise required by any applicable laws or any listing agreement with the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.

  •
  Notification of Certain Matters.    DG FastChannel and Enliven each agreed to give prompt notice to the other of any representation or warranty in the merger agreement becoming untrue or inaccurate, or any failure to comply with or satisfy in any material respect any covenant or condition to be complied with or satisfied under the merger agreement, in each case where the breach of such representation or warranty or covenant would result in the closing conditions to the merger relating to the accuracy of representations and warranties and compliance of covenants not to be satisfied.

  •
  Third Party Consents.    DG FastChannel and Enliven each agreed to use its reasonable best efforts to obtain any consents, waivers or approvals under any of its respective contracts which are necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, required under the disclosure schedules delivered in connection with the merger agreement or required to prevent a material adverse effect from occurring.

  •
  Stock Exchange Listing.    DG FastChannel has agreed to use reasonable efforts to authorize for listing on the Nasdaq Global Market the shares of DG FastChannel common stock issuable in connection with the merger, subject to official notice of issuance.

  •
  Treatment as a Reorganization.    DG FastChannel and Enliven have agreed not to, and agreed not to permit any of their respective subsidiaries to, knowingly take any action that could reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. DG FastChannel and Enliven also agreed to deliver tax representation letters in order for each of them to obtain the tax opinion contemplated as a condition to closing.

  •
  DG FastChannel Board of Directors.    DG FastChannel has agreed that its board of directors shall take all necessary action to cause the full DG FastChannel board of directors at the effective time of the merger to consist of no more than nine directors and to include two persons (to be mutually agreed upon by Enliven and DG FastChannel prior to the effective time of the merger) who are currently directors of Enliven, such individuals to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of DG FastChannel in 2010. In the event that either of these individuals ceases to be a director of Enliven prior to the consummation of the merger or otherwise is unable or unwilling to serve on the DG FastChannel board of directors immediately following the effective time, Enliven shall recommend a replacement member, subject to the reasonable approval of DG FastChannel.

  •
  Nasdaq Listing.    DG FastChannel has agreed to promptly prepare and submit to the Nasdaq Global Market and any other applicable exchange a listing application covering the shares of DG FastChannel common stock to be issued in the merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the Nasdaq Global Market or such other applicable exchange, subject to official notice of issuance, prior to the effective time of the merger.

Indemnification and Insurance

        The merger agreement provides that, from and after the effective time of the merger, subject to applicable laws, DG FastChannel will and will cause Enliven, as the surviving corporation, to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger existing on May 7, 2008 in favor of past and present directors and officers of Enliven or any of its subsidiaries, as provided in Enliven's restated certificate of incorporation, as amended, and bylaws or any in any written indemnification contract between such directors or officers and Enliven (in each case, as in effect on May 7, 2008). DG FastChannel also agreed prior to the effective time of the merger they will have caused the certificate of incorporation and bylaws of the surviving corporation to reflect such provisions, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the date of consummation of the merger in any manner that would adversely affect the rights of the indemnified parties thereunder.

        For a period of six years after the effective time of the merger (and for so long thereafter as any claims arising from acts or omission occurring at or prior to the effective time of the merger are being adjudicated), DG FastChannel shall cause Enliven, as the surviving corporation to provide to Enliven's past and present directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring at or prior to the effective time of the merger that is no less favorable than Enliven's existing policy. However, in no event will the surviving corporation be required to expend more than 200% of the annual premium currently paid by Enliven for such coverage, and to the extent that the annual premium would exceed such amount, the surviving corporation shall maintain the maximum amount of coverage available for such amount (but in no event shall such coverage be less than the directors' and officers' liability insurance coverage then provided by DG FastChannel to its directors and officers). The requirement to maintain insurance may be satisfied if Enliven obtains a prepaid or "tail" policy for such six year period with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

        In the event DG FastChannel or the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations described above.

Employee Benefits

        DG FastChannel intends to provide continuing employees with employee benefits (other than equity plan benefits) that are substantially comparable in the aggregate to that provided to similarly situated employees of DG FastChannel or a subsidiary of DG FastChannel; provided, that DG FastChannel will not be in violation of the merger agreement if it provides employee benefit plans (other than equity plan benefits) that are substantially comparable in the aggregate to those provided to Enliven employees immediately prior to the effective time of the merger. For a period of one year following completion of the merger, DG FastChannel will provide severance benefits to former Enliven employees on a basis that is comparable to similarly situated employees of DG FastChannel, with such employees' service with Enliven counting as service with DG FastChannel. In addition, each continuing employee will receive credit at DG FastChannel for years of service with Enliven for purposes of vacation, severance and participation, but not benefit accruals.

No Solicitation by Enliven

        Enliven has agreed that it and its subsidiaries will not, and will not permit any of its affiliates or representatives, to the extent within it control, to do any of the following:

  •
  encourage (including by way of furnishing non-public information), solicit, initiate, or facilitate any "acquisition proposal," as defined in the merger agreement and summarized below;

  •
  enter into any agreement with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

  •
  participate in any way in discussions or negotiations with, or furnish any information to, any person or entity in connection with or take any other actions to facilitate any inquires or the making of any proposal that constitutes or could reasonably be expected to lead to any acquisition proposal;

  •
  withdraw or modify, or propose publicly to withdraw or modify, the Enliven board of directors' recommendation in a manner adverse to DG FastChannel, except as provided in the merger agreement;

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

  •
  enter into any letter of intent, agreement in principal, acquisition agreement or similar document or agreement relating to any acquisition proposal.

        However, at any time prior to obtaining Enliven stockholder approval for the merger, if Enliven receives a "superior proposal," as defined in the merger agreement and summarized below, or receives an unsolicited, bona fide acquisition proposal that the Enliven board of directors concludes in good faith, after receipt of advice of outside legal counsel and nationally recognized financial advisors, is reasonably likely to result in a superior proposal, and, in addition to the foregoing, the Enliven board of directors concludes in good faith, after receipt of advice of outside legal counsel and nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary obligations under applicable law, then Enliven may:

  •
  furnish information with respect to Enliven and its subsidiaries to such third party pursuant to a confidentiality agreement containing customary terms that are no more favorable to the other party than those in the confidentiality agreement in place between DG FastChannel and Enliven;

  •
  participate in discussions with the third party with respect to such acquisition proposal or superior proposal; and

  •
  to the extent reasonably required to evaluate a superior proposal or acquisition proposal that includes the issuance of securities by the person making such superior proposal or acquisition proposal enter into a customary confidentiality agreement on terms no less favorable to the Enliven than the confidentiality agreement in place between DG FastChannel and Enliven in order to obtain non-public information with respect to such person.

        An "acquisition proposal" with respect to Enliven means any offer or proposal from any person other than DG FastChannel and its affiliates concerning any:

  •
  merger, consolidation, business combination, or similar transaction involving Enliven or any of its subsidiaries;

  •
  direct or indirect sale or other disposition by merger, consolidation, business combination, share exchange or otherwise of assets of Enliven or any of its subsidiaries representing 20% or more of the consolidated assets of Enliven and its subsidiaries;

  •
  issuance, sale, or other disposition of securities representing 20% or more of the voting power of Enliven;

  •
  transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of Enliven; or

  •
  any combination of the foregoing, other than, in each case, the merger.

        A "superior proposal," with respect to Enliven, means an bona fide acquisition proposal made by a third party which was not solicited by the Enliven, any Enliven subsidiary, any Enliven representatives or any other affiliates and which, in the good faith judgment of the Enliven board of directors, after consultation with nationally recognized financial advisors, taking into account, to the extent deemed appropriate by the Enliven board of directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to Enliven's stockholders, taking into account, to the extent deemed appropriate by the Enliven board of directors, the various legal, financial and regulatory aspects of the proposal, than the transactions contemplated by the merger agreement.

        Enliven also agreed to notify DG FastChannel as promptly as practicable, and in no event later than 24 hours, after it receives any potential acquisition proposal, which notice shall contain the material terms of any proposal or inquiry, the identity of the person or group making the proposal or inquiry, and a copy of all written materials provided in connection with such proposal or inquiry. Enliven further agreed to keep DG FastChannel informed on a current basis of developments with respect to any acquisition proposal or inquiry.

Board Recommendations

        DG FastChannel has agreed to recommend to its stockholders the issuance of DG FastChannel common stock and Enliven has agreed to recommend to its stockholders the adoption of the merger agreement and approval of the merger.

        In response to a superior offer, however, the Enliven board of directors may withdraw or modify its recommendation in favor of the adoption of the merger agreement and approval of the merger, if all of the following conditions are met:

  •
  a superior offer with respect to it has been made and has not been withdrawn;

  •
  the Enliven stockholders meeting shall not have occurred;

  •
  Enliven shall have provided DG FastChannel with written notice at least five days prior to effecting such change that it intends to effect a change of recommendation and the manner in which it intends to do so;

  •
  Enliven shall have complied with its obligations with respect to notices of acquisition proposals to DG FastChannel and provision of information to DG FastChannel that was provided to the party making the acquisition proposal;

  •
  Enliven's board of directors shall have concluded in good faith, following the receipt of advice of its outside legal counsel and nationally recognized financial advisors that it is required to take such actions in order to comply with its fiduciary obligations under applicable law; and

  •
  Enliven shall not be in material breach of any of the covenants in the merger agreement related to holding a special meeting of stockholders and the solicitation or receipt of acquisition proposals with respect to obtaining such superior offer.

        So long as the merger agreement remains in effect, the obligation of Enliven to call, give notice of, convene and hold the special stockholders meeting pursuant to the merger agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal, or by any change of recommendation.

Conditions Precedent to the Merger

        The companies' respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the adoption of the merger agreement and approval of the merger by the Enliven stockholders, and the approval of the issuance of DG FastChannel common stock by the DG FastChannel stockholders;

  •
  the absence of any law, order or injunction prohibiting completion of the merger;

  •
  the SEC having declared effective the DG FastChannel registration statement, of which this joint proxy statement/prospectus forms a part;

  •
  the Nasdaq Global Market having approved for quotation the shares of DG FastChannel stock issued to the Enliven stockholders pursuant to the merger; and

  •
  any waiting periods under the HSR Act having expired or terminated, without the imposition of conditions, the requirement of divestiture of material assets or property, or the requirement of a material expenditure of money by either party.

        In addition, individually, the companies' respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

  •
  the representations and warranties of the other party contained in the merger agreement, without regard to materiality or material adverse effect qualifiers, being true and correct as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty speaks as of another date, unless the failure to be true and correct would not constitute a material adverse effect with respect to such party;

  •
  the other party having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date; and

  •
  the other party having not suffered a material adverse effect on such party.

        It is also a condition of DG FastChannel's obligations to effect the merger that the following additional conditions are satisfied or, to the extent legally permissible, waived:

  •
  no action, claim, or investigation is pending, other than an action or claim relating to the merger brought by a stockholder of Enliven, or threatened by a governmental entity, having a reasonable likelihood of success, before any court, judicial or administrative agency that wherein an unfavorable result would prevent consummation of, or rescind, the transactions contemplated by the merger agreement or adversely affect DG FastChannel's right to own, operate, or control Enliven, and no such injunction or judgment is in effect; and

  •
  all consents, approvals and authorizations required by the merger agreement have been received, without the imposition of conditions, the requirement of divestiture of material assets or property, or the requirement of a material expenditure of money by either party.

        It is also a condition of Enliven's obligations to effect the merger that the following additional conditions are satisfied or, to the extent legally permissible, waived:

  •
  Enliven has received the opinion from Milbank, Tweed, Hadley & McCloy LLP, in form and substance reasonably satisfactory to Enliven, to the effect that the merger will be treated as a reorganization within the meaning of the Section 368(a) of the Code, see "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"; and

  •
  Scott K. Ginsburg and Moon Doggie Family Partnership, L.P. have executed the voting agreement required by the merger agreement.

Termination; Amendment and Waiver

        The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

        By mutual written consent of Enliven and DG FastChannel.

        By either (or both) Enliven or DG FastChannel:

  •
  if the merger has not occurred prior to November 7, 2008, unless the merger has not occurred as a result of a breach of the merger agreement by the party seeking termination;

  •
  if (a) the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders, or (b) the DG FastChannel stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the DG FastChannel stockholders, unless, in either case, such failure results from a breach of the merger agreement by the party seeking termination;

  •
  if any governmental entity shall have issued a final and nonappealable order or decree restraining, enjoining, or otherwise prohibiting the merger;

  •
  upon the other party's failure to cure a material adverse effect; or

  •
  upon the other party's failure to cure (a) a breach of any of its covenants or agreements (unless caused by the party or parties seeking termination), or (b) a representation or warranty having become untrue, and in each case, such failure to cure would cause a failure of a closing condition as of the closing date.

        By DG FastChannel:

  •
  if the Enliven board of directors either (a) withdraws or adversely modifies its recommendation of the merger, (b) determines to recommend that the Enliven stockholders approve an acquisition proposal other than that contemplated by the merger agreement, or (c) fails to call the Enliven special meeting to vote on the merger in the manner contemplated by the merger agreement.

        By Enliven:

  •
  if Enliven's board of directors determines prior to the holding of the meeting of the Enliven stockholders to accept a superior proposal; or

  •
  if the DG FastChannel board of directors fails to call the DG FastChannel special meeting to vote on the merger in the manner contemplated by the merger agreement or fails to obtain the DG FastChannel stockholder approval at such meeting.

Effect of Termination

        In the event of termination of the merger agreement by either DG FastChannel or Enliven, the merger agreement shall become void and there shall be no liability or obligation on the part of DG FastChannel or Enliven or their respective subsidiaries, officers or directors except with respect to the provisions relating to access to confidential information, publicity, and termination and survival. Each party also will remain liable to each other party for any willful breach of its obligations under the merger agreement prior to the termination. Additionally, if either DG FastChannel or Enliven breaches its obligations under the merger agreement and the stockholders of the breaching party have voted to approve the transactions contemplated by the merger agreement, then the non-breaching party has the right to seek and will be entitled to obtain specific performance. If the non-breaching party does not obtain specific performance, the breaching party will remain liable as if the non-breaching party had not sought specific performance.

Payment of Expenses; Termination Fee

        Enliven has agreed to pay DG FastChannel a termination fee of $3,270,465 if:

  •
  the merger agreement is terminated by DG FastChannel because the Enliven board of directors either (a) withdraws or adversely modifies its recommendation of the merger, (b) determines to recommend that the Enliven stockholders approve an acquisition proposal other than that contemplated by the merger agreement or (c) fails to call the Enliven special meeting to vote on the merger in the manner contemplated by the merger agreement;

  •
  the merger agreement is terminated by Enliven because the Enliven board of directors determines to accept a superior proposal; or

  •
  the merger agreement is terminated by either party because the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders, and within 12 months following such termination (a) an acquisition of Enliven is consummated, or (b) Enliven enters into an agreement providing for such an acquisition, provided that in such instance, the termination fee of $3,270,465 will be reduced to the extent that Enliven has paid any of DG FastChannel's expenses as described below.

        Enliven has agreed to pay DG FastChannel's fees and expenses up to $300,000, subject to offset in the event a termination fee is also paid to DG FastChannel, if the merger agreement is terminated:

  •
  by either party because the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders;

  •
  by DG FastChannel upon Enliven's failure to cure a material adverse effect; or

  •
  by DG FastChannel upon Enliven's failure to cure (a) a breach of any of its covenants or agreements, or (b) a representation or warranty having become untrue.

        DG FastChannel has agreed to pay Enliven's fees and expenses up to $300,000 if the merger agreement is terminated:

  •
  by either party because the DG FastChannel stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the DG FastChannel stockholders;

  •
  by Enliven if the DG FastChannel board of directors fails to call the DG FastChannel special meeting to vote on the merger in the manner contemplated by the merger agreement or fails to obtain the DG FastChannel stockholder approval at such meeting;

  •
  by Enliven upon DG FastChannel's failure to cure a material adverse effect; or

  •
  by Enliven upon DG FastChannel's failure to cure (a) a breach of any of its covenants or agreements, or (b) a representation or warranty having become untrue.

Amendment and Waiver

        The merger agreement may be modified in a writing signed by the parties at any time prior to the closing date, and the terms of the merger agreement may be waived by a writing signed by the party or parties waiving compliance. No amendment or waiver may be made, however, after approval of the merger by the Enliven stockholders, if such waiver or amendment would require further stockholder approval under any law or stock exchange rule.

Material Adverse Effect

        For purposes of the merger agreement, the term "material adverse effect" when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect that is (A) materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity taken as a whole with its subsidiaries or (B) would materially impede such entity's ability to consummate of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement and applicable legal requirements. However, none of the following alone or in combination shall be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a material adverse effect:

  •
  any effect resulting from compliance with the terms and conditions of the merger agreement;

  •
  any effect resulting from the announcement or pendency of the merger;

  •
  any effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which the entity operates, which changes do not disproportionately affect such entity;

  •
  any effect resulting from acts of terrorism or war, which acts do not disproportionately affect such entity;

  •
  any effect resulting from a change in the entity's stock price or the trading volume in such stock, provided, however, that this provision shall not exclude any underlying material adverse effect which may have caused such change in stock price or trading volume;

  •
  any effect resulting from a failure to meet securities analysts' published revenue or earnings predictions for the entity for any period ending, or for which revenues or earnings are released, on or after May 7, 2008, provided, however, that this provision shall not exclude the entity's revenues or earnings themselves or any effect which may have affected such entity's revenues or earnings; or

  •
  the initiation of any litigation by any Enliven stockholder relating to the merger agreement or the merger.

ADDITIONAL AGREEMENTS

Voting Agreement

        As an inducement to Enliven to enter into the merger agreement, on May 7, 2008, Scott K. Ginsburg and Moon Doggie Family Partnership, L.P. entered into a stockholder voting agreement with Enliven. Pursuant to this stockholder voting agreement, as further described below, these DG FastChannel stockholders agreed to vote their shares of DG FastChannel in favor of the issuance of DG FastChannel common stock in connection with the merger. As of                        , 2008, these stockholders owned an aggregate of 2,595,542 shares of DG FastChannel common stock, representing approximately 14.5% of the outstanding shares of DG FastChannel.

        Voting Shares.    From May 7, 2008, until the termination of the stockholder voting agreement, both Scott K. Ginsburg and Moon Doggie Family Partnership, L.P. agreed, subject to the terms and conditions of the stockholder voting agreement, to vote any shares of DG FastChannel common stock beneficially owned by such stockholder at the time of DG FastChannel's stockholder meeting:

  •
  in favor of the approval of the merger agreement, the transactions contemplated thereby and the issuance of DG FastChannel common stock in connection with the merger;

  •
  against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of DG FastChannel under the merger agreement or of either Scott K. Ginsburg or Moon Doggie Family Partnership, L.P. under the stockholder voting agreement; and

  •
  against the following actions or proposals (other than the merger agreement, the transactions contemplated thereby and the issuance of DG FastChannel common stock in connection with the merger): (i) any change in the persons who constitute the board of directors of DG FastChannel that has not been previously approved by at least a majority of the persons who were directors of DG FastChannel as of May 7, 2008; (ii) any change in the present capitalization of DG FastChannel or any amendment of DG FastChannel's certificate of incorporation or bylaws; (iii) any other material change in DG FastChannel's corporate structure; or (iv) any other action or proposal involving DG FastChannel that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

        Termination.    The stockholder voting agreement automatically terminates upon the earliest to occur of:

  •
  the mutual agreement of the parties thereto;

  •
  the effective time of the merger;

  •
  the termination of the merger agreement;

  •
  the occurrence of a "company adverse recommendation change" as such term is defined in the merger agreement;

  •
  any withdrawal of modification of Enliven's recommendation to its stockholders; and

  •
  Enliven's entry into any "company acquisition agreement" as such term is defined in the merger agreement.

This summary of the stockholder voting agreements is not intended to be complete and is qualified in all respects by the actual agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix D.

DG FASTCHANNEL SPECIAL MEETING

General

        DG Fastchannel is furnishing this joint proxy statement/prospectus to DG FastChannel stockholders in connection with the solicitation of proxies by the DG FastChannel board of directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the DG FastChannel Special Meeting

        DG FastChannel will hold its special meeting on                        ,        at 10:00 a.m., local time, at the Wingate Inn, 850 Walnut Hill Lane, Irving, Texas 75038.

Purpose of the Meeting

        At the special meeting, the DG FastChannel stockholders will be asked to consider and vote upon the following matters:

  •
  A proposal to approve the issuance of DG FastChannel common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 7, 2008, by and among DG FastChannel, merger sub, a wholly owned subsidiary of DG FastChannel, and Enliven. A copy of the merger agreement is attached an Appendix A to this joint proxy statement/prospectus;

  •
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of DG FastChannel common stock in connection with the merger; and

  •
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Quorum Required

        DG FastChannel's amended and restated bylaws provide that the holders of a majority of DG FastChannel common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting Rights

        DG FastChannel common stock is the only type of security entitled to vote at the special meeting. On                        , 2008, the record date for determination of stockholders entitled to vote at the special meeting, there were                         shares of common stock outstanding. Each DG FastChannel stockholder of record on                        , 2008 is entitled to one vote for each share of DG FastChannel common stock held by such stockholder on that date. Shares of DG FastChannel common stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

        Whether or not you are able to attend DG FastChannel's special meeting, you are urged to complete and return the enclosed proxy, which is solicited by DG FastChannel's board of directors and which will be voted as you direct on your proxy and when properly completed. In the event no directions are specified, such proxies will be voted FOR the approval of the issuance of

DG FastChannel common stock in the merger, FOR the proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement and the issuance of DG FastChannel common stock in the merger, and, in the discretion of the proxy holders, FOR any other matters that may properly come before the special meeting. All shares represented by a valid proxy received prior to the special meeting will be voted.

Revocation of Proxies

        You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary at DG FastChannel's principal executive offices before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person.

DG FastChannel Votes Required

        The affirmative vote of the holders of record of a majority of the outstanding shares of DG FastChannel common stock present and entitled to vote at the special meeting is required to approve the issuance of DG FastChannel common stock in the merger and the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies. If a broker holding shares of DG FastChannel common stock or a holder of DG FastChannel common stock responds to the proposal to approve the issuance of DG FastChannel common stock in connection with the merger or to the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker holding shares of DG FastChannel common stock or a holder of DG FastChannel common stock fails to vote on the approval of the issuance of DG FastChannel common stock in the merger or to adjourn the special meeting, if necessary, to permit further solicitation of proxies, it will have no effect on the outcome of the vote for that proposal.

        As of                        , 2008, the directors and executive officers of DG FastChannel owned                         shares of common stock entitled to vote, representing            % of the outstanding shares of common stock.

        Scott K. Ginsburg, DG FastChannel's Chief Executive Officer and the beneficial holder of approximately            % of all outstanding DG FastChannel common stock, has entered into a voting agreement with Enliven that obligates him and certain of his affiliates to vote these shares in favor of approval and the issuance of DG FastChannel common stock in the merger, unless the merger agreement is terminated. See a copy of the voting agreement which is attached to this joint proxy statement/prospectus as Appendix D.

Solicitation of Proxies

        DG FastChannel will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, DG FastChannel may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of DG FastChannel. No additional compensation will be paid to these individuals for any such services. DG FastChannel does not presently intend to solicit proxies other than by mail.

ENLIVEN SPECIAL MEETING

General

        Enliven is furnishing this joint proxy statement/prospectus to Enliven stockholders in connection with the solicitation of proxies by the Enliven board of directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Enliven Special Meeting

        Enliven will hold its special meeting on                        , 2008 at              , local time, at                                                           , New York, NY 10018.

Purpose of the Meeting

        At the special meeting, the Enliven stockholders will be asked to consider and vote upon the following matters:

  •
  A proposal to adopt the Agreement and Plan of Merger, dated as of May 7, 2008, by and among DG FastChannel, merger sub, a wholly owned subsidiary of DG FastChannel, and Enliven, and approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached an Appendix A to this joint proxy statement/prospectus;

  •
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  •
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Quorum Required

        Enliven's bylaws provide that the holders of a majority of the shares of Enliven common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting Rights

        Enliven common stock is the only type of security entitled to vote at the special meeting. On                        , 2008, the record date for determination of stockholders entitled to vote at the special meeting, there were                         shares of Enliven common stock outstanding. Each Enliven stockholder of record on                         , 2008 is entitled to one vote for each share of common stock held by such stockholder on that date. Shares of Enliven common stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

        Whether or not you are able to attend Enliven's special meeting, you are urged to complete and return the enclosed proxy, which is solicited by Enliven's board of directors and which will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, such proxies will be voted FOR the adoption of the merger agreement and approval of the merger, FOR the proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement and the merger, and, in the discretion of the proxy holders, FOR any other matters that may properly come before the special meeting. All shares represented by a valid proxy received prior to the special meeting will be voted.

Revocation of Proxies

        You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary at Enliven's principal executive offices before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person.

Enliven Votes Required

        The affirmative vote of the holders of record of a majority of the outstanding shares of Enliven common stock is required to adopt the merger agreement and approve the merger, and the affirmative vote of the holders of record of a majority of the shares of Enliven common stock present and entitled to vote at the special meeting is required to adopt the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies. If a broker holding shares of Enliven common stock or a holder of Enliven common stock fails to vote on the adoption of the merger agreement and the approval of the merger or responds to that proposal with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker holding shares of Enliven common stock or a holder of Enliven common stock responds to the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker holding Enliven common stock or a holder of Enliven common stock fails to vote on the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, it will have no effect on the outcome of the vote for that proposal.

        As of                        , 2008, the directors and executive officers of Enliven owned                         shares of common stock entitled to vote, representing             % of the outstanding shares of Enliven common stock.

        As of                        , 2008, DG FastChannel is the beneficial holder of                         shares of Enliven common stock, representing            % of the outstanding shares of Enliven common stock on such date, and the holder of warrants exercisable for up to an aggregate of                         shares of Enliven stock, which, if exercised, would represent an additional            % of the outstanding shares of Enliven common stock on such date taking into account such exercise. DG FastChannel has agreed in the merger agreement to vote shares that it holds in favor of adoption of the merger agreement and approval of the merger, unless the merger agreement is terminated.

Solicitation of Proxies

        DG FastChannel will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, DG FastChannel may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of Enliven. No additional compensation will be paid to these individuals for any such services. Enliven does not presently intend to solicit proxies other than by mail.

DIRECTORS OF DG FASTCHANNEL AFTER THE MERGER

        Upon completion of the merger, the size of the DG FastChannel board of directors will be increased from seven members to nine members and two of the current members of the Enliven board of directors will be appointed to DG FastChannel's board of directors and will serve in the class of directors whose term will expire at the DG FastChannel annual meeting of stockholders in 2010. The following individuals are the current members of the Eliven board of directors who will be appointed to the DG FastChannel board of directors at the effective time of the merger:

Name	Age
Patrick Vogt	44
Harvey D. Weatherson	70

        Patrick Vogt joined Enliven's Board of Directors in October 2004. He has been the President and Chief Executive Officer of Enliven since August 2005. From 2003 to 2005, Mr. Vogt served as Senior Vice President and Senior General Manager of Sony eSolutions Company LLC. His team was responsible for Internet Properties Management, Direct Marketing, and Sales across all customer segments. Other responsibilities included Global Contact Center Governance, the eCommerce and Contact Center platform (supporting all distribution channels), and P&L management for Sony's entire direct business. From 2001 to 2003, Mr. Vogt was Vice President of Compaq Computer's eBusiness Group & Software and Peripherals Group, where his team managed all direct marketing activities and the direct on-line business for the Americas region. From 1999 to 2001, Mr. Vogt was General Manager of the Aftermarket Sales Division and Dell Online for Dell Computer Corporation. Mr. Vogt received a Bachelor of Science degree from the State University of New York and has an MBA from Iona College, Hagen School of Business, with a concentration in Marketing.

        Harvey D. Weatherson joined Enliven's Board of Directors in October 2005. He served as Vice President of North America Operations & Strategy for Hewlett-Packard Company from 2000 to 2002 and was responsible for all activities related to business and sales operations, call centers and eCommerce in the United States. From 1994 to 1999, Mr. Weatherson served in a number of senior executive positions at Compaq Computer Corporation, including President of Compaq Canada following Compaq's acquisition of The Tandem Computer Company and President of Compaq Federal in Washington, D.C., following Compaq's acquisition of The Digital Equipment Corporation. Prior to joining Compaq, from 1990 to 1993, Mr. Weatherson was Chief Executive Officer of The Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees. From 2003 to May 2004, Mr. Weatherson served as Chairman, President and CEO of GovConnection, Inc., a subsidiary of PC Connection, Inc. Since May 2004 and continuing through the present, Mr. Weatherson serves on the Board of Directors of PC Connection, Inc. and as Chairman of its Compensation Committee.

  Director Compensation

        Messrs. Vogt and Weatherson will be compensated for their service as directors of DG FastChannel in accordance with DG FastChannel's compensation policies for its board of directors. Directors of DG FastChannel receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the DG FastChannel board of directors and the committees thereof. DG FastChannel pays its directors an annual cash retainer of $12,000 plus $1,500 per meeting attended. Directors of the Company are also eligible to receive stock-based compensation.

COMPARISON OF STOCKHOLDER RIGHTS

        When the merger is complete, Enliven stockholders will become DG FastChannel stockholders. Both DG FastChannel and Enliven believe the description below covers the material differences between the rights of DG FastChannel stockholders and Enliven stockholders, but it may not contain all information important to you. The description is qualified in its entirety by reference to the respective certificates of incorporation and bylaws of DG FastChannel and Enliven, each as amended to date, all of which are incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 104. The rights of Enliven stockholders are governed by the Delaware General Corporation Law, which is referred to as Delaware law, and Enliven's certificate of incorporation and bylaws. After the merger, Enliven stockholders will become DG FastChannel stockholders and their rights will be governed by Delaware law and DG FastChannel's certificate of incorporation and bylaws.

	DG FastChannel	Enliven
Authorized Capital Stock	The authorized capital stock of DG FastChannel currently consists of (a) 200,000,000 shares of common stock, par value $0.001 per share, and (b) 15,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital stock of Enliven currently consists of (a) 150,000,000 shares of Enliven common stock, par value $0.001 per share, and (b) 5,000,000 shares of preferred stock, par value $0.001 per share, including 75,000 shares designated as Series A Participating Preferred Stock, par value $0.001 per share, reserved for issuance in connection with the exercise of rights issued pursuant to Enliven's Rights Agreement. Upon liquidation, dissolution, or winding up of Enliven, the holders of the Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1,000 times the amount to be distributed per share to holders of Enliven's common stock plus an amount equal to any accrued and unpaid dividends on such Series A Participating Preferred Stock.
Number of Directors
	The DG FastChannel bylaws provide that the number of directors shall be fixed by the board of directors, but shall in no case be less than one. There are seven directors currently on the board. Immediately following completion of the merger, the board will consist of nine directors.	The Enliven bylaws provide that the number of directors shall be not less than five nor more than nine and shall be fixed by the board of directors. There are five directors currently on the board.
Term and Classes of Directors
	There are three classes of DG FastChannel directors. Each class serves for a three-year term, with the term of one class expiring each year. Two persons who are currently directors of Enliven will join the DG FastChannel board of directors in connection with the merger, to serve in the class of directors whose term expires at the 2010 DG FastChannel annual meeting of stockholders.	Enliven's board of directors consists of a single class of directors. Directors are elected at each annual meeting of Enliven's stockholders.
Removal of Directors	Directors may be removed, with or without cause, at any time, by an affirmative vote of a majority of DG FastChannel's stockholders at an annual meeting or a special meeting called for that purpose.	Directors may be removed, with or without cause, at any time, by an affirmative vote of a majority of Enliven's stockholders at an annual meeting or a special meeting called for that purpose.

Vacancies on the Board
Vacancies on DG FastChannel's board and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director. Each replacement or new director shall serve for the balance of the term of the class of the director he succeeds or, in the event of an increase in the number of directors, of the class to which he is assigned.
Vacancies on Enliven's board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director. However, a vacancy created by the removal of a director by vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a stockholders meeting at which a quorum is present.
Board Quorum and Vote Requirements
At all meetings of DG FastChannel's board of directors, the presence of a majority of the total number of directors then in office (but not less than one-third of the whole board) constitutes a quorum for the transaction of business.
At all meetings of Enliven's board of directors, the presence of a majority of the total authorized number of directors constitutes a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.
Action of Board By Written Consent
Any action required or permitted to be taken at any meeting of DG FastChannel's board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and that writing is filed with the minutes of proceedings of the board of directors.
Any action required or permitted to be taken at any meeting of Enliven's board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and that writing is filed with the minutes of proceedings of the board of directors.
Stockholder Meetings
The annual meeting of DG FastChannel's stockholders may be held at any place within or outside the State of Delaware and at a time designated by the board of directors.

Special meetings may be called at any time by DG FastChannel's board of directors, and shall be called by the chairman of the board, the president, or the secretary at the request in writing of the holders of not less than 10 percent of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting.
The annual meeting of Enliven's stockholders is held at any place within or outside the State of Delaware and at a time designated by the board of directors, and if no such time is designated, the annual meeting shall be held on the first Tuesday in May each year at 9:00 am (or on the next succeeding full business day if such day falls on a legal holiday).

Special meetings may be called at any time by (1) Enliven's board of directors; (2) the chairman of the board; (3) Enliven's president; or (4) by one or more stockholders holding shares in the aggregate entitled to cast not less than 10 percent of the votes of all shares of stock owned by the stockholders entitled to vote at that meeting, upon written request to the chairman of the board, the president, or the secretary.
Stockholder Quorum Requirements
The presence in person or by proxy of the holders of record of a majority of shares of stock entitled to vote at a meeting of DG FastChannel's stockholders constitutes a quorum for the transaction of business at that meeting.
The presence in person or by proxy of the holders of record of a majority of shares of stock entitled to vote at a meeting of Enliven's stockholders constitutes a quorum for the transaction of business at that meeting.

Voting Rights
Each DG FastChannel stockholder is entitled to one vote at each meeting for each share of stock held by such stockholder on the date fixed by the board as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Currently there are no shares of any class of stock outstanding other than common stock.
Each holder of Enliven's common stock is entitled to one vote per share of common stock held by such stockholder.

Each holder of Enliven's Series A Participating Preferred Stock is entitled to 1000 votes for each share held by such stockholder on all matters submitted to a vote of the stockholders.

Except as otherwise required by Delaware law, the holders of Enliven's Series A Participating Preferred Stock shall vote together with the common stockholders as one class on all matters submitted to a vote of the stockholders. Currently there are no shares of any class of stock outstanding other than common stock.
Action of Stockholders by Written Consent
So long as DG FastChannel shall have any class of its capital stock registered pursuant to the Exchange Act, any action required or permitted to be taken by DG FastChannel's stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.
Any action required or permitted to be taken at any annual or special meeting of Enliven's stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Advance Notice of Stockholder Proposals
DG FastChannel's bylaws do not contain provisions related to stockholder proposals. Under federal securities law, a proposal must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to stockholders in connection with the previous year's annual meeting. However, if the company did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials. With regard to a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials.
Enliven's bylaws provide that for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Enliven's secretary. To be timely under Enliven's bylaws, a stockholder's notice must be delivered to the secretary of the corporation at the principal executive offices of the corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Enliven at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to Enliven's Secretary at Enliven's principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by Enliven.
Dividends
DG FastChannel's certificate of incorporation and bylaws provide that the holders of DG FastChannel's common and preferred stock shall be entitled to such dividends as are declared at the discretion of DG FastChannel's board of directors.
Enliven's certificate of incorporation provides that upon declaration of a dividend or distribution on Enliven's common stock (other than a dividend payable in shares of common stock), the holders of Enliven's Series A Participating Preferred Stock shall be entitled to a dividend equal to 1000 times the dividend payable on Enliven's common stock.

So long as any dividend payable on Enliven's Series A Participating Preferred Stock is in arrears, Enliven may not (i) declare or pay dividends or redeem or repurchase any shares of stock ranking junior to the Series A Participating Preferred Stock, (ii) declare or pay dividends on any stock ranking in parity with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase any of the Series A Participating Preferred Stock or any shares of stock ranking in parity with the Series A Participating Preferred Stock, provided that Enliven may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by Enliven's board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment amount the respective series or classes.
Exculpation of Directors
DG FastChannel's certificate of incorporation provides that to the fullest extent permitted by Delaware law, as it presently exists or may hereafter be amended, a director of DG FastChannel shall not be personally liable to DG FastChannel or its stockholders for monetary damages for breach of fiduciary duty as a director.
Enliven's certificate of incorporation provides that to the fullest extent permitted by the Delaware law, as it presently exists or may hereafter be amended, a director of Enliven shall not be personally liable to Enliven or its stockholders for monetary damages for breach of fiduciary duty as a director.

Liability and Indemnity
DG FastChannel's certificate of incorporation and bylaws contain provisions that require DG FastChannel to indemnify directors, officers, employees and agents that are made or threatened to be made a party to any proceeding by reason that such person is or was (a) a director, officer, employee or agent of DG FastChannel or (b) serving at the request of DG FastChannel if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of DG FastChannel and with respect to any criminal action or processing, had no reasonable cause to believe such conduct was unlawful; provided, however, that with respect to actions by or in the right of DG FastChannel, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

DG FastChannel shall pay the expenses (including attorney's fees) incurred by a director, officer, employee or agent of the corporation entitled to indemnification in defending any action, suit or proceeding referred in advance of its final disposition; provided, however, that payment of such expenses in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director, officer, employee or agent to repay all amounts advanced if it should ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified.

Any indemnification or advancement shall be made by DG FastChannel only as authorized in the specific case (i) by the Board of Directors by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a present or former director, officer, employee or agent of DG FastChannel has been successful on the merits or otherwise in defense of any action, suit or proceeding (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability) or in defense of any claim, issue or matter
Enliven's certificate of incorporation and bylaws contain provisions that require Enliven, to the maximum extent permitted by Delaware law as the same now exists or may hereafter be amended, to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or threatened proceeding by reason of the fact that the person is or was a director or officer of Enliven, provided that Enliven shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by Enliven's board of directors.

Enliven shall pay the expenses (including attorney's fees) incurred by a director or officer of the corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified.

Enliven's bylaws provide that it shall have the power, but not the obligation, to the maximum extent and in the manner permitted by the Delaware law as the same now exists or may hereafter be amended, to indemnify any person (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the corporation.

therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.
Amendment of Certificate of Incorporation
DG FastChannel's certificate of incorporation may be amended, altered, changed or repealed, provided that any amendment or repeal of the provisions related to indemnification and exculpation of officers and directors shall be prospective only and shall not limit the rights of any such director or officer or the obligations of DG FastChannel with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment.
Enliven's certificate of incorporation may be amended, altered, changed or repealed, provided that any amendment or repeal of the provisions related to indemnification and exculpation of officers and directors shall be prospective only and shall not limit the rights of any such director or officer or the obligations of Enliven with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment.
Amendment of Bylaws	The board of directors of DG FastChannel has the power to amend DG FastChannel's bylaws at any time.	The board of directors of Enliven has the power to amend Enliven's bylaws at any time.
Rights Plan	DG FastChannel does not have a stockholder rights plan.
Enliven has a stockholder rights plan pursuant to which Enliven's board has declared a dividend on each share of common stock of one right to purchase one share of Enliven's Series A Participating Preferred Stock at an exercise price of $38.00, subject to adjustment. The rights trade only together with the common shares until 10 days following a public announcement that a person or group, each an acquiring person has acquired, or obtained the right to acquire, or announced a tender or exchange offer to acquire beneficial ownership of 15% or more of the outstanding common shares, or the distribution date, provided that Enliven's rights plan, as amended and restated as of May 17, 2007, provides that certain persons, including DG FastChannel, shall not, under certain specified circumstances, be deemed an acquiring person within the meaning of Enliven's rights plan. The rights are redeemable at the option of Enliven's board for $0.01 per right at any time prior to the distribution date. Enliven's rights plan contains customary flip-in and flip-over provisions, which are designed to deter unsolicited takeover attempts, and which make an unsolicited attempt to acquire Enliven difficult or impossible to complete without the consent of Enliven's board.

LEGAL MATTERS

        Gardere Wynne Sewell LLP, counsel to DG FastChannel, will deliver an opinion concerning the validity of the issuance of the DG FastChannel common stock for DG FastChannel. Milbank, Tweed, Hadley & McCloy LLP, counsel to Enliven, and Lathan & Watkins LLP, counsel to DG FastChannel, will deliver an opinion concerning certain federal income tax consequences of the merger. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

EXPERTS

        The consolidated financial statements of DG FastChannel, Inc. appearing in DG FastChannel, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of DG FastChannel's internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that DG FastChannel, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated by reference in this Prospectus and Registration Statement. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Enliven Marketing Technologies Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Springbox GP, LLC business that the registrant acquired during 2007) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

DG FastChannel

        DG FastChannel stockholders may submit proposal on matters appropriate for stockholder action (including any election of a DG FastChannel director) at meetings of DG FastChannel's stockholders in accordance with Rule 14a-8 under the Exchange Act.

        Stockholder proposals that are intended to be included in DG FastChannel's proxy statement for the 2009 annual meeting pursuant to Proxy Rule 14a-8 must be received by DG FastChannel on or before January 9, 2009 and must comply with that rule. Proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders, other than pursuant to Rule 14a-8, must be received by DG FastChannel on or before March 23, 2009 in order to be eligible for inclusion in DG FastChannel's proxy statement and form of proxy for the meeting. Any stockholder proposal must comply with all applicable rules and regulations of the SEC. Proxies solicited by the board of directors for the 2009 annual meeting may confer discretionary authority to vote on any proposals notice of which is not received by that date.

Enliven

        In addition to the special meeting, depending upon whether the merger is consummated, Enliven anticipates holding its annual meeting of Enliven stockholders in 2008. If the merger is consummated, Enliven will not have public stockholders and there will be no public participation in any future meeting of stockholders after the consummation of the merger.

        Stockholder proposals that are intended to be included in Enliven's proxy statement for the 2008 annual meeting pursuant to Rule 14a-8 of the Exchange Act must be received by Enliven on or before August 7, 2008 and must comply with the rules promulgated by the SEC in order to be eligible for inclusion in Enliven proxy materials for the 2008 annual meeting of stockholders.

        Enliven's bylaws also contain advance notice requirements for matters that stockholders intend to bring before an annual meeting of stockholders, but not submitted for inclusion in the proxy statement. Generally, notice must be delivered to Enliven's secretary at Enliven's principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the preceeding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made; provided, further, however, solely with respect to the 2008 annual meeting of stockholders, to be timely, a stockholder's notice would have had to have been delivered to Enliven's secretary at Enliven's principal executive offices not later than January 15, 2008.

WHERE YOU CAN FIND MORE INFORMATION

        DG FastChannel and Enliven file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any reports, statements or other information DG FastChannel or Enliven files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. DG FastChannel's and Enliven's SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at http://www.sec.gov.

        As of the date of this joint proxy statement/prospectus, DG FastChannel has filed a registration statement on Form S-4 to register with the SEC the DG FastChannel common stock that DG FastChannel will issue to Enliven stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of DG FastChannel, as well as a proxy statement of Enliven and DG FastChannel for their respective special meetings.

        If you would like to request documents from DG FastChannel or Enliven, please send a request in writing or by telephone to either DG FastChannel or Enliven at the following addresses:

DG FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039
Attention: Investor Relations
(972) 581-2000

Enliven Marketing Technologies Corporation
Investors Relations
205 West 39th Street, 16th Floor
New York, New York 10018
(212) 201-0800

        This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. You should rely only on the information contained in this joint proxy statement/prospectus and in the documents that DG FastChannel and Enliven have incorporated by reference into this joint proxy statement/prospectus. No one has authorized anyone to provide you with information that is different from or in addition to the information contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

        In addition, all documents filed by DG FastChannel and Enliven pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the DG FastChannel and Enliven respective special meetings of stockholders are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

        Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. DG FastChannel has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about DG FastChannel, and Enliven has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Enliven (other than the financial cash flow projections referred to in the section entitled "Fairness Opinion of Financial Adviser to Enliven," beginning on page 43 of this joint proxy statement/prospectus).

        The following documents, which were filed by DG FastChannel with the SEC, are incorporated by reference into this joint proxy statement/prospectus, except to the extent of information which was furnished rather than filed by DG FastChannel, all such furnished information specifically not being incorporated by reference herein:

  •
  DG FastChannel's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008;

  •
  DG FastChannel's quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

  •
  DG FastChannel's quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007, including the amendments on Form 10-Q/A filed with the SEC on November 14, 2007 and February 26, 2008;

  •
  DG FastChannel's quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007, including the amendment on Form 10-Q/A filed with the SEC on February 26, 2008;

  •
  DG FastChannel's current report on Form 8-K filed with the SEC on February 19, 2008;

  •
  DG FastChannel's current report on Form 8-K filed with the SEC on March 17, 2008; and

  •
  DG FastChannel's current report on Form 8-K filed with the SEC on May 8, including the amendment on Form 8-K/A filed with the SEC on May 12, 2008.

        The following documents, which were filed by Enliven with the SEC, are incorporated by reference into this joint proxy statement/prospectus, except to the extent of information which was furnished rather than filed by Enliven, all such furnished information specifically not being incorporated by reference herein:

  •
  Enliven's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008, including the amendment on Form 10-K/A filed with the SEC on April 29, 2008;

  •
  Enliven's quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008;

  •
  Enliven's current report on Form 8-K filed with the SEC on October 31, 2007; including the amendment on Form 8-K/A filed with the SEC on January 16, 2008;

  •
  Enliven's current report on Form 8-K filed with the SEC on January 11, 2008;

  •
  Enliven's current report on Form 8-K filed with the SEC on April 4, 2008;

  •
  Enliven's current report on Form 8-K filed with the SEC on April 14, 2008; and

  •
  Enliven's current report on Form 8-K filed with the SEC on May 12, 2008.

        In addition, DG FastChannel and Enliven incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the DG FastChannel special meeting of stockholders and the Enliven special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Information on DG FastChannel Web Site

        Information on any DG FastChannel Internet web site is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this joint proxy statement/prospectus or in a document that is incorporated by reference in this joint proxy statement/prospectus.

Information on Enliven Web Site

        Information on any Enliven Internet web site is not part of this document and you should not rely on that information in deciding whether to adopt the merger agreement, unless that information is also in this joint proxy statement/prospectus or in a document that is incorporated by reference in this joint proxy statement/prospectus.

        THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER.

        This joint proxy statement/prospectus is dated                        , 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to you nor the issuance of DG FastChannel common stock in the merger shall create any implication to the contrary.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Executive Officers

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Further subsections of Section 145 of the Delaware General Corporation Law provide that:

  •
  to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith;

  •
  the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

  •
  the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        Article Eighth and Article Ninth of DG FastChannel's certificate of incorporation authorizes the indemnification of directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Article VI of DG FastChannel's amended and restated bylaws provides for, among other things, the advancement of expenses to the indemnified parties for defending any proceedings related to the specified circumstance. In addition, Article VI of DG FastChannel's amended and restated bylaws authorizes, upon a resolution by DG FastChannel's board of directors, DG FastChannel to maintain certain policies of insurance to protect itself and any of its directors, officers or employees.

        DG FastChannel has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act. DG FastChannel has also entered into agreements to indemnify certain of its directors and executive officers in addition to the indemnification provided for in its certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of DG FastChannel's directors and executive officers for certain liabilities that may be incurred in the performance of their duties.

        The foregoing is only a general summary of certain aspects of Delaware law and DG FastChannel's certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware General Corporation Law and DG FastChannel's certificate of incorporation and amended and restated bylaws.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among DG FastChannel, Inc., DG Acquisition Corp. VI. and Enliven Marketing Technologies Corporation, dated as of May 7, 2008 (included as Appendix A to the joint proxy statement/prospectus)
3.1	Certificate of Incorporation of DG FastChannel, Inc., dated December 4, 2000, as amended by Certificate of Amendment dated May 26, 2006, and by Certificate of Amendment dated August 28, 2006
3.2	Amended and Restated Bylaws of DG FastChannel, Inc., adopted as of April 11, 2007
4.1*	Form of Common Stock Certificate for DG FastChannel, Inc.
5.1	Opinion of Gardere Wynne Sewell LLP
8.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to tax matters
8.2*	Opinion of Latham & Watkins LLP as to tax matters
10.1
Stockholder Voting Agreement by and among Enliven Marketing Technologies Corporation and the stockholders of DG FastChannel, Inc. identified on Schedule A attached thereto, dated as of May 7, 2008 (included as Appendix D to the joint proxy statement/prospectus)
21.1	Subsidiaries of DG FastChannel (incorporated by reference to Exhibit 21.1 of DG FastChannel's Annual Report on Form 10-K, filed March 17, 2008)
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1 to this registration statement)
23.5*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 8.1 to this registration statement)
23.6*	Consent of Latham & Watkins LLP (included in Exhibit 8.2 to this registration statement)
24.1	Power of Attorney

99.1	Form of Proxy for Special Meeting of DG FastChannel Stockholders
99.2	Form of Proxy for Special Meeting of Enliven Stockholders
99.3	Written Opinion of Needham & Company, LLC, financial advisor to Enliven (included as Appendix C to the joint proxy statement/prospectus)
99.4	Consent of BMO Capital Markets Corp.
99.5	Consent of Needham & Company, LLC (included as part of Exhibit 99.3)

*
To be filed by amendment

Item 22.    Undertakings

        Each of the undersigned registrants hereby undertake:

          (1)   that, for purposes of determining any liability under the Securities Act of 1933, as amended each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3)   that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4)   to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (5)   to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 2nd day of June, 2008.

DG FASTCHANNEL, INC.
By:	/s/ SCOTT K. GINSBURG* Scott K. Ginsburg Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT K. GINSBURG* Scott K. Ginsburg	Chief Executive Officer (Principal Executive Officer) and Director	June 2, 2008
/s/ OMAR A. CHOUCAIR Omar A. Choucair	Chief Financial Officer (Principal Accounting and Financial Officer) and Director	June 2, 2008
/s/ WILLIAM DONNER* William Donner	Director	June 2, 2008
/s/ LISA C. GALLAGHER* Lisa C. Gallagher	Director	June 2, 2008
/s/ KEVIN C. HOWE* Kevin C. Howe	Director	June 2, 2008
/s/ DAVID M. KANTOR* David M. Kantor	Director	June 2, 2008
/s/ ANTHONY J. LEVECCHIO* Anthony J. LeVecchio	Director	June 2, 2008
*By:	/s/ OMAR A. CHOUCAIR Omar A. Choucair	Attorney-in-Fact

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DG FASTCHANNEL, INC.,
DG ACQUISITION CORP. VI.
AND
ENLIVEN MARKETING TECHNOLOGIES CORPORATION
DATED AS OF MAY 7, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2008 (this "Agreement"), by and among DG FastChannel, Inc., a Delaware corporation ("Parent"), DG Acquisition Corp. VI., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Enliven Marketing Technologies Corporation, a Delaware corporation (the "Company"). Certain capitalized terms used herein have the meanings assigned to them in Section 8.3 or elsewhere in this Agreement as described in Section 8.4.

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

        WHEREAS, as a condition, and an inducement, to the Company's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Parent Principal Stockholders have executed and delivered to the Company the applicable Support Agreements; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a plan of reorganization.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

        Section 1.1    The Merger.    At the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 1.2    Effective Time.    On the second (2nd) business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver of those conditions at such time), or on such other date as the parties hereto mutually agree, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        Section 1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Certificate of Incorporation; Bylaws.    At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.14.1 hereof.

        Section 1.5    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        Section 1.6    Tax Consequences.    It is intended by the parties hereto that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Article 2.
Conversion of Securities; Exchange of Certificates

        Section 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          Section 2.1.1    Conversion Generally.    Each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of the Company (the "Company Rights") pursuant to that certain Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 1999, between the Company and BankBoston, N.A., as Rights Agent, as amended to date (the "Company Rights Agreement"), shall be converted, subject to Section 2.2.5, into the right to receive 0.0510 of a share of common stock, par value $0.001 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

          Section 2.1.2    Cancellation of Certain Shares.    Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          Section 2.1.3    Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.1.4    Change in Shares.    If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        Section 2.2    Exchange of Certificates.

          Section 2.2.1    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

          Section 2.2.2    Exchange Procedures.    Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

          Section 2.2.3    Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to

  Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          Section 2.2.4    Further Rights in Company Common Stock.    All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          Section 2.2.5    Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

            Section 2.2.5.1    As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2.2 (such difference being the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided in this Section 2.2.5.

            Section 2.2.5.2    The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

            Section 2.2.5.3    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2.3.

          Section 2.2.6    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the date that is six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

          Section 2.2.7    No Liability.    Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          Section 2.2.8    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

          Section 2.2.9    Withholding.    Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Rights such amounts as Parent, the Exchange Agent or the Surviving Corporation are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Rights in respect of whom such deduction and withholding was made.

        Section 2.3    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

        Section 2.4    Stock Options.

          Section 2.4.1    At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock ("Company Options") then outstanding, under any stock option plan of the Company, including the 1995 Nonstatutory Stock Option Plan, the 1995 Director Option Plan, the 1996 Nonstatutory Stock Option Plan and the 2006 Equity Incentive Plan and any other plan, agreement or arrangement (the "Company Stock Option Plans"), whether or not then exercisable, will be assumed by Parent (each, an "Assumed Company Option"). Each Assumed Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan applicable to such

  Assumed Company Option and any agreements thereunder immediately prior to the Effective Time, except that (A) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with the Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Assumed Company Options after the Effective Time. Parent will assume the Company Stock Option Plans at the Effective Time, provided, however, that following the Effective Time, Parent will issue awards, if any, only under the 2006 Equity Incentive Plan. The 1995 Nonstatutory Stock Option Plan, the 1995 Director Option Plan and the 1996 Nonstatutory Stock Option Plan will be assumed pursuant to the preceding sentence solely for purposes of governing the Assumed Company Options following the Effective Time that were previously issued pursuant to the terms of such plans.

          Section 2.4.2    If and to the extent necessary or required by the terms of any Company Stock Option Plan or any Company Option, the Company shall, prior to the Effective Time, take such actions as the Company deems necessary (subject to the prior approval of Parent which shall not be unreasonably withheld, delayed or conditioned) to give effect to the provisions of this Section 2.4.

        Section 2.5    Warrants.    Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time, each unexercised and unexpired warrant to purchase shares of Company Common Stock (each, a "Company Warrant") which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted into and become a warrant to purchase shares of Parent Common Stock (each, a "Converted Warrant") on terms substantially similar in form and substance to those in effect immediately prior to the Effective Time under the terms of each such Company Warrant; provided, however, that, subject to the terms of the Company Warrants, from and after the Effective Time, (A) each such Converted Warrant may be exercised solely to purchase shares of Parent Common Stock, (B) the number of shares of Parent Common Stock issuable upon exercise of such Converted Warrant shall be equal to the number of shares of Company Common Stock that were issuable upon exercise under the corresponding Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounded down to the nearest whole number of shares of Parent Common Stock and (C) the per share exercise price under such Converted Warrant shall be determined by dividing the per share exercise price of the corresponding Company Warrant immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent.

Article 3.
Representations and Warranties of the Company

        Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent as follows:

        Section 3.1    Organization and Qualification; Subsidiaries.    Except as set forth in Section 3.1.2 of the Company Disclosure Schedule, the Company and each of its subsidiaries (each a "Company Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.1.1    The Company has delivered or caused to be delivered to Parent and Merger Sub true and complete copies of the Company's Restated Certificate of Incorporation, as amended (the "Company Certificate") and Bylaws (the "Company Bylaws") as in effect on the date hereof. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

          Section 3.1.2    Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of: (A) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (B) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (C) the directors and officers of the Company, as of the date of this Agreement.

        Section 3.2    Capitalization.

          Section 3.2.1    The authorized capital stock of the Company consists of (A) 150,000,000 shares of Company Common Stock, of which, as of the close of business on May 1, 2008, there were 99,091,039 shares issued and outstanding (excluding 160,000 shares of Company Common Stock held in treasury) and (B) 5,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"), of which no shares are issued and outstanding, including 75,000 shares of Series A Participating Preferred Stock, par value $0.001 per share, reserved for issuance in connection with the exercise of Company Rights issued pursuant to the Company Rights Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since May 1, 2008, the Company has not issued (other than Company Common Stock issued upon the exercise of Company Options outstanding as of such date) any shares of Company Common Stock or Company Preferred Stock.

          Section 3.2.2    As of the close of business on May 1, 2008, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (A) 75,000 shares of Company Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, (B) 8,915,362 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock

  Option Plans and (C) 9,663,571 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Warrants. Since May 1, 2008, the Company has not reserved for or otherwise subject to issuance any shares of Company Common Stock or Company Preferred Stock. All shares of Company Preferred Stock and Company Common Stock subject to issuance under the Company Rights Agreement, the Company Stock Option Plans or the Company Warrants, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2.2 of the Company Disclosure Schedule sets forth a true and complete list of (i) each holder of Company Options or Company Warrants, (ii) the number of Company Options or Company Warrants, as applicable, held by such holder as of the date hereof, (iii) the number of shares of Company Common Stock subject to each such Company Option and Company Warrant (i.e., the original amount less exercises and any cancellations), (iv) the exercise price, expiration date and vesting schedule of each such Company Option and Company Warrant, and (v) whether each such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code and (vi) whether each such Company Option is subject to Section 409A of the Code.

          Section 3.2.3    Except for the Company Options, the Company Warrants and the Company Rights outstanding under the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on December 31, 2007, the Company has not issued any shares of its capital stock or other Equity Interests (other than Company Options issued in the ordinary course of business consistent with past practice and shares of Company Common Stock issued upon the exercise of Company Options).

          Section 3.2.4    Except as set forth in Section 3.2.4 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

          Section 3.2.5    The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries and as set forth in Section 3.2.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Since the close of business on December 31, 2007, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

        Section 3.3    Authority.

          Section 3.3.1    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

          Section 3.3.2    The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the board of directors of the Company (the "Company Board"). True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement.

          Section 3.3.3    The Company Rights Agreement has been amended so that: (A) Parent, Merger Sub and each Parent Subsidiary are exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. The Company has previously provided a true and complete copy of the Company Rights Agreement and all amendments thereto to Parent and the Merger Sub.

        Section 3.4    No Conflict.    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (A) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (C) except as set forth in Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

        Section 3.5    Required Filings and Consents.    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (A) the filing and recordation of the Certificate of Merger as required by the DGCL, (B) the Company Stockholder Approval, (C) filings required under, and compliance with any applicable requirements of, the HSR Act, (D) compliance with the applicable requirements of the Exchange Act, (E) compliance with the applicable requirements of the Securities Act, (F) compliance with any applicable foreign or state securities or Blue Sky Laws, (G) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (H) such filings as may be required under the rules and regulations of NASDAQ, and (I) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    Permits; Compliance With Law.

          Section 3.6.1    The Company and each Company Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Company Permits"), except where the failure to have any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.6.1(a) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits. Except as set forth in Section 3.6.1(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, nor do reasonable grounds exist for any such action.

          Section 3.6.2    Except as set forth on Section 3.6.2 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is or since January 1, 2006 has been in conflict with, default under or violation of, or is being or since January 1, 2006 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which, if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.7    SEC Filings; Financial Statements.

          Section 3.7.1    Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, since January 1, 2005, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the "Company Financial Statements") (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

          Section 3.7.2    Without limiting the generality of this Section 3.7, (A) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (B) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (C) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

          Section 3.7.3    The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        Section 3.8    Internal Controls; Sarbanes-Oxley Act.

          Section 3.8.1    The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5, as in effect on the date hereof. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

          Section 3.8.2    Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

        Section 3.9    Disclosure Documents.

          Section 3.9.1    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

          Section 3.9.2    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

        Section 3.10 Books and Records.    The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain materially complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005 of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

        Section 3.11 No Undisclosed Liabilities.    Except for those liabilities and obligations (A) reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2007 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (C) incurred under this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be reflected or reserved against on a balance sheet under GAAP.

        Section 3.12    Absence of Certain Changes or Events.

          Section 3.12.1    Since December 31, 2007, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

          Section 3.12.2    Since December 31, 2007, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.12.3    Except as set forth in Section 3.12.3 of the Company Disclosure Schedule, there has not been any action taken by the Company or any Company Subsidiary from December 31, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

        Section 3.13    Employee Benefit Plans.

          Section 3.13.1    List of Plans.    Section 3.13.1 of the Company Disclosure Schedule sets forth a complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any Company Subsidiary, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, and under which the Company or any Company Subsidiary may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). Except as set forth in Section 3.13.1 of the Company Disclosure Schedule, no Company Benefit Plan covers any employee, officer, director or consultant employed or providing services outside the United States.

          Section 3.13.2    Deliveries.    With respect to each Company Benefit Plan the Company has delivered or made available, to the extent requested, to Parent complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.

          Section 3.13.3    General Compliance.    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made, in all material respects, or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

          Section 3.13.4    Tax Qualification of Plans.    Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (A) has received a favorable determination letter from the IRS as to its qualified status, (B) may rely upon a prototype opinion letter or (C) the remedial amendment period for such Company Benefit Plan has not yet expired, and to the knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.

          Section 3.13.5    Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility.    Except as would not reasonably be expected to result in material liability to the Company, (A) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any ERISA Affiliate, (B) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement), (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (D) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (E) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404, (F) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (G) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

          Section 3.13.6    Title IV of ERISA.    To the knowledge of the Company, (A) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or other pension plan subject to Title IV of ERISA and neither the Company nor any Company Subsidiary has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (B) no material liability under Title IV of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (C) none of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

          Section 3.13.7    Change in Control.    Except as set forth in Section 3.13.7 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would reasonably be expected to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

          Section 3.13.8    Retiree Health/COBRA.    Except as required by Law or as set forth in Section 3.13.8 of the Company Disclosure Schedule, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any person.

        Section 3.14    Labor and Other Employment Matters.

          Section 3.14.1    The Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. Neither the Company nor any Company Subsidiary is, or has been within the past five years, a party to any collective bargaining or labor agreement. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and there are no complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any employee of the Company or any Company Subsidiary. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Company's knowledge, threatened with respect to the employees of the Company or any Company Subsidiary, and during the past five years, neither the Company nor any Company Subsidiary has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause the Company or any Company Subsidiary to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. None of Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          Section 3.14.2    The Company has identified in Section 3.14.2(a) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants or independent contractors to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees, consultants or independent contractors which contain change in control provisions. Section 3.14.2(b) of the Company Disclosure Schedule lists each employee and consultant of the Company and each Company Subsidiary as of the date hereof (including title, position and date of hire or engagement), and lists each such individual's compensation (including base salary, wages, rate of pay, bonus, incentive compensation and employee benefits).

          Section 3.14.3    Except as set forth in Section 3.14.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or employee of the Company or any Company Subsidiary or affiliate, from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

          Section 3.14.4    Neither the Company nor any Company Subsidiary has effectuated, within the past two years, a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

        Section 3.15    Contracts; Indebtedness.

          Section 3.15.1    Except for contracts filed in unredacted form as exhibits to the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 2007, as filed with the SEC on April 29, 2008, Section 3.15.1 of the Company Disclosure Schedule sets forth a true and complete list of each contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (A) any agreement that limits the freedom of the Company, any Company Subsidiary or any of the Company's current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals; (B) any agreement that, after the Effective Time, would have the effect of limiting the freedom of Parent or any Parent Subsidiary or current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals; (C) any joint venture or partnership agreement; (D) any agreement with a supplier or a customer providing for annual payments or receipts in excess of $200,000 with a term in excess of one year; (E) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $200,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty; (F) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary; (G) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses; (H) any acquisition agreement with a purchase price in excess of $500,000 or that contains "earn-out" provisions or other contingent payment obligations; (I) any divestiture agreement with a purchase price in excess of $250,000 or that contains ongoing indemnification obligations or other material obligations; (J) any agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement; (K) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $200,000 individually; (L) any material lease, sublease or other contract with respect to the Leased Real Property; (M) any material license or contract relating to the Material Intellectual Property; (N) any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or (O) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract of the type described in this Section 3.15.1 is referred to herein as a "Company Material Contract." True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

          Section 3.15.2    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms; (B) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (C) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (D) none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (E) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract. There are no material payment obligations that are owing and past due under the Company Material Contracts.

        Section 3.16    Litigation.

          Section 3.16.1    Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary has had or would reasonably be expected to have a Company Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement. The Company has delivered to Parent all correspondence with the NASDAQ Listing Qualifications Department for the past three years and Section 3.16 of the Company Disclosure Schedule sets forth the current status of the Company's delisting notice from NASDAQ.

          Section 3.16.2    Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.17    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and each Company Subsidiary is now and has been in compliance with all Environmental Laws; (B) there has been no release, spill, discharge, treatment, storage or disposal of any Hazardous Materials either by the Company or any Company Subsidiary, or on any real property currently owned or operated by the Company or any Company Subsidiary, except in compliance with Environmental

Law and in quantities or locations that would not reasonably be expected to impose a requirement on the Company or any Company Subsidiary for investigation, remediation or cleanup pursuant to Environmental Law; and (C) neither the Company nor any of the Company Subsidiaries are or have been subject to, or are aware of any information which would reasonably be expected to form the basis of, any lawsuits, actions, proceedings, claims, notices of violation, requests for information or complaints against the Company or any Company Subsidiary regarding (i) any release or threatened release of, or exposure to, Hazardous Materials, or (ii) any violation of, or non-compliance with, any Environmental Law. This Section 3.17 contains the sole and exclusive representations and warranties of the Company and each Company Subsidiary with respect to environmental, health and safety matters, including any matters arising under Environmental Laws or relating to Hazardous Materials.

        Section 3.18    Intellectual Property.

          Section 3.18.1    General.    Section 3.18.1 of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company and each Company Subsidiary: (A) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed and the date filed or issued; (B) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, (C) for any URL or domain name, the registration date, any renewal date and name of registry; and (D) for each registered copyrighted work, the number and date of registration for each country, province and state, in which a copyright application has been registered. True and complete copies of all licenses granting Intellectual Property Rights to the Company or any of the Company Subsidiaries applicable to the Company's or the Company Subsidiaries' products, technology and business have been made available, other than standard, off-the-shelf software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows).

          Section 3.18.2    Sufficiency.    All of the material Intellectual Property Rights owned or licensed by the Company and each Company Subsidiary are collectively referred to herein as the "Material Intellectual Property." The Material Intellectual Property constitutes all Intellectual Property Rights necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world.

          Section 3.18.3    Ownership.    Except as set forth in Section 3.18.3 of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns all the rights, title and interest in and to the Material Intellectual Property, free and clear of liens (other than Permitted Liens), or has a valid and enforceable right or license to use the Material Intellectual Property used in the conduct of the business of the Company or the Company Subsidiaries. Such licensed Material Intellectual Property will not cease to be valid and enforceable rights of the Company or any Company Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to hold such right, title and interest, or to have a valid and enforceable right or license to use, or the effect thereon of this Agreement, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world. Without limiting the foregoing, the owned Material Intellectual Property has been: (A) developed by employees of the Company or a Company Subsidiary, as the case may be, within the scope of their employment; (B) developed by independent contractors who have assigned their rights to the Company or a Company Subsidiary pursuant to enforceable written agreements; or (C) otherwise acquired by the Company or a

  Company Subsidiary from a third party who assigned all Intellectual Property Rights and technology it has developed to the Company or such Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world.

          Section 3.18.4    Absence of Claims; Non-infringement.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world, and except as set forth in Section 3.18.4 of the Company Disclosure Schedule: (A) no proceedings, claims, or actions have been instituted or are pending against the Company or any Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the right of the Company or any Company Subsidiary with respect to the use or ownership of the Material Intellectual Property; (B) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (C) to the knowledge of the Company, neither the Company's or any Company Subsidiary's past nor present use of the Material Intellectual Property infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other person anywhere in the world; (D) the Company has not received any notice alleging, and otherwise has no knowledge of any claim of invalidity or unenforceability of, or limitation on the Company's or any Company Subsidiary's right to use, any of the Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by the Company or any Company Subsidiary; (E) no person has notified the Company that it is claiming any ownership of or right to use any Material Intellectual Property; (F) the Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of the Company or any Company Subsidiary with respect thereto; and (G) to the knowledge of the Company, no person has interfered with, infringed upon or misappropriated any of the Material Intellectual Property, or is currently doing so.

          Section 3.18.5    Licenses to Third Parties.    Section 3.18.5 of the Company Disclosure Schedule lists all contracts pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, the Material Intellectual Property or containing any covenant or other provision that materially limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of the Material Intellectual Property anywhere in the world. Neither the Company nor any Company Subsidiary is bound by any agreement to indemnify any other person for Intellectual Property Rights infringement, misappropriation, or similar claim, except for indemnities offered in the ordinary course of business consistent with past practice.

          Section 3.18.6    Protection of Intellectual Property Rights.    To the knowledge of the Company, all of the registrations and pending applications to Governmental Entities with respect to the Material Intellectual Property have been diligently prosecuted, all maintenance and related fees have been paid when due, and the Company and each Company Subsidiary has taken all other reasonable action required to maintain the validity and effectiveness of such registrations and pending applications to Governmental Entities with respect to the Material Intellectual Property. The Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the business of the Company and the Company Subsidiaries) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the business of the Company and the Company Subsidiaries. Without limiting the foregoing, to the knowledge of the Company, (A) there has been no misappropriation of any trade secrets or other material confidential Material Intellectual Property used in connection with the business of the Company and the Company Subsidiaries by any person; (B) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business of the Company and the Company Subsidiaries; and (C) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Material Intellectual Property. To the knowledge of the Company, no funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Material Intellectual Property. Neither the Company nor any Company Subsidiary has made any submission or suggestion to, and is not subject to any agreement with, standards bodies or other entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of the Material Intellectual Property.

          Section 3.18.7    Standard Form IP Agreements.    The Company has provided to Parent a true and complete copy of each standard form of contract used by the Company or any Company Subsidiary at any time for the license of the Material Intellectual Property or the sale of products by the Company or any Company Subsidiary, including each standard form of (A) end user license agreement; (B) development agreement; (C) distributor or reseller agreement; (D) employee, consulting or independent contractor agreement containing intellectual property, assignment or license of Material Intellectual Property or any confidentiality provision; and (E) confidentiality or nondisclosure agreement.

          Section 3.18.8    Software; Escrow.    Except as set forth in Section 3.18.8 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into any agreement requiring the Company or any Company Subsidiary to place the software source code or other technology in escrow so that a licensee might obtain access upon the occurrence of any release condition. The Company is in compliance with all third-party software licenses.

          Section 3.18.9    Information Technology Performance.    The information technology systems used by the Company, including all computer hardware, software, firmware and telecommunications systems used in the conduct of the Company's business as currently conducted and the information technology systems operated on behalf of the Company, perform substantially in conformance with the appropriate specifications and/or documentation provided to the Company with respect to such information technology systems and generally perform reliably. The Company has taken commercially reasonable steps to provide for secure holding, archival, back-up, recovery and restoration of its critical business data.

          Section 3.18.10    Open Source Software.    To the knowledge of the Company, none of the software of the Company or any Company Subsidiary includes, incorporates, or relies upon the use of any software or component that is subject to license rights typically or customarily referred to as "open source" or similarly permitting or requiring the source code of such software to be made available to the public, including, but not limited to, software licensed pursuant to any version of the GNU General Public License, the GNU Lesser Public License (formerly known as the GNU Library Public License) or similar licenses, or any license that satisfies any version of the Open Source Definition of the Open Source Initiative.

        Section 3.19    Tax Matters.

          Section 3.19.1    Filing of Tax Returns.    The Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. No claim has ever been made in writing by an authority in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          Section 3.19.2    Payment of Taxes.    The Company and each of the Company Subsidiaries have timely paid all material Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by Parent and the Parent Subsidiaries for all material Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof. Since the date of the most recent financial statement, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice.

          Section 3.19.3    Audits, Investigations or Claims.    No deficiencies for Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other Governmental Entity. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          Section 3.19.4    Liens.    There are no liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiaries.

          Section 3.19.5    Tax Elections.    Neither the Company nor any Company Subsidiary (A) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any Company Subsidiary; (B) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) has made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (D) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

          Section 3.19.6    Tax Sharing Agreements.    There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary, and, after the Effective Time, none of the Company or any Company Subsidiary shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

          Section 3.19.7    Other Entity Liability.    None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company or any Company Subsidiary has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          Section 3.19.8    Withholding.    Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          Section 3.19.9    Spin-Offs.    During the past three (3) years, neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

          Section 3.19.10    Tax Shelters.    Neither the Company nor any Company Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

          Section 3.19.11    Reorganization.    None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 3.20    Insurance.    The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance in all material respects with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the "Insurance Policies"). Section 3.20 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since December 31, 2005, none of the Company or any Company Subsidiary has received any notice or other communication regarding any actual or possible (A) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (B) invalidation of any Insurance Policy, (C) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (D) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

        Section 3.21    Properties and Assets.    The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

        Section 3.22    Real Property.

          Section 3.22.1    Section 3.22.1 of the Company Disclosure Schedule sets forth (A) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the "Leased Real Property"), (B) the address for each Leased Real Property, and (C) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. To the knowledge of the Company, none of the Leased Real Property is subject to any lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. Neither the Company nor any Company Subsidiary owns, or is a party to any agreement to purchase or acquire, any real property.

          Section 3.22.2    As of the date of this Agreement, the Company or a Company Subsidiary has a valid leasehold estate in each parcel of Leased Real Property, in each case, free and clear of all liens. With respect to all Leased Real Property, (A) each parcel is in material compliance with all existing Laws applicable to such Leased Real Property and (B) neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Leased Real Property.

        Section 3.23    Opinion of Financial Advisors.    The Company Board has received the written opinion of Needham & Company, LLC (the "Company Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio pursuant to the Merger is fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

        Section 3.24    Vote Required.    The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the "Company Stockholder Approval").

        Section 3.25    Brokers.    Except for the Company's obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Merger or any other transactions contemplated by this Agreement.

        Section 3.26    Related Party Transactions.    Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any contract or transaction with, any holder of five percent (5%) or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

        Section 3.27    No Other Representations or Warranties.    Except for the representations and warranties made by the Company in this Article 3 or pursuant to the certificate to be delivered pursuant to Section 6.2.1, neither Company nor any other person makes any representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, any Parent Subsidiary or Parent Representative of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article 4.
Representations and Warranties of Parent and Merger Sub

        Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedule"), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.    Each of Parent, Merger Sub, and each of Parent's subsidiaries (each a "Parent Subsidiary" and collectively with Merger Sub, the "Parent Subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.1.1    Parent has delivered or caused to be delivered to the Company true and complete copies of the Parent's Amended and Restated Certificate of Incorporation (the "Parent Certificate") and Bylaws (the "Parent Bylaws") as in effect on the date hereof. Parent has delivered or caused to be delivered to the Company true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Parent Subsidiary. Parent is not in violation of the Parent Certificate or Parent Bylaws, and the Parent Subsidiaries are not in violation of their respective organizational or governing documents. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

          Section 4.1.2    Section 4.1.2 of the Parent Disclosure Schedule sets forth a true and complete list of: (A) the Parent Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (B) the jurisdictions in which Parent and each Parent Subsidiary is qualified to do business as a foreign corporation or other legal entity and (C) the directors and officers of Parent and each Parent Subsidiary, as of the date of this Agreement.

        Section 4.2    Capitalization.

          Section 4.2.1    The authorized capital stock of Parent consists of (A) 200,000,000 shares of Parent Common Stock, of which, as of the close of business on May 7, 2008 there were 17,923,882 shares issued and outstanding (excluding 56,370 shares of Parent Common Stock held in treasury) and (B) 15,000,000 shares of preferred stock, no par value (the "Parent Preferred Stock"), of which no shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          Section 4.2.2    As of the close of business on May 7, 2008, Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for or otherwise subject to issuance, except for (A) 95,973 shares of Parent Common Stock reserved for issuance under Parent's Employee Stock Purchase Plan (the "ESPP"), (B) 473,454 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding options to purchase shares of Parent Common Stock ("Parent Options") under any stock option plan, agreement or arrangement of Parent (together with the ESPP, the "Parent Stock Option Plans") and (C) 660,491 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding warrants to purchase shares of Parent Common Stock (the "Parent Warrants"). All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, the Parent Warrants and the ESPP, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          Section 4.2.3    Except for the Parent Options, the Parent Warrants and the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character of Parent or any Parent Subsidiary obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. Since the close of business on December 31, 2007, Parent has not issued any shares of its capital stock or other Equity Interests (other than Parent Options issued in the ordinary course of business consistent with past practice or pursuant to the ESPP).

          Section 4.2.4    There are no outstanding obligations of Parent or any Parent Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any shares of Parent Common Stock or other Equity Interests in Parent or any Parent Subsidiary.

          Section 4.2.5    The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

        Section 4.3    Authority.

          Section 4.3.1    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by the board of directors of Parent (the "Parent Board"), and except for obtaining the Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Parent Board has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger (the "Share Issuance") be submitted to holders of shares of Parent Common Stock for their approval at a meeting of such stockholders and recommended that such stockholders approve the Share Issuance. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

          Section 4.3.2    Each of Parent and Merger Sub have taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Parent Board. True and complete copies of all Parent Board resolutions reflecting such actions have been previously provided to the Company. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

          Section 4.3.3    The affirmative vote of the holders of a majority of the shares of Parent Common Stock present and voting at the Parent Stockholders' Meeting in favor of the Share Issuance as required under the rules of NASDAQ is the only vote or approval of the holders of any class or series of capital stock of Parent which is necessary to approve the transactions contemplated by this Agreement ("Parent Stockholder Approval").

        Section 4.4    No Conflict.    None of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent's or Merger Sub's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational or governing documents of any Parent Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien upon any of the respective properties or assets of Parent or any Parent Subsidiary pursuant to, any contract, Parent Permit or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

        Section 4.5    Required Filings and Consents.    Except as set forth in Section 4.5 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent's or Merger Sub's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (A) the filing and recordation of the Certificate of Merger as required by the DGCL, (B) the Parent Stockholder Approval, (C) filings required under, and compliance with any applicable requirements of, the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (D) compliance with the applicable requirements of the Exchange Act, (E) compliance with the applicable requirements of the Securities Act, (F) compliance with any applicable foreign or state securities or Blue Sky Laws, (G) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, (H) such filings as may be required under the rules and regulations of NASDAQ, and (I) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any

Governmental Entity or any other person, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.6    Permits; Compliance With Law.

          Section 4.6.1    Parent and each Parent Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for Parent and each Parent Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Parent Permits"), except where the failure to have any Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 4.6.1 of the Parent Disclosure Schedule contains a true and complete list of all Parent Permits. Parent and each Parent Subsidiary is in compliance with the terms of the Parent Permits, and all of the Parent Permits are valid and in full force and effect, except where the failure to be in compliance with any Parent Permits, or the failure of any Parent Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Parent Permits is pending or threatened, nor do reasonable grounds exist for any such action.

          Section 4.6.2    Neither the Parent nor any Parent Subsidiary is or since January 1, 2006 has been in conflict with, default under or violation of, or is being or since January 1, 2006 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Parent or any Parent Subsidiary is pending or, to Parent's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which, if determined adversely to the Parent or any Parent Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.7    SEC Filings; Financial Statements.

          Section 4.7.1    Since January 1, 2005, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any Parent Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the "Parent SEC Documents"). As of their respective filing dates the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Parent Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries included in the Parent SEC Documents (collectively, the "Parent Financial

  Statements") (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the consolidated Parent Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of Parent and the consolidated Parent Subsidiaries as of the dates and for the periods referred to therein.

          Section 4.7.2    Without limiting the generality of this Section 4.7, (A) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (B) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (C) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

          Section 4.7.3    Parent has previously provided to the Company a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        Section 4.8    Internal Controls; Sarbanes-Oxley Act.

          Section 4.8.1    Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for Parent and the Parent Subsidiaries. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent's auditors and the audit committee of the Parent Board (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent's internal controls over financial reporting. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

          Section 4.8.2    Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any Parent Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents, to the current Parent Board or any committee thereof or to any current director or executive officer of Parent.

        Section 4.9    Disclosure Documents.

          Section 4.9.1    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

          Section 4.9.2    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to Parent by the Company specifically for use therein.

        Section 4.10    Books and Records.    The books and records of Parent and each Parent Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of Parent and each Parent Subsidiary, all of which have been made available by Parent to the Company, contain materially complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005 of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

        Section 4.11    No Undisclosed Liabilities.    Except for those liabilities and obligations (A) reflected or reserved against in the audited consolidated balance sheet of Parent as of December 31, 2007 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, or (C) incurred under this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be reflected or reserved against on a balance sheet under GAAP.

        Section 4.12    Absence of Certain Changes or Events.

          Section 4.12.1    Since December 31, 2007, Parent and Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

          Section 4.12.2    Since December 31, 2007, there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.12.3    There has not been any action taken by Parent or any Parent Subsidiary from December 31, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

        Section 4.13    Employee Benefit Plans.

          Section 4.13.1    List of Plans.    Section 4.13.1 of the Parent Disclosure Schedule sets forth a complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent, which are maintained, sponsored or contributed to by Parent, and under which Parent may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Parent Benefit Plan"). No Parent Benefit Plan covers any employee, officer, director or consultant employed or providing services outside the United States.

          Section 4.13.2    Deliveries.    With respect to each Parent Benefit Plan, Parent has delivered or made available, to the extent requested, to the Company complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Parent Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, (G) all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.

          Section 4.13.3    General Compliance.    Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made, in all material respects, or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Financial Statements prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

          Section 4.13.4    Tax Qualification of Plans.    Each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (A) has received a favorable determination letter from the IRS as to its qualified status, (B) may rely upon a prototype opinion letter or (C) the remedial amendment period for such Parent Benefit Plan has not yet expired, and to the knowledge of Parent no fact or event has occurred that could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.

          Section 4.13.5    Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility.    Except as would not reasonably be expected to result in material liability to Parent, (A) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to Parent or any ERISA Affiliate, (B) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Parent Financial Statements prior to the date of this Agreement), (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (D) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (E) all contributions and payments to such Parent Benefit Plan are deductible under Code Sections 162 or 404, (F) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (G) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

          Section 4.13.6    Title IV of ERISA.    To the knowledge of Parent, (A) no Parent Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and Parent has not sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (B) no material liability under Title IV of ERISA has been incurred by Parent that has not been satisfied in full, and no condition exists that presents a material risk to Parent of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (C) none of the assets of Parent is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

        Section 4.14    Labor and Other Employment Matters.

          Section 4.14.1    Parent is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. Parent is not, and has not been within the past five years, a party to any collective bargaining or labor agreement. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent, Parent nor has not engaged in any unfair labor practice and there are no complaints against Parent pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any employee of Parent or any Parent Subsidiary. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to Parent's knowledge, threatened with respect to the employees of Parent or any Parent Subsidiary, and during the past five years, neither Parent nor any Parent Subsidiary has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause Parent or any Parent Subsidiary to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. None of Parent or any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          Section 4.14.2    Except as set forth in Section 4.14.2 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or employee of Parent or any Parent Subsidiary or affiliate, from Parent or any Parent Subsidiary or affiliate under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

          Section 4.14.3    Neither Parent nor any Parent Subsidiary has effectuated, within the past two years, a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of Parent or any Parent Subsidiary.

        Section 4.15    Contracts; Indebtedness.

          Section 4.15.1    Section 4.15.1 of the Parent Disclosure Schedule sets forth a true and complete list of each contract to which the Parent or any Parent Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (A) any agreement that limits the freedom of Parent, any Parent Subsidiary or any of the Parent's current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (B) any joint venture or partnership agreement, (C) any agreement with a supplier providing for annual payments or receipts in excess of $250,000 with a term in excess of one year, (D) any agreement that involves future expenditures or receipts by Parent or any Parent Subsidiary of more than $250,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty, (E) any agreement that by its terms limits the payment of dividends or other distributions by Parent or any Parent Subsidiary, (F) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any Parent Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (G) any acquisition agreement with a purchase price in excess of $2,500,000 or that contains "earn-out" provisions or other contingent payment obligations, (H) any divestiture agreement with a purchase price in excess of $1,250,000 or that contains ongoing indemnification obligations or other material obligations, (I) any agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement, (J) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually, (K) any material lease, sublease or other contract with respect to the Parent Leased Real Property, (L) any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (M) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract of the type described in this Section 4.15.1 is referred to herein as a "Parent Material Contract." True and complete copies of each Parent Material Contract have been provided by Parent to the Company, or publicly filed with the SEC.

          Section 4.15.2    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each Parent Material Contract is a valid, binding and enforceable obligation of Parent or the Parent Subsidiaries and, to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms; (B) each Parent Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (C) Parent and each Parent Subsidiary has in all material respects performed all obligations required to be performed by it under each Parent Material Contract and, to the knowledge of Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract; (D) none of Parent or any Parent Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (E) neither Parent nor any Parent Subsidiary has received any notice from any other party to any such Parent Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Parent Material Contract.

        Section 4.16    Litigation.

          Section 4.16.1    There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of Parent or any Parent Subsidiary that, individually or in the aggregate, if determined adversely to Parent or any Parent Subsidiary has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by Parent and Merger Sub of any of their material obligations under this Agreement.

          Section 4.16.2    Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.17    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) Parent and each Parent Subsidiary is now and has been in compliance with all Environmental Laws; (B) there has been no release, spill, discharge, treatment, storage or disposal of any Hazardous Materials either by Parent or any Parent Subsidiary, or on any real property currently owned or operated by Parent or any Parent Subsidiary, except in compliance with Environmental Law and in quantities or locations that would not reasonably be expected to impose a requirement on Parent or any Parent Subsidiary for investigation, remediation or cleanup pursuant to Environmental Law; and (C) neither Parent nor any of the Parent Subsidiaries are or have been subject to, or are aware of any information which would reasonably be expected to form the basis of, any lawsuits, actions, proceedings, claims, notices of violation, requests for information or complaints against Parent or any Parent Subsidiary regarding (i) any release or threatened release of, or exposure to, Hazardous Materials, or (ii) any violation of, or non-compliance with, any Environmental Law. This Section 4.17 contains the sole and exclusive representations and warranties of Parent and each Parent Subsidiary with respect to environmental, health and safety matters, including any matters arising under Environmental Laws or relating to Hazardous Materials.

        Section 4.18    Intellectual Property.

          Section 4.18.1    Ownership.    All of the material Intellectual Property Rights owned or licensed by Parent and each Parent Subsidiary are collectively referred to herein as the "Parent Material Intellectual Property." Parent or one of the Parent Subsidiaries owns all the rights, title and interest in and to the Parent Material Intellectual Property, free and clear of liens (other than Permitted Liens), or has a valid and enforceable right or license to use the Parent Material Intellectual Property used in the conduct of the business of Parent or the Parent Subsidiaries. Such licensed Parent Material Intellectual Property will not cease to be valid and enforceable rights of Parent or any Parent Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to hold such right, title and interest, or to have a valid and enforceable right or license to use, or the effect thereon of this Agreement, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.18.2    Absence of Claims; Non-infringement.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except as set forth in Section 4.18.2 of the Parent Disclosure Schedule: (A) no proceedings, claims, or actions have been instituted or are pending against Parent or any Parent Subsidiary, or, to the knowledge of Parent, are threatened, that challenge the right of Parent or any Parent Subsidiary with respect to the use or ownership of the Parent Material Intellectual Property; (B) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of Parent, threatened, in which the scope, validity, or enforceability of any of the Parent Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (C) to the knowledge of Parent, neither Parent's or any Parent Subsidiary's past nor present use of the Parent Material Intellectual Property infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other person anywhere in the world; (D) Parent has not received any notice alleging, and otherwise has no knowledge of, the invalidity of, or limitation on Parent's or any Parent Subsidiary's right to use, any of the Parent Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by Parent or any Parent Subsidiary; (E) no person has notified Parent or any Parent Subsidiary that it is claiming any ownership of or right to use any Parent Material Intellectual Property; (F) the Parent Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of Parent or any Parent Subsidiary with respect thereto; and (G) to the knowledge of Parent, no person has interfered with, infringed upon or misappropriated any of the Parent Material Intellectual Property, or is currently doing so.

        Section 4.19    Tax Matters.

          Section 4.19.1    Filing of Tax Returns.    Parent and each Parent Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          Section 4.19.2    Payment of Taxes.    Parent and each of the Parent Subsidiaries have timely paid all material Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which Parent or the appropriate Parent Subsidiary has set aside adequate reserves in accordance with GAAP. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by Parent and the Parent Subsidiaries for all material Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof. Since the date of the most recent financial statement, neither Parent nor any of the Parent Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice.

          Section 4.19.3    Audits, Investigations or Claims.    No deficiencies for Taxes against any of Parent and the Parent Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other Governmental Entity. There are no pending or, to the knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. Neither Parent nor any of the Parent Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          Section 4.19.4    Liens.    There are no liens for Taxes other than Permitted Liens on any assets of any of Parent and the Parent Subsidiaries.

          Section 4.19.5    Tax Elections.    Neither Parent nor any Parent Subsidiary (A) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Parent or any Parent Subsidiary; (B) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) has made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (D) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

          Section 4.19.6    Tax Sharing Agreements.    There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of Parent or any Parent Subsidiary, and, after the Effective Time, none of Parent or any Parent Subsidiary shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

          Section 4.19.7    Other Entity Liability.    None of Parent or any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent). None of Parent or any Parent Subsidiary has any liability for the Taxes of any person (other than Taxes of Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          Section 4.19.8    Withholding.    Each of Parent and the Parent Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          Section 4.19.9    Spin-Offs.    During the past three years, neither Parent nor any Parent Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and neither the stock of Parent nor the stock of any Parent Subsidiary has been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

          Section 4.19.10    Tax Shelters.    Neither Parent nor any Parent Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

          Section 4.19.11    Reorganization.    None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.20    Insurance.    Parent and each Parent Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance in all material respects with customary industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries. Parent has made available to the Company true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of Parent and the Parent Subsidiaries (the "Parent Insurance Policies"). Section 4.20 of the Parent Disclosure Schedule contains a true and complete list of the Parent Insurance Policies. Each of the Parent Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and conditions of such Parent Insurance Policies. Since December 31, 2005, none of Parent or any Parent Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Parent Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Parent Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Parent Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Parent Insurance Policy. There is no material claim by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such Parent Insurance Policies. None of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

        Section 4.21    Properties and Assets.    Parent and the Parent Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit Parent and the Parent Subsidiaries to conduct their respective businesses as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by Parent or the Parent Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

        Section 4.22    Real Property.

          Section 4.22.1    Section 4.22.1 of the Parent Disclosure Schedule sets forth (A) a true and complete list of all real property leased, subleased or otherwise occupied by Parent or any Parent Subsidiary (collectively, the "Parent Leased Real Property"), (B) the address for each Parent Leased Real Property, and (C) the current rent amounts payable by Parent or any Parent Subsidiary related to each Parent Leased Real Property. None of the Parent Leased Real Property is subject to any lien, including any right to the use or occupancy of any Parent Leased Real Property, other than Permitted Liens. Neither Parent nor any Parent Subsidiary owns, or is a party to any agreement to purchase or acquire, any real property.

          Section 4.22.2    As of the date of this Agreement, Parent and the Parent Subsidiaries have valid leasehold estates in each parcel of Parent Leased Real Property, in each case, free and clear of all liens. With respect to all Parent Leased Real Property, (A) each parcel is in material compliance with all existing Laws applicable to such Parent Leased Real Property and (B) neither Parent nor any Parent Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Parent Leased Real Property and neither Parent nor any Parent Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Parent Leased Real Property.

        Section 4.23    Ownership of Merger Sub; No Prior Activities.

          Section 4.23.1    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          Section 4.23.2    All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

          Section 4.23.3    Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 4.24    Opinion of Financial Advisor.    The Parent Board has received the opinion of BMO Capital Markets Corp. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall provide a true and complete signed copy of such opinion to the Company solely for information purposes as soon as practicable after the date of this Agreement.

        Section 4.25    Brokers.    Except for Parent's obligations to the Parent Financial Advisor, neither Parent nor any stockholder, director, officer, employee or affiliate of Parent, has incurred or will incur on behalf of Parent or any Parent Subsidiary, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

        Section 4.26    Ownership Of Company Common Stock.    Except for 10,750,000 shares of Company Common Stock and the Company Warrants held by Parent as of the date hereof, as set forth in Section 3.2.2 of the Company Disclosure Schedule, neither Parent nor any of its affiliates beneficially owns (as defined in rule 13d-3 of the Exchange Act) any Company Common Stock.

        Section 4.27    Related Party Transactions.    Except as set forth in the Parent SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by Parent or any Parent Subsidiary to, and neither Parent nor any Parent Subsidiary is otherwise a creditor or debtor to, or party to any contract or transaction with, any holder of five percent (5%) or more of the Parent Common Stock or any director, officer, employee or affiliate of Parent or any Parent Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

        Section 4.28    No Other Representations or Warranties.    Except for the representations and warranties made by Parent in this Article 4 or pursuant to the certificate to be delivered pursuant to Section 6.3.1 neither Parent nor any other person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any Company Subsidiary or Company Representative of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article 5.
Covenants

        Section 5.1    Conduct of Business by the Company Pending the Closing.    The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization, (C) (i) within 30 days of the date of this Agreement, provide Parent and Merger Sub an updated disclosure schedule pursuant to Section 3.18.1 of this Agreement which, in the case of patents and patent applications, shall include without limitation the correct patent or registration number and the current assignee or owner of record at the relevant Governmental Entity for each applicable jurisdiction and (ii) use its reasonable best efforts to take all actions necessary to establish the Company's ownership of all right, title and interest in and to the Material Intellectual Property (subject to the security interests set forth in Section 3.18.1 of the Company Disclosure Schedule), including but not limited to having inventors execute a written assignment of all rights to inventions and filing such assignments with the applicable Governmental Entities, (D) use its reasonable best efforts to (i) take all actions necessary for the Company and each Company Subsidiary to be duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization as of the Effective Time, (ii) to ensure that the Company and each Company Subsidiary has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (iii) deliver or cause to be delivered to Parent and Merger Sub prior to the Effective Time true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, (E) deliver to Parent and Merger Sub as soon as practicable but in no event later than the Effective Time a schedule which sets forth, for each Company Subsidiary, as applicable: (1) its authorized capital stock or other Equity Interests, (2) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (3) the record owner(s) thereof, and (F) within 30 days of the date of this Agreement, except for contracts disclosed on Section 3.15.1 of Company Disclosure Schedule, provide Parent and Merger Sub a true and complete list of each contract (and a copy thereof) to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets and which involves (i) a supplier or a customer providing for annual payments or receipts in excess of $50,000 or (ii) future expenditures or receipts by the Company or any Company Subsidiary of more than $50,000 in any one year period that cannot be terminated on less than 90 days' notice without material payment or penalty. The Company and Parent agree to meet (whether in person or by means of telephonic meeting) at least monthly at reasonable times upon prior notice between the date hereof and the earlier of (x) the Effective Time and (y) the date that this Agreement expires or is terminated in accordance with Article 7, to review the Company's compliance with its obligations under Sections 5.1(C), (D), (E) and (F) above. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of NASDAQ), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          Section 5.1.1    amend or otherwise change the Company Certificate or the Company Bylaws;

          Section 5.1.2    (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock (and the related Company Rights) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights) or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Material Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

          Section 5.1.3    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

          Section 5.1.4    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

          Section 5.1.5    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any material capital expenditure in excess of the Company's budget as disclosed to Parent prior to the date hereof or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

          Section 5.1.6    Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay or any Company Benefit Plan in existence on the date of this Agreement as disclosed in Section 3.14.2 (A) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

          Section 5.1.7    (A) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary the Company's inventory practices in any material respect from the Company's past practices;

          Section 5.1.8    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

          Section 5.1.9    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          Section 5.1.10    make any material tax election or settle or compromise any material liability for Taxes, change any Tax accounting period or any method of Tax accounting (except as required by applicable Law), file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

          Section 5.1.11    take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          Section 5.1.12    amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

          Section 5.1.13    modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

          Section 5.1.14    write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $200,000, except for depreciation and amortization in accordance with GAAP consistently applied;

          Section 5.1.15    take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          Section 5.1.16    take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

          Section 5.1.17    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.2    Conduct of Business by Parent Pending the Closing.    Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, (A) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of Parent and each Parent Subsidiary and to preserve the current relationships of Parent and each Parent Subsidiary with such of the customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to Parent), and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

          Section 5.2.1    amend or otherwise change the Parent Certificate or Parent Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

          Section 5.2.2    (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any Parent Subsidiary, other than pursuant to existing options, warrants, instruments or contracts outstanding as of the date hereof in accordance with their terms, or pursuant to the ESPP, provided, however, that Parent may, in its discretion, issue up to 3,000,000 shares of Parent Common Stock, without discount to the market price of the Parent Common Stock, pursuant to that certain registration statement on Form S-3 (Registration No. 333-146728), or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of Parent or any Parent Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Parent Subsidiary and Parent or another wholly-owned Parent Subsidiary;

          Section 5.2.3    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock;

          Section 5.2.4    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

          Section 5.2.5    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity;

          Section 5.2.6    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          Section 5.2.7    take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          Section 5.2.8    take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than the Company or any Company Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          Section 5.2.9    take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on or prior to the Outside Date; or

          Section 5.2.10    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.3    Cooperation.    The Company and Parent shall coordinate and cooperate and use their respective reasonable best efforts in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

        Section 5.4    Registration Statement; Proxy Statement.

          Section 5.4.1    As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders' Meeting and the Parent Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use its reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the Share Issuance. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include, (x) subject to Section 5.7.3 hereof, the Company Recommendation and (y) the recommendation of the Parent Board in favor of the Share Issuance.

          Section 5.4.2    Subject to Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

          Section 5.4.3    If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filings, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

          Section 5.4.4    If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filings, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

        Section 5.5    Stockholders' Meetings.

          Section 5.5.1    Subject to Section 5.5.3, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting upon the adoption of this Agreement and approval of the Merger and, in connection therewith, the Company shall use its reasonable best efforts to (A) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law or by the rules of NASDAQ to obtain such approval. At the Company Stockholders' Meeting, Parent and its affiliates will vote all shares of Company Common Stock owned by them in favor of adoption of this Agreement and approval of the Merger unless there shall have occurred (i) a Company Adverse Recommendation Change, (ii) any withdrawal or modification of the Company Recommendation, or (iii) the entry by the Company into any Company Acquisition Agreement. The Company shall not be required to hold the Company Stockholders' Meeting or take any of the other actions required by this Section 5.5.1 if this Agreement is terminated before that meeting is held.

          Section 5.5.2    Subject to Section 5.5.3, Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting upon the Share Issuance and, in connection therewith, Parent shall use its reasonable best efforts to (A) solicit from the holders of Parent Common Stock proxies in favor of the Share Issuance and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law or by the rules of NASDAQ to obtain such approval. Subject to any Support Agreement to which the Company is a party, at the Parent Stockholders' Meeting the Parent Principal Stockholders will vote all shares of Parent Common Stock owned by such parties in favor of the Share Issuance.

          Section 5.5.3    Parent and the Company shall cooperate in holding the Company Stockholders' Meeting and the Parent Stockholders' Meeting on as nearly the same day as possible, which date shall be as soon as practicable after date on which the Registration Statement becomes effective.

        Section 5.6    Access to Information; Confidentiality.

          Section 5.6.1    Subject to applicable Laws relating to the exchange of information and except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any party hereto is a party (which such party shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each of the Company and Parent shall, and shall cause each of their respective subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the "Representatives") to (A) provide to the other party and their Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

          Section 5.6.2    With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Reciprocal Non-Disclosure Agreement, dated as of April 13, 2007, by and between the Company and Parent, as amended by that certain letter agreement between the Company and Parent dated April 8, 2008 (the "Confidentiality Agreement").

        Section 5.7    No Solicitation of Transactions.

          Section 5.7.1    None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company's control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company Stockholder Approval, the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors ("nationally recognized financial advisors" shall include, without limitation, the financial advisors set forth in Section 3.23), that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, the Company may, in response to a Superior Proposal, or an unsolicited bona fide Acquisition Proposal that the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors, is reasonably likely to result in a Superior Proposal, and subject to the Company's compliance with Section 5.5.1 and Section 5.7.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal or Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent, (y) participate in discussions with respect to such Superior Proposal or Acquisition Proposal, and (z) to the extent reasonably required to evaluate a Superior Proposal or Acquisition Proposal that includes the issuance of securities by the person making such Superior Proposal or Acquisition Proposal enter into a customary confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement in order to obtain non-public information with respect to such person. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed (subject to the terms of any confidentiality agreement permitting retention of copies of confidential information).

          Section 5.7.2    The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it in connection with such Acquisition Proposal, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          Section 5.7.3    Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the "Company Recommendation") and the matters to be considered at the Company Stockholders' Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) of this Section 5.7.3 being referred to as a "Company Adverse Recommendation Change") or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a "Company Acquisition Agreement"), other than a confidentiality agreement permitted under Section 5.7.1 above. Notwithstanding the foregoing, nothing contained in this Section 5.7.3 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) other than in connection with an Acquisition Proposal, from withdrawing or modifying the Company Recommendation if the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and, if appropriate, nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, or (z) in the event that a Superior Proposal is made and the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, from making a Company Adverse Recommendation change no earlier than five (5) business days following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 5.5.1 and Section 7.2.3 hereof.

          Section 5.7.4    Notwithstanding anything to the contrary contained in this Agreement, so long as this Agreement remains in effect, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Company Adverse Recommendation Change and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

        Section 5.8    Appropriate Action; Consents; Filings.

          Section 5.8.1    The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (CC) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

          Section 5.8.2    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 6.1.4 or Section 6.2.4. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          Section 5.8.3    From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

        Section 5.9    Parent Board.    The Parent Board shall take all necessary action to cause the full Parent Board at the Effective Time to consist of no more than nine (9) directors and to include two (2) persons (to be mutually agreed upon by the Company and Parent prior to the Effective Time) who are currently directors of the Company, such individuals to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of Parent in 2010. In the event that either of these individuals ceases to be a director of the Company prior to the Effective Time or otherwise is unable or unwilling to serve on the Parent Board immediately following the Effective Time, the Company shall recommend a replacement member, subject to the reasonable approval of Parent.

        Section 5.10    Certain Notices.    From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        Section 5.11    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

        Section 5.12    NASDAQ Listing.    Parent shall promptly prepare and submit to NASDAQ and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ or such other applicable exchange, subject to official notice of issuance, prior to the Effective Time.

        Section 5.13    Employee Benefit Matters.

          Section 5.13.1    Parent intends to provide (or cause the Surviving Corporation to provide) to all employees of the Company or any Company Subsidiary (the "Company Employees") who continue their employment with Parent or any Parent Subsidiary following the Effective Time with base salary rates, cash bonus target opportunities and employee benefits (other than equity plan benefits) that are substantially comparable in the aggregate to that provided to similarly situated employees of Parent or any Parent Subsidiary; provided, that it will not be a violation of this

  Section 5.13.1 if Parent provides base salary rates, cash bonus target opportunities and/or employee benefits (other than equity plan benefits) that are substantially comparable in the aggregate to that provided to the Company Employees immediately prior to the Effective Time. With respect to any employee benefit plan or program maintained by Parent or any Parent Subsidiary (the "Parent Benefit Plans") in which any of the Company Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, any Parent Benefit Plan. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

          Section 5.13.2    Notwithstanding anything set forth in this Section 5.13, nothing contained herein, whether express or implied, (A) shall be treated as an amendment or other modification of any Parent Benefit Plan or any Company Benefit Plan, or (B) shall limit the right of Parent or the Company to amend, terminate or otherwise modify any Parent Benefit Plan or Company Benefit Plan following the Effective Time.

          Section 5.13.3    For a period of one (1) year following the Effective Time, Parent shall provide severance payments and benefits to Company Employees on a basis that is comparable to similarly situated employees of Parent or a Parent Subsidiary, and for purposes thereof, a Company Employee's service with the Company shall be treated as service with Parent.

          Section 5.13.4    Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.13 with respect to employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (A) in any other person, including, without limitation, any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Company or any of their affiliates.

        Section 5.14    Indemnification of Directors and Officers.

          Section 5.14.1    From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or of a Company Subsidiary (each, an "Indemnitee" and, collectively, the "Indemnitees") as provided in the Company Certificate and Company Bylaws or in any written indemnification contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement), without further action, and such obligations shall survive the Merger (prior to the Effective Time, Parent shall cause the Certificate of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall not amend, repeal or otherwise modify the provisions with respect to rights to indemnification and exculpation from liabilities of directors and officers contained in the Certificate of Incorporation and Bylaws of Merger Sub for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnitees.

          Section 5.14.2    For a period of six (6) years from the Effective Time (and for so long thereafter as any claims arising from acts or omission occurring at or prior to the Effective Time are being adjudicated), the Surviving Corporation shall provide to the Company's current and former directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $265,635; provided, further, that in the event that the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 200% of the current aggregate annual premium (but in no event shall such coverage be less than the directors' and officers' liability insurance coverage then provided by Parent to its directors and officers). The provisions of this Section 5.14 shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14, which policies provide such directors and officers with coverage no less favorable than the Company's existing policy for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.14 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

          Section 5.14.3    In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

        Section 5.15    Plan of Reorganization.    The parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts to provide the officers' certificates and to obtain the opinion referred to in Section 6.3.3 hereto.

        Section 5.16    Company Rights Agreement.    The Company covenants and agrees that it will not (A) redeem the Company Rights, (B) amend the Company Rights Agreement, other than to extend the Final Expiration Date (as such term is defined in the Company Rights Agreement); provided, however, that the Company shall not extend the Final Expiration Date to a date that is after the Outside Date, (C) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock (17.5% with respect to Computer Associates International, Inc., pursuant to the November 28, 2000 amendment to the Company Rights Agreement) without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

        Section 5.17    Delisting.    Parent shall cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Article 6.
Closing Conditions

        Section 6.1    Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          Section 6.1.1    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

          Section 6.1.2    Stockholder Approval.    The Company Stockholder Approval and the Parent Stockholder Approval shall have each been obtained.

          Section 6.1.3 No Order.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

          Section 6.1.4    HSR Act.    Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated, without (A) the imposition of conditions, (B) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (C) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent.

          Section 6.1.5    NASDAQ Listing.    The shares of Parent Common Stock issuable to the Company's stockholders in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

        Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.2.1    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          Section 6.2.2    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          Section 6.2.3    Consents and Approvals.    All consents, approvals and authorizations (x) listed on Exhibit 6.2.3 and (y) any material consents, approvals and authorizations of any person other than a Governmental Entity required to be, but not, set forth in Section 3.4 or Section 3.5 or the related sections of the Company Disclosure Schedule, shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (C) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent.

          Section 6.2.4    Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and still be occurring any Company Material Adverse Effect nor shall any event or development have occurred and still be occurring that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 6.2.5    Court Proceedings.    No action, claim or investigation shall be pending (other than an action or claim brought by any stockholder of the Company relating to this Agreement or the Merger), or threatened by any Governmental Entity, having a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

        Section 6.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.3.1    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

          Section 6.3.2    Agreements and Covenants.    Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

          Section 6.3.3    Tax Opinion.    The Company shall have received the opinion of Milbank, Tweed, Hadley & McCloy LLP, in form and substance reasonably satisfactory to the Company, dated the date of the Effective Time, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, to the effect that for federal income tax purposes (A) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and

  (B) the holders of shares of Company Common Stock will recognize no gain or loss on the exchange of those shares of Company Common Stock for shares of Parent Common Stock, except to the extent those holders realize gain in respect of the receipt of cash in lieu of fractional shares, and the holders of Company Warrants will recognize no gain or loss on the conversion of those Company Warrants into Converted Warrants. In rendering such opinion, Milbank, Tweed, Hadley & McCloy LLP may rely upon reasonably requested representation letters of Parent and the Company substantially in the form attached hereto as Exhibits 6.3.3(a) and 6.3.3(b), respectively.

          Section 6.3.4    Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and still be occurring any Parent Material Adverse Effect nor shall any event or development have occurred and still be occurring that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 6.3.5    Support Agreements.    The Support Agreements shall have been executed and delivered to the Company by the other parties thereto.

        Section 6.4    Frustration of Closing Conditions.    Neither the Company, on the one hand, nor Parent or Merger Sub, on the other, may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's willful failure to use reasonable best efforts to consummate the Merger, to the extent required by and subject to Section 5.8 and the other applicable provisions of Article 5.

Article 7.
Termination, Amendment and Waiver

        Section 7.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

          Section 7.1.1    By mutual written consent of Parent and the Company by action of their respective Boards of Directors;

          Section 7.1.2    By either the Company or Parent if the Merger shall not have been consummated prior to November 7, 2008 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          Section 7.1.3    By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

          Section 7.1.4    By either the Company or Parent (A) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that (i) if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, the Company shall not have a right to terminate this Agreement under this Section 7.1.4(A), and (ii) if failure to obtain the Company Stockholder Approval shall be caused solely by Parent's breach of Section 5.5.1, Parent shall have no right to terminate this agreement under this Section 7.1.4(A), or (B) if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that if failure to obtain the Parent Stockholder Approval shall be caused by or related to a Parent Principal Stockholder's breach of their obligations under a Support Agreement, Parent shall have no right to terminate this Agreement under this Section 7.1.4(B).

          Section 7.1.5    By Parent if (A) a Company Adverse Recommendation Change shall have occurred; (B) the Company Board shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; or (C) for any reason the Company fails to call or hold the Company Stockholders' Meeting by the Outside Date;

          Section 7.1.6    By the Company, if the Company Board determines prior to the holding of the Company Stockholders' Meeting to accept a Superior Proposal, but only after the Company fulfills its obligations under Section 7.2.5 hereof upon such termination (provided that the Company's right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

          Section 7.1.7    By Parent, if since the date of this Agreement, there shall have been any Effect (as defined herein) or series of related Effects that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 20 days after written notice thereof from Parent, or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect shall have become untrue or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof from Parent, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

          Section 7.1.8    By the Company, if since the date of this Agreement, there shall have been any Effect or series of related Effects that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not cured within 20 days after written notice thereof from the Company, or if (A)(1) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (2) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Parent Material Adverse Effect shall have become untrue or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof from the Company and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; or

          Section 7.1.9    By the Company if for any reason Parent fails to call or hold the Parent Stockholders' Meeting by the Outside Date or shall fail by the Outside Date to obtain approval of the Share Issuance at such meeting or any adjournment thereof.

        Section 7.2    Effect of Termination.

          Section 7.2.1    Limitation on Liability.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

          Section 7.2.2    Parent Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4(A) or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $300,000.

          Section 7.2.3    Company Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4(B), Section 7.1.8 or Section 7.1.9, then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $300,000.

          Section 7.2.4    Payment of Expenses.    Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two (2) business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.

          Section 7.2.5    Termination Fee.    In the event that this Agreement is terminated pursuant to (A) Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) business days thereafter, in the case of a termination by Parent, a termination fee of $3,270,465, and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4(A), and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders' Meeting, and within 12 months following the termination of this Agreement (1) an acquisition of the Company is consummated or (2) the Company enters into an agreement providing for an acquisition of the Company, then the Company shall pay Parent a termination fee of $3,270,465 no later than two (2) business days after the earlier of the (A) consummation of such acquisition of the Company or (B) entering into such agreement providing for acquisition of the Company. Notwithstanding anything herein to the contrary, in the event that (i) this Agreement has been terminated by Parent pursuant to Section 7.1.4(A) and (ii) the Company has made a payment to Parent pursuant to Section 7.2.2, the amount payable by the Company to Parent under this Section 7.2.5 shall be reduced by any such amount paid by the Company to Parent pursuant to Section 7.2.2.

          Section 7.2.6    All Payments.    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Each of Parent and the Company acknowledges that the payment covenants provided for in this Section 7.2 are an integral part of this Agreement and constitute liquidated damages and not a penalty, and that, without these covenants, neither party would have entered into this Agreement. In the event that either party is required to pay amounts pursuant to this Section 7.2, such payments shall be the recipient's exclusive remedy for termination and/or breach of this Agreement.

        Section 7.3    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time;

provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 7.4    Waiver.    At any time prior to the Effective Time, either Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.5    Fees and Expenses.    Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated.

Article 8.
General Provisions

        Section 8.1    Non-Survival of Representations, Warranties and Certain Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, or any covenant or agreement of the parties hereto that by its terms contemplates performance exclusively prior to the Effective Time, shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance in whole or in part after the Effective Time.

        Section 8.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

        If to Parent or Merger Sub, addressed to it at:

    DG FastChannel, Inc.
    750 W. John Carpenter Freeway, Suite 700
    Irving, Texas 75039
    Attention: Chief Financial Officer
    Telephone No.: (972) 581-2000
    Facsimile No.: (972) 581-2100

    with a copy to:

    Latham & Watkins LLP
    555 Eleventh Street NW, Suite 1000
    Washington, DC 20004
    Attention: Eric L. Bernthal
                      Joel H. Trotter
    Telephone No.: (202) 637-2200
    Facsimile No.: (202) 637-2201

        If to the Company, addressed to it at:

    Enliven Marketing Technologies Corporation
    205 West 39th Street, 16th Floor
    New York, NY 10018
    Attention: General Counsel
    Telephone No.: (212) 201-0800
    Facsimile No.: (212) 201-0801

    with a copy to:

    Milbank, Tweed, Hadley & McCloy LLP
    1 Chase Manhattan Plaza
    New York, NY 10005
    Attention: Robert S. Reder
                      Alexander M. Kaye
    Telephone No.: (212) 530-5000
    Facsimile No.: (212) 530-5219

        Section 8.3    Certain Definitions.    For purposes of this Agreement, the term:

        "Acquisition Proposal" means any offer or proposal from any person (other than Parent and its affiliates) concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) direct or indirect sale or other disposition by merger, consolidation, business combination, share exchange or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than, in each case, the Merger).

        "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Blue Sky Laws" means state securities or "blue sky" laws.

        "business day" means any day other than a day on which the SEC shall be closed.

        "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") or series of related Effects that (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole with its Subsidiaries or (ii) would materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any Effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which the Company operates (which changes do not disproportionately affect the Company), (D) any Effect resulting from acts of terrorism or war (which acts do not disproportionately affect the Company), (E) any Effect resulting from a change in the Company's stock price or the trading volume in such stock, provided, however, that this clause (E) shall not exclude any underlying Material Adverse Effect which may have caused such change in stock price or trading volume, (F) any Effect resulting from a failure to meet securities analysts' published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that this clause (F) shall not exclude the Company's revenues or earnings themselves or any Effect which may have affected the Company's revenues or earnings, and (G) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger.

        "contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

        "Effect" has the meaning set forth in the definition of "Company Material Adverse Effect."

        "Environmental Laws" means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order, and any enforceable judicial or administrative interpretation thereof, relating to the pollution, the protection of human health or the environment, natural resources or exposure to hazardous materials, substances or wastes.

        "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA Affiliate" shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered, at the relevant time, under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of the Registration Statement and the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Entity" means any government, court, judicial, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

        "group" is defined as in the Exchange Act, except where the context otherwise requires.

        "Hazardous Materials" means any materials, substances or wastes that are defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, without limitation, petroleum or petroleum byproducts, asbestos-containing materials and polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Intellectual Property Rights" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

        "IRS" means the United States Internal Revenue Service.

        "knowledge" will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be.

        "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

        "NASDAQ" means the NASDAQ Global Market.

        "Other Filings" means all filings made by or required to be made by, the Company or Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

        "Parent Material Adverse Effect" means any Effect or series of related Effects that (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent taken as a whole with its Subsidiaries or (ii) would materially impede the ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any

Effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which Parent operates (which changes do not disproportionately affect Parent), (D) any Effect resulting from acts of terrorism or war (which acts do not disproportionately affect Parent), (E) any Effect resulting from a change in the Parent's stock price or the trading volume in such stock, provided, however, that this clause (E) shall not exclude any underlying Material Adverse Effect which may have caused such change in stock price or trading volume, (F) any Effect resulting from a failure to meet securities analysts' published revenue or earnings predictions for Parent for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that this clause (F) shall not exclude Parent's revenues or earnings themselves or any Effect which may have affected Parent's revenues or earnings, and (G) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger.

        "Parent Principal Stockholders" means Scott K. Ginsburg and Moon Doggie Family Partnership, L.P.

        "Permitted Lien" means (a) liens for Taxes, assessments and governmental or other similar charges that are not yet due or delinquent or that the taxpayer is contesting in good faith through appropriate proceedings, and for which adequate reserves have been set aside in accordance with GAAP, (b) mechanics', materialmen's and similar statutory liens arising or incurred in the ordinary course of business for amounts not overdue, and (c) liens that do not materially impair the value of the property subject to such lien or the use of such property in the conduct of the business of the Company or the Company Subsidiaries.

        "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity (including a Governmental Entity) or group (as defined in Section 13(d) of the Exchange Act).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, after consultation with nationally recognized financial advisors, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company's stockholders, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal, than the transactions contemplated by this Agreement.

        "Support Agreements" means those certain voting and support agreements entered into by the Parent Principal Stockholders and the Company, in each case on or prior to the date hereof, pursuant to which each of the Parent Principal Stockholders has agreed to vote all shares of Parent Common Stock owned directly or beneficially by such Parent Principal Stockholder in favor of the Share Issuance at the Parent Stockholders' Meeting and at any adjournment thereof or pursuant to action by written consent, at or by which such action is submitted for the consideration and vote of the stockholders of Parent.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

        "Tax Returns" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        Section 8.4    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Assumed Company Option"	Section 2.4.1
"Certificate of Merger"	Section 1.2
"Certificates"	Section 2.2.2
"Code"	Recitals
"Company"	Preamble
"Company Acquisition Agreement"	Section 5.7.3
"Company Adverse Recommendation Change"	Section 5.7.3
"Company Benefit Plan"	Section 3.13.1
"Company Board"	Section 3.3.2
"Company Bylaws"	Section 3.1.1
"Company Certificate"	Section 3.1.1
"Company Common Stock"	Section 2.1.1
"Company Disclosure Schedule"	Article 3
"Company Employees"	Section 5.13.1
"Company Financial Advisor"	Section 3.23
"Company Financial Statements"	Section 3.7.1
"Company Material Contract"	Section 3.15.1
"Company Options"	Section 2.4.1
"Company Permits"	Section 3.6.1
"Company Preferred Stock"	Section 3.2.1
"Company Recommendation"	Section 5.7.3
"Company Rights"	Section 2.1.1
"Company Rights Agreement"	Section 2.1.1
"Company SEC Documents"	Section 3.7.1
"Company Stockholder Approval"	Section 3.24
"Company Stock Option Plans"	Section 2.4.1
"Company Stockholders' Meeting"	Section 5.5.1
"Company Subsidiary"	Section 3.1
"Company Warrant"	Section 2.5
"Confidentiality Agreement"	Section 5.6.2
"Converted Warrant"	Section 2.5
"D&O Insurance"	Section 5.14.2
"DGCL"	Recitals
"Effective Time"	Section 1.2
"ESPP"	Section 4.2.2

"Excess Shares"	Section 2.2.5.1
"Exchange Agent"	Section 2.2.1
"Exchange Fund"	Section 2.2.1
"Exchange Ratio"	Section 2.1.1
"Indemnitee"	Section 5.14.1
"Insurance Policies"	Section 3.20
"Leased Real Property"	Section 3.22.1
"Material Intellectual Property"	Section 3.18.2
"Merger"	Recitals
"Merger Sub"	Preamble
"Multiemployer Plan"	Section 3.13.6
"Outside Date"	Section 7.1.2
"Parent"	Preamble
"Parent Benefit Plan"	Section 4.13.1
"Parent Board"	Section 4.3.1
"Parent Bylaws"	Section 4.1.1
"Parent Certificate"	Section 4.1.1
"Parent Common Stock"	Section 2.1.1
"Parent Disclosure Schedule"	Article 4
"Parent Financial Advisor"	Section 4.24
"Parent Financial Statements"	Section 4.7.1
"Parent Insurance Policies"	Section 4.20
"Parent Leased Real Property"	Section 4.22.1
"Parent Material Contracts"	Section 4.15.1
"Parent Options"	Section 4.2.2
"Parent Permits"	Section 4.6.1
"Parent Preferred Stock"	Section 4.2.1
"Parent SEC Documents"	Section 4.7.1
"Parent Stockholder Approval"	Section 4.3.3
"Parent Stockholders' Meeting"	Section 5.5.2
"Parent Stock Option Plans"	Section 4.2.2
"Parent Subsidiary"	Section 4.1
"Parent Warrants"	Section 4.2.2
"Proxy Statement"	Section 5.4.1
"Registration Statement"	Section 5.4.1
"Representatives"	Section 5.6.1
"Sarbanes-Oxley Act"	Section 3.7.1
"Section 16"	Section 5.13.1
"Share Issuance"	Section 4.3.1
"Surviving Corporation"	Section 1.1

        Section 8.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.7    Entire Agreement.    This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        Section 8.8    Assignment.    No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

        Section 8.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.14, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 8.10    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

  Section 8.11    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          Section 8.11.1    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

          Section 8.11.2    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and in the case of appeals, and applicable appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any such court, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 8.11.3    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND

  ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

        Section 8.12    Disclosure.    Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

        Section 8.13    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 8.14    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DG FASTCHANNEL, INC.
By:	/s/ SCOTT K. GINSBURG
Name:	Scott K. Ginsburg
Title:	Chief Executive Officer

DG ACQUISITION CORP. VI.
By:	/s/ SCOTT K. GINSBURG
Name:	Scott K. Ginsburg
Title:	President

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
By:	/s/ PATRICK VOGT
Name:	Patrick Vogt
Title:	Chief Executive Officer

Appendix B

BMO Capital Markets Corp. 111 West Monroe Street 20th Floor East Chicago, IL 60603

May 7, 2008

CONFIDENTIAL

Board of Directors
DG FastChannel, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039

Members of the Board of Directors:

        You have requested that BMO Capital Markets Corp. ("BMOCM" or "we") render an opinion, as investment bankers, as to the fairness, from a financial point of view, to DG FastChannel, Inc., a Delaware corporation (the "Company"), of the Exchange Ratio (as defined below) to be offered by the Company pursuant to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among the Company, a wholly-owned subsidiary of the Company ("Merger Subsidiary"), and Enliven Marketing Technologies Corporation, a Delaware corporation (the "Target Company"). For purposes of this opinion, we have reviewed a draft of the Merger Agreement provided to us by the Company on May 6, 2008 and have assumed that the final form of this agreement will not differ in any material respect from the draft Merger Agreement provided to us.

        The Merger Agreement provides, among other things, that Merger Subsidiary shall be merged with and into the Target Company (the "Merger"), and that the Target Company shall survive the Merger as a wholly-owned subsidiary of the Company. Upon the effectiveness of the Merger, each outstanding share of common stock, par value $0.001 per share, including the associated preferred share rights, of the Target Company (other than shares held by the Company or its affiliates ("Buyer Shares")), will be converted into 0.0510 of a share of common stock, par value $0.001 per share, of the Company (the "Exchange Ratio"). Our opinion does not address the fairness of the consideration to be paid to the Company or its affiliates in respect of any Buyer Shares or warrants to acquire Buyer Shares. We have assumed that all of the conditions to the Merger will be satisfied and that the Merger and related transactions will be consummated on the terms reflected in the Merger Agreement, without waiver or amendment thereof.

        In arriving at our opinion set forth below, we have, among other things:

        (1)    reviewed the draft Merger Agreement;

        (2)    reviewed the Company's Form 10-K and related financial information included therein for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, in addition to selected unaudited financial information for the quarter ending March 31, 2008;

        (3)    reviewed the Target Company's Form 10-K and related financial information included therein for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, in addition to selected unaudited financial information for the quarter ending March 31, 2008;

        (4)    reviewed certain financial and operating information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Target Company, including estimated synergies, furnished to us by the Company and the Target Company;

        (5)    conducted discussions with members of senior management of the Company and the Target Company concerning their respective operations, financial condition and prospects;

        (6)    compared the financial performance of the Company and the Target Company with that of certain companies that we deemed to be reasonably similar to the Company and the Target Company, respectively;

        (7)    compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

        (8)    performed discounted cash flow analyses for the Company and the Target Company; and

        (9)    reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Target Company or their representatives or advisors or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Target Company or the Company, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Target Company or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections, including estimated synergies, for the Target Company and the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of senior management of the Company of the expected future competitive, operating and regulatory environments and related financial performance of the Company and the Target Company. We express no opinion with respect to such projections, including estimated synergies, or the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company or the Target Company.

        Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

        Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger. Our opinion relates solely to the fairness, from a financial point of view, to the Company of the Exchange Ratio. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. We have relied solely on the Company's legal, tax and accounting advisors for such matters. BMOCM has been engaged solely to render an opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio, for which we will receive a fee for our services, which fee is not contingent upon successful consummation of the Merger. BMOCM has not acted as financial advisor to the Company, the Target Company, or any other party with respect to the Merger other than in

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rendering such opinion. Accordingly, we have not been involved in any aspect of the proposed transaction, including, without limitation, the negotiation of the Merger Agreement, alternatives thereto or any of the other terms of the proposed transaction.

        In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We may have in the past provided certain investment banking services to the Company, the Target Company or their respective affiliates, and certain of our affiliates may have provided corporate banking services to the Company, the Target Company or their respective affiliates from time to time, and we or our affiliates may provide investment and corporate banking services to the Company, the Target Company and their respective affiliates in the future for which we or they may have received or will receive customary fees. In particular, BMOCM has been and is a lender to the Company and an affiliate of BMOCM acts as administrative agent under the Company's $145 million credit agreement. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or its affiliates for its own account and for the accounts of customers.

        Our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of the Company in evaluating the fairness, from a financial point of view, to the Company of the Exchange Ratio. Our opinion may not be relied upon by any other person (including, without limitation, any securityholder or creditor of the Company or the Target Company) or used for any other purpose. Our opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

BMO Capital Markets Corp.

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Appendix C

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

May 7, 2008

Board of Directors
Enliven Marketing Technologies Corp.
205 West 39th Street, 16th Floor
New York, New York 10018

Gentlemen:

        We understand that DG FastChannel Inc. ("Parent"), Enliven Marketing Technologies Corp. (the "Company") and a wholly-owned subsidiary of Parent ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the "Merger"). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

        Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), other than shares owned by the Company or by any wholly-owned subsidiary of the Company as treasury stock and shares owned by Parent, Merger Sub or any wholly owned subsidiary of Parent or Merger Sub, will be converted into the right to receive shares of common stock, par value $0.001 per share, of the Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below). The Exchange Ratio shall equal 0.0510 shares of Parent Common Stock for each share of Company Common Stock.

        You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) of the Exchange Ratio pursuant to the Merger Agreement.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated May 7, 2008; (ii) reviewed certain publicly available information concerning Parent and the Company and certain other relevant financial and operating data of Parent and the Company furnished to us by Parent and the Company; (iii) reviewed the historical

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stock prices and trading volumes of the Company Common Stock and the Parent Common Stock; (iv) held discussions with members of management of Parent and the Company concerning the current operations of and future business prospects for Parent and the Company and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain financial forecasts with respect to Parent and the Company prepared by the respective managements of Parent and the Company and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to Parent and the Company; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Parent and the Company; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated May 7, 2008, without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Merger. With respect to the financial forecasts for Parent, the Company and the combined company provided to us by the management of Parent and the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Parent and the Company and the combined companies, and we have relied, without independent verification, upon the estimates of such management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to the research analyst projections for Parent and the Company, we have assumed, with your consent and based upon discussions with management of Parent and the Company, that such projections represent reasonable estimates as to the future financial performance of Parent and the Company. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

        We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parent or the Company nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) of the Exchange Ratio pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or

C-2

any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

        We are not expressing any opinion as to the value of Parent Common Stock when issued pursuant to the Merger or the prices at which Company Common Stock or Parent Common Stock will actually trade at any time.

        We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company and Parent for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

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Appendix D

STOCKHOLDER VOTING AGREEMENT

        This STOCKHOLDER VOTING AGREEMENT (this "Agreement") is entered into as of May 7, 2008, by and among Enliven Marketing Technologies Corporation, a Delaware corporation (the "Company"), and the stockholders of DG FastChannel, Inc., a Delaware corporation ("Parent"), identified on Schedule A attached hereto (each a "Stockholder" and collectively, the "Stockholders").

        WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.001 per share ("Common Stock") of Parent as are set forth adjacent to such Stockholder's name on Schedule A attached hereto (the "Owned Shares"), as such shares may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Parent affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by a Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares");

        WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation;

        WHEREAS, the Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (or such later time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Merger) (such time being the "Effective Time"); and

        WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Capitalized Terms.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

        Section 2.1    Agreement to Vote the Subject Shares.    Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of Parent, however called, and in any written action by consent of the holders of any class or classes of the capital stock of Parent, such Stockholder shall vote or cause to be voted, the Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger

Agreement or of such Stockholder contained in this Agreement, and (z) against the following actions or proposals (other than the Merger, the Share Issuance and the transaction contemplated by the Merger Agreement): (i) any change in the persons who constitute the board of directors of Parent that has not been previously approved by at least a majority of the persons who were directors of Parent as of the date of this Agreement (or their successors who were so approved); (ii) any change in the present capitalization of Parent or any amendment of Parent's certificate of incorporation or bylaws; (iii) any other material change in the Parent's corporate structure; or (iv) any other action or proposal involving Parent or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

        Section 2.2    Fiduciary Responsibilities.    Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of the Stockholder, in his or her capacity as a director of Parent, from taking any action solely in his or her capacity as a director of Parent, and no action taken by the Stockholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

        Section 2.3    Non-Contravention.    Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, (ii) grant any proxy, power of attorney, or other authorization in or with respect to the Subject Shares, or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Each Stockholder hereby represents and warrants to the Company as follows:

        Section 3.1    Authority.    Such Stockholder has all legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

        Section 3.2    Ownership of Shares.    As of the date hereof, such Stockholder is the lawful owner of the Owned Shares and has the sole power to vote (or cause to be voted) and dispose of such shares of Common Stock. The Subject Shares are not subject to any voting trust agreement or other contracts, agreement, arrangement, commitment or understanding to which such Stockholder is party restricting or otherwise relating to the voting, dividend rights or disposition of the Subject Shares. Each Stockholder has good and valid title to the Owned Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, except as could not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement.

        Section 3.3    No Conflicts.    (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (B) violate any applicable legal requirement.

ARTICLE IV
TERMINATION

        Section 4.1    Termination.    This Agreement shall terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of any of the following: (i) the mutual consent of the Company and the Stockholders to terminate this Agreement, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms, (iv) the occurrence of a Company Adverse Recommendation Change, (v) any withdrawal or modification of the Company Recommendation and (vi) the entry by the Company into any Company Acquisition Agreement.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Further Actions.    Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

        Section 5.2    Fees and Expenses.    Except as otherwise provided in the Merger Agreement, each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and the Merger Agreement, regardless of whether the Merger is consummated.

        Section 5.3    Amendments, Waivers, etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        Section 5.4    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.5    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be made, and shall be deemed to have been duly given, pursuant to and in accordance with Section 8.2 of the Merger Agreement, with any notices or other communications to any Stockholder to be addressed to such Stockholder as set forth on Schedule A hereto.

        Section 5.6    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 5.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 5.8    Entire Agreement.    This Agreement (together with the Merger Agreement, to the extent referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        Section 5.9    Assignment.    No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

        Section 5.10    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law, or otherwise.

        Section 5.11    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 5.12    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 5.13    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

        Section 5.14    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

        IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
By:	/s/ PATRICK VOGT
Name: Patrick Vogt Title: Chief Executive Officer
STOCKHOLDERS
MOON DOGGIE FAMILY PARTNERSHIP, L.P.
By:	/s/ SCOTT K. GINSBURG
Name: Scott K. Ginsburg Title: General Partner
/s/ SCOTT K. GINSBURG
Scott K. Ginsburg

Schedule A

Stockholder	Total Number of Shares of Owned Shares	Options and Warrants to Purchase Common Stock	Address
Moon Doggie Family Partnership, L.P.	292,013	300,852	750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039
Scott K. Ginsburg	2,303,531	442,635	750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039